                          CHEMOKINE THERAPEUTICS CORP.

               MAXIMUM OFFERING: 16,000,000 SHARES OF COMMON STOCK MINIMUM OFFERING: 14,000,000 SHARES OF COMMON STOCK
                               CDN$1.00 PER SHARE



Our Offering


                      PRICE TO         AGENTS'          NET PROCEEDS
                       PUBLIC        COMMISSION             TO US
                   -------------   ----------------   ----------------

Per Common Share       CDN$1.00         CDN$0.075          CDN$0.925

Minimum Offering   CDN$14,000,000    CDN$1,050,000     CDN$12,950,000

Maximum Offering   CDN$16,000,000    CDN$1,200,000     CDN$14,800,000


(1) In addition we will issue (i) to Canaccord Capital Corporation 100,000 common shares and (ii) to the Agents' warrants to purchase that number of common shares equal to 8% of the number of common shares sold in the offering, exercisable at CDN$1.00 share.


We have agreed to increase the number of our common shares to be issued in a "greenshoe option" by up to 15% of the common shares sold under the offering shares if we find sufficient demand for our shares. We are also registering 5,089,201 common shares for sale by our shareholders, including Canaccord Capital Corporation, one of our agents. The selling shareholders may from time to time offer and sell all or a portion of their shares. We will not receive any of the proceeds from the shares sold by the selling shareholders.

This is our initial public offering, and no public market exists for our shares. The offering price may not reflect the market price of our shares after the offering.

The Toronto Stock Exchange has conditionally approved the listing of our common stock. We will be listed if we meet the listing requirements after we complete our offering. Our shares will not be listed on any national securities exchange or the Nasdaq Stock Market in the United States.

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "RISK FACTORS" BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.



We are offering our shares in each Canadian Province and in such other jurisdictions outside of Canada and the United States where they may lawfully be sold. Our agents, will conduct the offering on a commercially reasonable efforts basis. This means that the agents will take all commercially reasonable steps to sell the shares to investors, but that the agents are not obligated to buy any shares from us. The completion of our offering is subject to the sale of a minimum of 14,000,000 common shares. The offering will last up to 90 days from the date of the final prospectus receipt. We will not place any of the funds from the offering in an escrow, trust or similar account.

               The date of this prospectus is December 16, 2004.

                                TABLE OF CONTENTS

SUMMARY OF OUR OFFERING....................................................    2
     Our Business..........................................................    2
          Overview.........................................................    2
          The Science of Chemokines........................................    2
          Mission, Objective and Strategy..................................    2
          Drug Discovery Efforts...........................................    3
          Lead Drug Candidates.............................................    3
          Clinical Trials and the Drug Approval Regulatory Process.........    4
          Market Opportunity...............................................    5
          Additional Information...........................................    5
     Overview of the Offering..............................................    5
     Selected Financial Data...............................................    7
     Risk Factors..........................................................    7
          Risks Related to Our Industry....................................    7
          Risks Related to Our History or to Our Business..................   10
          Risks Related to this Offering...................................   13

USE OF PROCEEDS............................................................   16
     Net Proceeds and Available Funds......................................   16
     Use of Funds..........................................................   17

DETERMINATION OF OFFERING PRICE............................................   17

MARKET FOR OUR COMMON SHARES AND RELATED SHAREHOLDERS MATTERS..............   18
     Market for Our Common Shares..........................................   18
     Shares Subject to Future Issuance.....................................   18
     Holders...............................................................   19
     Dividends.............................................................   19

DILUTION...................................................................   19

SELLING SHAREHOLDERS.......................................................   20

PLAN OF DISTRIBUTION.......................................................   22
     Section 15(g) of the Exchange Act.....................................   24


BUSINESS OF CHEMOKINE THERAPEUTICS CORP. ..................................   25
     Overview..............................................................   25
     Our Offices and Research Facilities...................................   25
     A Note on Clinical Trials.............................................   26
     Our Relationship with Pharmaceutical Product Development, Inc. .......   27
     Our Relationship with Procter & Gamble Pharmaceuticals, Inc. .........   27
     Our Relationship with the University of British Columbia..............   28
     Our Business..........................................................   28
     Drug Discovery Capabilities...........................................   28
     Our Strategy..........................................................   29
          The Chemokine System.............................................   29
     Our Pharmaceutical Drug Candidates....................................   30
          CTCE-9908 (Anti-Metastasis)......................................   30
          CTCE-0214 (Hematological Support)................................   33
          Other Drug Candidates............................................   36
          Various Products Stage of Development............................   36
     Intellectual Property.................................................   37
     Manufacturing, Marketing and Distribution.............................   38
     The Pharmaceutical Market.............................................   38
     Government Regulations................................................   39
     Employees.............................................................   40
     Property..............................................................   40

     Legal Proceedings.......................................................................  40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS...........  40
     Overview................................................................................  40
          Limited Operating History: Need for Additional Capital.............................  43
          Research and Development...........................................................  41
          Strategic Relationship and Partnering Strategy.....................................  41
          General and Administrative.........................................................  42
          Capital Expenditures...............................................................  45
          Foreign Exchange...................................................................  42
     Critical Accounting Policy..............................................................  43
          Stock-Based Compensation...........................................................  43
     Results of Operations...................................................................  43
          Nine Months Ended September 30, 2004 and 2003........................................43
          Twelve Months Ended December 31, 2003 and 2002.....................................  44
          Twelve Months Ended December 31, 2002 and 2001.....................................  45
     Liquidity and Capital Resources.........................................................  45
          Long Term Obligations..............................................................  47
     Off-balance Sheet Arrangements..........................................................  50

MANAGEMENT...................................................................................  47
     Officers and Directors..................................................................  47
     Management Background...................................................................  48
          Medical & Scientific Advisory Board................................................  50
     Keyman Insurance........................................................................  52
     Penalties, Sanctions and Bankruptcy.....................................................  56
          Bankruptcies.......................................................................  56
          Penalties or Sanctions.............................................................  57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................  53
     Directors and Officers..................................................................  53
     Principal Shareholders..................................................................  58
     Future Sales of Shares..................................................................  54

EXECUTIVE COMPENSATION.......................................................................  56
     Summary Compensation table..............................................................  56
     Long-Term Incentive Plan Awards.........................................................  57
     Options.................................................................................  57
     Employment Contracts and Termination of Employment and Change-in-Control Arrangement....  57
          Employment Agreement with Dr. Hassan Salari........................................  57
          Employment Agreement with David Karp...............................................  58
     Compensation Paid to Directors and Scientific Advisory Board Members....................  58
          Stock Options......................................................................  58

DESCRIPTION OF SECURITIES....................................................................  60
     Common Shares...........................................................................  60
     Preferred Shares........................................................................  60
     Warrants................................................................................  61
     Options.................................................................................  61
          2004 Stock Option Plan.............................................................  62
          Outstanding Options................................................................  63

ESCROWED SECURITIES..........................................................................  63
     National Escrow Policy..................................................................  63

INTEREST OF NAMED EXPERTS AND COUNSEL........................................................  65

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................................  65
     Indebtedness of Directors...............................................................  65

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..........  66

EXPERTS......................................................................................  66

                                     - ii -

LEGAL MATTERS................................................................................  66

REGISTRAR AND TRANSFER AGENT.................................................................  66

SIGNATURES................................................................................... II-8

                             SUMMARY OF OUR OFFERING

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.

OUR BUSINESS

OVERVIEW

Chemokine Therapeutics Corp. was founded on July 15, 1998. We are incorporated under the laws of the State of Delaware. We have a wholly owned subsidiary in British Columbia, Chemokine Therapeutics (B.C.) Corp., incorporated under the laws of the province of British Columbia, which employs all of our executive management.

We are an early stage biotechnology company developing drugs in the field of chemokines and cytokines. Cytokines are proteins that regulate a large number of physiological functions, including blood cell supply and tissue development. Some well known cytokines produced by other companies that are approved therapeutics for blood cell formation and are currently on the market are Neupogen(R) and Epogen(R).

THE SCIENCE OF CHEMOKINES

Chemokines are a recently discovered family of small, soluble proteins, structurally-related to cytokines. They assume a range of important functions in the human body, mainly in relation to the immune system. Among other functions, chemokines are responsible for blood cell formation through stem cell growth and differentiation. A stem cell is an undifferentiated cell that differentiates into other types of cells such as blood cells. In addition, chemokines participate in white blood cell mobilization and in the initiation of immune responses. They are produced and released by a wide variety of cell types.

In addition to their natural functions, chemokines play an important role in a variety of prominent and critical diseases, including:

      - cancer, both at the level of blood vessel generation and the spreading of cancer known as metastasis

      -     viral infections such as HIV

      -     autoimmune diseases.

Therefore, by inhibiting their action through the use of chemokine antagonists it might be possible to reduce the severity of those diseases. A chemokine antagonist is a compound that inhibits the action of a particular chemokine.

In contrast, some chemokines play important roles in the body to maintain normal functioning of various organs and cellular processes. In some situations, it may therefore be beneficial to keep chemokine biological action high through the use of chemokine agonists. A chemokine agonist is a compound that acts analogously to chemokines.

MISSION, OBJECTIVE AND STRATEGY

Our mission is to become a leading biotechnology company in the discovery and development of chemokine and cytokine based drugs for the treatment of human diseases. Our objective is to discover drug candidates that target chemokine receptors on particular cell types and develop them through Phase II clinical trials.

If our Phase II clinical trials with individual drugs candidates are satisfactory, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop the drug candidates through Phase III and Phase IV clinical trials. In some circumstances, if we find it advantageous, we may license particular drug candidates to other partners at earlier stages of development. We may also choose to license the marketing of certain products to companies with existing infrastructure for the marketing of pharmaceutical drugs.

DRUG DISCOVERY EFFORTS

We have a team of chemists and biologists headed by our Chief Executive Officer, Dr. Hassan Salari, that has developed our approach to discover chemokine and cytokine based drug candidates. Even though they occur naturally in the body, the majority of chemokines and cytokines in their natural state are not suitable for use as therapeutic drugs due to their instability and potential side effects such as allergic reactions, fever and bone pain.

In our approach, we generate small versions or analogs of natural chemokines or cytokines that function like chemokines, known as agonists, or inhibit their function, known as antagonists. While these analogs work in a similar manner as natural chemokines or cytokines, we believe they do not possess their side effects and therefore could be used as therapeutic drugs to either enhance or inhibit the action of natural chemokines.

We have designed several hundred of these analogs and have tested them in our laboratories. We have selected four of these compounds as drug candidates. We have selected two of the drug candidates as our lead product candidates, CTCE-9908 and CTCE-0214. We hope to develop our two lead product candidates for use in the prevention of the metastasis of cancer, CTCE-9908, and for hematological support such as stem cell mobilization, CTCE-0214. With our other two product candidates, we have demonstrated their potential as drug candidates. We will continue to test CTCE-0324 for peripheral vascular disease and CTCE-189 for multiple sclerosis in animal models.

                                               RESEARCH/   PHASE  PHASE  PHASE
   PRODUCT              INDICATION            PRECLINICAL    I     II     III   MARKET
------------   ----------------------------   -----------  -----  -----  -----  ------
1. CTCE-9908   Anti-metastasis of NSCLC and
               potentially other cancer
               types

2. CTCE-0214   Hematological support; Stem
               cell, neutrophil and
               platelet mobilization

3. CTCE-0324   Peripheral Vascular Disease

4. CTCE-189    Multiple Sclerosis

We have several additional compounds which require further testing and optimization, targeting hematological conditions, cardiovascular and inflammatory diseases.

LEAD DRUG CANDIDATES

Our first lead drug candidate, CTCE-9908, is an antagonist of chemokine stromal cell derived factor-1 known as SDF-1. SDF-1 is the only known naturally occurring chemokine which binds to the CXCR4 receptor present on cancer cells. This binding process is believed to be the process that causes cancer cells to metastasize to other locations in the body from the primary cancer tumour. We believe CTCE-

9908 interferes with the metastatic process of certain types of cancers. We recently completed a Phase I clinical trial in the United Kingdom. This single-dose escalation trial enabled us to assess safety in healthy volunteers. We expect to initiate a Phase II clinical trial of CTCE-9908 during the second half of 2005. This multi-dose escalation trial in non-small cell lung cancer patients will allow us to assess safety with multiple doses and preliminary efficacy.

Our second lead drug candidate, CTCE-0214, is an agonist of chemokine SDF-1. We believe CTCE-0214 will contribute to a rapid increase in the number of stem cells in the blood for transplantation purposes. It may, in addition, increase the number of mature white blood cells and platelets for patients with chemotherapy induced deficiencies of these cell types. White blood cells are important for fighting infection, while platelets are essential for blood clotting.

In June 2004, the Food and Drug Administration in the United States accepted our Investigational New Drug application for CTCE-0214. We initiated Phase I clinical trials using CTCE-0214 in the United States in the fourth quarter of 2004.

CLINICAL TRIALS AND THE DRUG APPROVAL REGULATORY PROCESS

An Investigational New Drug application, or IND, is a request for authorization from the Food and Drug Administration to administer an investigational drug or biological product into humans. Such authorization must be secured prior to commencement of Phase I clinical trials.

Phase I clinical trials are usually the first study of a drug in humans. These studies typically evaluate safety and the metabolism and action of the drug in a small group of healthy subjects, usually fewer than 50. Phase I clinical trials can also allow researchers to evaluate dose levels as well as route of administration.

Phase II clinical trials are designed to measure efficacy, short-term tolerability and further information related to the optimum dose in specific patient groups and for specific diseases. The studies involve a greater number of subjects than Phase I clinical trials.

Phase III clinical trials compare the results of people taking a new treatment with results of people taking standard treatment, for example, which group has better survival rates or fewer side effects. In most cases, studies move into Phase III clinical trials only after a treatment has shown an acceptable safety profile and preliminary efficacy results in Phases I and II. Phase III trials may include hundreds of people.

A Phase IV clinical trial is conducted once a drug has been approved and is being marketed. The drug is studied in a Phase IV clinical trial to evaluate side effects of the new treatment that were not apparent in the Phase III trial. Phase IV clinical trials involve testing in large groups of people, sometimes in the thousands.

Phase I, Phase II, Phase III and Phase IV generally have the same meaning in the U.S., Canada and Europe. The clinical results from one jurisdiction can be used in an application in another jurisdiction to avoid duplicating clinical trials; however, generally, each of the U.S., Canada and Europe will require at least a Phase III study to be completed in its jurisdiction prior to granting new drug approval.

We intend to seek regulatory approval for marketing of a new drug in both North America and in Europe if and when our drug candidates are successful in completing Phase III clinical trials. There can be no assurance that any of our drug candidates will demonstrate safety and efficacy during the conduct of clinical trials necessary to gain regulatory approval.

MARKET OPPORTUNITY

We believe that each of our product candidates has the potential to address large and growing markets. As a potential anti-metastasis cancer therapy, we believe that CTCE-9908 is unique and has the potential to address a large cancer market. Cancer is a major health care problem as approximately 23% of all deaths in the U.S. in 2001 were caused by cancer according to the National Cancer Institute. The National Cancer Institute estimates that there will be 1,368,030 new cases of cancer in 2004 in the United States. About one-third of patients with cancer, excluding nonmelanoma skin cancers, have metastases that are detected at the time their cancer is first diagnosed. Another third of patients have metastases that are too small to be detected by usual diagnostic tests. These micrometastases, however, will eventually grow into clinically significant metastases if the patient receives no treatment or local treatment of the primary tumour only, according to the American Cancer Society.

As a potential mobilizer of white blood cells and platelets, CTCE-0214 is a potential therapy for patients with chemotherapy induced neutropenia and thrombocytopenia. Neutropenia is a condition in which infection fighting neutrophils, a type of white blood cell, are abnormally low. World-wide sales of neutropenia treatments in 2003 were approximately US$3 billion and are projected to increase to over US$4.5 billion by 2008 according to Business Communications Company, Inc. Another potential application of CTCE-0214 is for enhancing stem cell mobilization from the bone marrow to the blood prior to blood transplantation. Blood enriched with stem cells can then be transplanted to patients that have undergone chemotherapy. In 2002, there were approximately 45,000 blood and marrow transplants world-wide according to the International Bone Marrow Transplant Registry.

ADDITIONAL INFORMATION

Our principal executive office is located at 2386 East Mall, Suite 208, University of British Columbia, Vancouver, British Columbia V6T 1Z3. The telephone number at that address is (604) 822-0301. We maintain a site on the World Wide Web at www.chemokine.net. The information on our web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is, and is only intended to be, inactive textual references.

OVERVIEW OF THE OFFERING

The following is a brief summary of this offering:

SECURITIES BEING OFFERED  We are offering a minimum of 14,000,000 common shares
BY US and a maximum of 16,000,000 common shares. In addition, we have granted to our agents, a greenshoe option to purchase up to an additional 15% of the number of common shares sold on the closing of the offering, exercisable within 60 days of the closing of the offering to cover over allotments, if any, and for market stabilization purposes.


OFFERING PRICE PER        CDN$1.00
COMMON SHARE

NET PROCEEDS TO US        A minimum of CDN$12,950,000 and a maximum of
                          CDN$14,800,000 after deducting the selling agents' commissions and before remaining expenses of the offering, estimated at CDN$160,000. In the event our agents exercise their greenshoe option in full, assuming the maximum offering, proceeds from the greenshoe option will be CDN$2,400,000 (less the agents' commissions of CDN$180,000) for net proceeds to us of CDN$2,220,000 before expenses.

SELLING SHAREHOLDERS      We are also registering for sale the following
                          securities on behalf of selling shareholders:

                                -       5,089,201 shares of common stock.

                          However, the sale of these shares will not be part of our offering through the Agents. We will not receive any of the proceeds of any sale by selling shareholders.

COMMON SHARES             There are 12,829,106 common shares issued and
OUTSTANDING               outstanding as of September 30, 2004.

COMMON SHARES             After completion of the offering there will be
OUTSTANDING AFTER THE     27,333,206 common shares issued and outstanding,
OFFERING                  assuming completion of the minimum offering, and
                          29,333,206 common shares assuming completion of the maximum offering, but assuming no exercise of any outstanding warrants or other rights. In addition, after completion of the offering, we will be obligated to issue up to 6,318,412 common shares under outstanding warrants, of which 2,862,509 common shares have been registered for resale on behalf of selling shareholders as part of this offering. We are obligated to issue, but not register, 247,100 common shares in payment of accrued management fees to Pacific Medical Corp. Pacific Medical Corp. is an affiliate of Dr. Hassan Salari, our president, and is our affiliate by virtue of owning 6,000,001 of our common shares. We are also obligated to issue, but not register, up to 2,000,000 shares of common stock upon the conversion of outstanding preferred shares.

USE OF PROCEEDS           We intend to use the net proceeds of the offering to
                          fund the costs of certain of the pre-clinical and clinical trials of our drug candidates, CTCE-9908, CTCE-0214, CTCE-0324 and CTCE-189, fund capital expenditures and laboratory and office leasehold improvements and fund research and development of new drug candidates. The net proceeds will also be used to fund our general and administrative expenses for a minimum of two years. See "Use of Proceeds," page 17.

RISK FACTORS              An investment in our securities involves a high degree
                          of risk and uncertainties. See "Risk Factors," page 7.

PLAN OF DISTRIBUTION      Our offering will be made only through our agents, and
                          their subagents, on a "commercially reasonable efforts" basis. The offering is being made to investors resident in each province of Canada. Our offering will not be made in the United States. The completion of the offering is subject to a minimum subscription of CDN$14,000,000. If we do not reach this minimum subscription within 90 days of the date of the final prospectus receipt, no investor's funds will be accepted. The offering will cease if the minimum is not subscribed within 90 days of the date of the final prospectus receipt and this date will not be extended.

                          We will pay our agents a sales commission equal to 7.5% of the selling price of each common share sold under our offering. Additionally, we will also issue to our agents non-transferable share purchase warrants to acquire that number of common shares equal to 8% of the number of common shares sold pursuant to our offering each exercisable for a period of 18 months from the date of the closing of our offering at an exercise price of CDN$1.00 per common share. In addition, we have agreed to pay to Canaccord, one of our agents, a corporate finance fee for acting as agents in the offering in the amount of CDN$100,000 to be paid by the issuance of 100,000 common shares on the closing date of our offering. The selling shareholders may effect sales of their shares from time to time in one or more types of transactions (which may include block transactions) through the facilities of a stock exchange or over-the-counter markets, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

                          See "Plan of Distribution," page 23.

SELECTED FINANCIAL DATA
The following table sets out a summary of financial data for the three years ended December 31, 2003, and the nine months ended September 30, 2004, and are derived from our audited financial statements, for the financial years ended December 31, 2003, 2002 and 2001 and the nine months ended September 30, 2004 which are derived from our unaudited interim financial statements for the period then ended. This summary financial information should be read in conjunction with our financial statements, including the notes thereto, included elsewhere in this prospectus.

                                SEPTEMBER 30,
                                    2004                 DECEMBER 31,
                                ------------- ----------------------------------
        BALANCE SHEET:           (UNAUDITED)      2003         2002        2001
        -------------
Total Assets .................   $  749,112   $1,523,028   $ 569,473    $582,053
                                 ----------   ----------   ---------    --------
Total Liabilities ............    1,067,346      906,538     835,540     537,958
                                 ----------   ----------   ---------    --------
Stockholders' Equity
(Deficit).....................   $ (318,234)   $ 616,490   $(266,067)   $ 44,095
                                 ----------   ----------   ---------    --------




                                 NINE MONTHS
                                    ENDED
                                -------------
                                SEPTEMBER 30,           YEARS ENDED DECEMBER 31
                                    2004      ----------------------------------------
      INCOME STATEMENT:          (UNAUDITED)     2003          2002           2001
      ----------------          ------------- -----------   -----------   ------------
Total Revenue.................   $        --  $        --   $        --   $        --
Total Expenses................     1,986,680    2,525,232     2,238,928     1,747,510
Other Income..................        10,504       18,527         4,867         3,548
                                 -----------  -----------   -----------   -----------
Net (Loss)....................   $(1,976,176) $(2,506,705)  $(2,234,061)  $(1,743,962)
                                 ===========  ===========   ===========   ===========
Net (Loss) per Common Share -
Basic and Diluted.............   $     (0.17) $     (0.25)  $     (0.25)  $     (0.23)
                                 -----------  -----------   -----------   -----------

RISK FACTORS

An investment in our common shares must be considered highly speculative, generally because of the nature of our business and the general stage of its development. In addition to the usual risks associated with investment in a business, potential investors should carefully review the following factors together with the other information contained in this registration statement before making an investment decision. The risks described below are not the only ones facing us. If any of the following risks actually occur, our business, financial condition and operating results could be materially affected.

RISKS RELATED TO OUR INDUSTRY
Because the manufacture and marketing of human pharmaceutical products requires the approval of the Food and Drug Administration in the United States and similar agencies in other countries, and since we do not yet have such approval, you are at risk that we will be unable to successfully develop and market our products. We have not yet established that our products will be safe and effective through clinical trials.
The manufacture and marketing of human pharmaceutical products in the United States, Canada and other countries, require the approval from the United States Food and Drug Administration, the Canadian Therapeutic Products Directorate and other similar foreign regulatory agencies. The process that our pharmaceutical product candidates must undergo to obtain these approvals includes preclinical testing and clinical trials to demonstrate safety and efficacy. Such process is expensive and time consuming. We have undertaken only one Phase I clinical trial for one of our products. You are at risk that we will be unable to successfully develop future products, prove safety and effectiveness in clinical trials, or receive applicable regulatory approvals.

We have no experience in manufacturing pharmaceuticals and the applicable good manufacturing practice regulations for the manufacture of our products. These regulations include requirements relating to quality control, quality assurance and maintenance of records and documentation. If we cannot establish and demonstrate the proper manufacturing techniques and controls, we will not receive regulatory approval to manufacture and market our products.

Regulatory authorities have the power to withdraw a previously approved product from the market upon a change in regulations or upon receipt of newly discovered information and/or require additional, and potentially expensive, additional testing. Since we have no history with our products, we might face such newly discovered information that comes to light after initial approval of our products.

Unanticipated changes in existing regulations or the adoption of new regulations could adversely affect the development, manufacture and marketing of our products. Since we have no operating history, ongoing government regulation could cause unexpected delays and adversely impact our business in areas where our inexperience might lead to failure in complying with applicable requirements. Such failure to comply might also result in criminal prosecution, civil penalties, recall or seizure of products, or partial or total suspension of production. Any of these penalties could delay or prevent the promotion, marketing or sale of our products. Furthermore, the laws, regulations, policies or current administrative practices of any governmental body, organization or regulatory agency in the United States, Canada or any other jurisdiction, might be changed, or applied or interpreted in a manner which will fundamentally alter the ability of us or our collaborative partners to develop, operate, export or market the products or services which we may provide. We do not have lobbying or other resources to affect the course of such changes. If such future changes have an adverse impact on our products or their manufacture and marketing, the likelihood of our success could be damaged.

We are engaged in a rapidly changing field characterized by intense competition that we expect to increase. Since we are a small company with limited financial resources, and many of our competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs, we will experience a competitive disadvantage.

We are engaged in a rapidly changing field characterized by rapid technological change, new and improved product introductions, changes in regulatory requirements and evolving industry standards. Other products and therapies that will compete directly with the products that we are seeking to develop currently exist or are being developed. We expect competition from fully integrated pharmaceutical companies and more established biotechnology companies to be intense and to increase. These companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than we do. Many of our competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. We have none of these resources. In addition, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position from larger companies. We do not have any experience in these areas at this time and therefore we are at a competitive disadvantage.

If our competitors succeed in developing competing products earlier than we do, in obtaining regulatory approvals for such products more rapidly than we do, or in developing products that are more effective or less expensive than the products we develop, we will have difficulty competing with them.

Since our competitors keep this type of information confidential, we do not know where they stand in developing competing products. As a result, we might be using our resources, including the proceeds from this offering, to develop products that will face such competition from our competitors and our products might not be successful in the marketplace. Our future success depends on our ability to timely identify new market trends and develop, introduce and support new and enhanced products on a successful and timely basis. We might not be successful in developing or introducing to the market our products. If we fail to develop and deploy new products on a successful and timely basis, we will be non-competitive and unable to recoup the research and development and other expenses we incur to develop and test new product candidates.

Even if our products are approved for sale by the regulatory authorities, we have not yet demonstrated their market acceptance and they might not gain market acceptance among physicians, patients, healthcare payers and the medical community.

The degree of market acceptance will depend on a number of factors, including:

-     demonstration of the clinical efficacy and safety of the products;

-     cost-effectiveness;

-     potential advantage over alternative treatment methods;

-     the effectiveness of marketing and distribution support for the products;
      and

-     reimbursement policies of government and third party payers.

If our product candidates do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

Our products may become technologically obsolete.

We have developed a particular skill in creating chemokine and cytokine based product candidates. Biotechnology and related pharmaceutical technology are subject to rapid and significant change. Our success will depend in large part on our ability to maintain a competitive position with respect to our chemokine and cytokine products in comparison to technologies that might be developed. If we are unsuccessful in our ongoing development activities, our current compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with the development of these product candidates.

Our success may depend in part on the extent to which reimbursement for the cost of our products will be available from government health administration authorities, private health coverage insurers and other organizations, since potential customers might not use our products if such reimbursement is not available.

At the present time, we have not established that such governmental authorities or non-governmental providers will reimburse physicians and patients for the use of our products. Recently, the prices of medical products and services have increasingly been examined and challenged by third parties and consumers of such products and services. We anticipate that new federal or state legislation will be proposed to attempt to provide broader and better health care and to manage and contain costs. Since we have not yet established reimbursement coverage, we face significant uncertainty as to the reimbursement status of newly approved health-care products and whether third party reimbursement will be available at price levels sufficient for us to realize our desired returns.

Since we will be administering our products in human clinical trials and thereafter to patients, we will be subject to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products.

Our clinical studies include trials on humans. These studies create a risk of liability for serious side effects to participants resulting from an adverse reaction to the products being tested or resulting from negligence or misconduct and the associated adverse publicity. We manage our liability risks by trying to follow proper protocols and through product liability insurance. We currently purchase liability insurance for clinical trials at the time we begin such trials. At the present moment, we have liability coverage limits of US$3,000,000. Such insurance is expensive and difficult to obtain. In the future, insurance coverage might not be available to us on acceptable terms, if at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims we might not be able to commercialize our products. If we face a future product liability claim or a product withdrawal, we will suffer a material adverse effect on our financial condition.

Our discovery and development processes involve the controlled use of hazardous and radioactive materials, which are subject to certain laws and regulations. We cannot eliminate the risk of accidental contamination or injury from these materials.

We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. We cannot eliminate the risk of accidental contamination or injury from these materials. If such an accident occurs, we might be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability.

RISKS RELATED TO OUR HISTORY OR TO OUR BUSINESS

Since we are at an early stage of development, we have not completed the development of any product and we have not begun to market or generate revenues. We do not anticipate generating any revenue in the foreseeable future. If we are unsuccessful in completing the developing and marketing of our products, your investment will be worthless.

We were founded in 1998 and are at an early stage of development. Our operations to date have consisted primarily of developing and testing our products. Our products will require significant additional clinical testing and investment prior to commercialization. A commitment of substantial resources by us and/or future collaborative partners to conduct time-consuming research and clinical trials will be required if we are to complete the development of our portfolio of products. None of our products has yet met applicable regulatory standards, has received regulatory approvals, has been produced in commercial quantities at reasonable costs or has been successfully marketed. We do not know if we will be able to complete these tasks. Even if one or more of our products should be approved by the regulatory authorities, the approval may not be for the treatment of a disease whose market is large enough to recoup our investment in that product. We do not expect any of our products to be commercially available for several years. Accordingly, we do not know if and when we will generate revenues from our products. Because of these uncertainties, we might never generate enough revenue to allow you to recoup and profit from your investment.

Since we have a history of operating losses and expect expenses and losses to increase in the near term, we do not know if we will ever become profitable or that you will ever recoup or profit from you investment in our shares.

To date, we have not recorded any revenues from the sale of products. From the date of incorporation to September 30, 2004, our accumulated losses are approximately US$9.9 million. Since inception we have earned no revenues from the sale of any of our product candidates. We expect expenses and losses to increase in the near term after the offering as we fund research and development and general and administrative expenses. We expect to continue to incur substantial operating losses unless and until such time as product sales and royalty payments generate sufficient revenues to fund continuing operations. As a result, you might never recoup your investment or profit from your investment in our shares.

At the present time, we do not have enough cash resources to fund our operations for the next 12 months. Therefore, our auditors have issued a going concern opinion.

This means that our auditors believe there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to fund future expenses. If we are unable to obtain additional capital to fund future expenses, we may not be able to achieve our objectives and may have to suspend or cease operations. In that case, you would not be able to recoup your investment or profit from your investment in our shares.

Since our success is dependent on the commencement and completion of clinical trials, regulatory approval and introduction of our products into the market, and since we have completed none of the tasks at this time, we do not know if we will be able to complete them.

The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and the inability to establish on favourable terms the collaborative partnerships that we plan to use for the completion of Phase III clinical trials and the marketing and manufacturing of our product candidates. We might not be able to complete the clinical trials involving CTCE-9908, CTCE-0214 or any other product candidates, to make the necessary regulatory submissions, or to gain regulatory approvals necessary for marketing our products. Our failure to achieve these objectives will mean that you will not be able to recoup your investment or to receive a profit on your investment.

We will require substantial additional funds beyond the amounts raised in this offering for further research and development, planned clinical trials and regulatory approvals. We might not be able to obtain additional funding on acceptable terms if at all. Without additional funding, we will fail.

Since inception, we have raised approximately US$8.2 million, net of offering costs, from the sale of equity securities and we have spent substantially all of these funds. Our current resources and the funds raised through our offering will provide funds for approximately two years based on the minimum offering and two and one half years based on the maximum offering. We will require substantial additional funds for further research and development, planned clinical trials and regulatory approvals. Our planned cash requirements may vary materially in response to a number of factors, including research and development on our products, clinical trial results, changes in any aspect of the regulatory process, and delays in obtaining regulatory approvals. We may seek further funding through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies or from other sources. Further equity financings may substantially dilute your shares. If we cannot obtain the required additional funding, then you will not be able to recoup your investment or to profit from your investment.

Since we rely substantially on our ability to patent our intellectual property or maintain our proprietary information as trade secrets in developing our products, our success will depend on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties or preventing third parties from circumventing our rights. As described below, there is considerable uncertainty about our intellectual property rights. If we are unsuccessful in establishing the validity of our intellectual property rights, we will likely fail as a company and your investment will be worthless.

The steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information and technologies. We have filed and are actively pursuing applications for U.S., Canadian and foreign patents. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. We are uncertain whether:

-     any of our patent applications will result in the issuance of patents;

-     we will develop additional proprietary products that are patentable;

- any patents issued to us or those that already have been issued will provide us with any competitive advantages;

-     we will be challenged by third parties on the validity of our patents;

-     the patents of others will impede our ability to do business;

-     third parties will be able to circumvent our patents;

- third parties will independently develop similar products that will not infringe our products;

-     third parties will duplicate any of our products not covered by a patent;
      or

-     third parties will design around our patents.

A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities are issued to other companies, we might not be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. If such licenses are not obtained, we could encounter delays in the introduction of products or find that the development, manufacture or sale of products requiring such licenses could be prohibited. There is a substantial amount of litigation over patent and other intellectual property rights in the pharmaceutical industry generally. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and would divert resources from our core business. If we are faced with challenges or litigation, we might not have the financial resources to defend our rights.

Since patent applications in the United States are maintained in secrecy until the patent is issued or foreign counterparts, if any, published and, since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we do not know if there are currently pending applications that would result in issued patents that would interfere with our products. Moreover, we might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favourable to us.

Much of our know-how and technology might not be patentable. To protect our rights, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. However, these agreements might not provide meaningful protection for trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

We intend to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We will not have control over how they perform their contractual obligations. Accordingly, we will suffer if they do not fulfill their contractual obligations.

For example, Pharmaceutical Product Development, Inc. has invested in our preferred shares and, on a fee-for-services basis, managed certain preclinical trials and preparation of our Investigational New Drug application of our product candidate, CTCE-0214. We may enter into additional corporate agreements to develop and commercialize product candidates. We might not be able to establish such additional collaborations on favourable terms, if at all, or that our current or future collaborative arrangements will be successful. In addition, third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us.

These arrangements may place responsibility on our collaborative partners for Phase III clinical trials, human clinical trials, the preparation and submission of applications for regulatory approval, or for marketing, sales and distribution support for product commercialization. These third parties might not fulfill their obligations in a manner which maximizes our revenues. These arrangements may also require us to transfer certain material rights or issue equity securities to corporate investors, licensees and others. If we license or sublicense our commercial rights to others, we might realize reduced product revenue compared to our direct commercial exploitation. Moreover, we might not derive any revenue or profit from these arrangements. In addition, our current strategic arrangements might not continue. Collaborators might also pursue alternative technologies or drug candidates, either on their own or in collaboration with others, and compete directly with us.

In addition, we have no direct experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize pharmaceutical products. If we develop products eligible for commercial sales, we intend to rely on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell these products. We might not be able to obtain access to a marketing and sales force with sufficient technical expertise and distribution capability. We also will not be able to control the resources and effort that a third party will devote to marketing our product candidates. If we are unable to develop and maintain relationships with third parties with the necessary marketing and sales force, we may fail to gain market acceptance of our product candidates, and our revenues could be impaired.

We are dependent on Dr. Hassan Salari and the loss of his services will adversely impact the achievement of our objectives.

Dr. Hassan Salari has the scientific knowledge and research expertise in the field of chemokines and cytokines on which we depend for direction in developing our drug candidates. Dr. Salari has the reputation and respect required in the scientific and business community that we need in order to attract investors, customers, joint venturers, and strategic partners. If we were to lose his services, the probability of achieving our business and scientific objectives would be severely diminished.

We must manage our growth effectively in order to keep pace with the market and with customer demand. If we are unable to do so, we will fail.

This growth might place significant strains on our management, financial position, sales and other employees and on our internal systems and controls. If we are unable to effectively manage our growth, our business, financial condition and results of operations will be materially and adversely affected.

RISKS RELATED TO THIS OFFERING

We have not paid any dividends since incorporation and do not anticipate declaring any dividends in the foreseeable future. As a result, you will not be able to recoup your investment through the payment of dividends on your shares. The payment of a dividend enhances the value of stock, and the lack of a dividend payable on our shares might depress the value of your shares.

We will use all available funds to finance the development and operation of our business. Our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time, but since we have no present plans to pay dividends, you should not count on the receipt of dividends either for your cash needs or to enhance the value of your stock.

Since Dr. Hassan Salari is indirectly our controlling shareholder and has significant control over our business and affairs, the election of our directors and over the outcome of most corporate actions requiring shareholder approval, you will have very little influence on our management and our business decisions.

Dr. Hassan Salari is, indirectly, the controlling shareholder, Chairman, President and Chief Executive Officer. Dr. Salari's family currently is the beneficial owner of 6,000,001 common shares held by Pacific Medical Corp., which represents approximately 40% of our voting common shares and voting series "A" preferred shares prior to the offering. In addition, we have agreed to settle US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of this offering by the issuance of 247,100 common shares at a deemed price equal to the offering price per common share of US$0.81 (CDN$1.00). Pacific Medical Corp. will hold 6,247,101 common shares representing approximately 20% of our issued and outstanding voting common shares and voting series "A" preferred shares after completion of the maximum offering of 16,000,000 common shares but prior to the exercise of the greenshoe option (21% assuming completion of the 14,000,000 common share minimum offering). Consequently, Dr. Salari has significant control over our business and affairs, the election of our directors and over determining the outcome of most corporate actions requiring shareholder approval, including any merger, acquisition, consolidation or sale of all or substantially all of our assets. If he makes inappropriate decisions, our shareholders will suffer a decline in the value of their shares.

Sales of our common shares which are presently owned by our directors and officers could reduce the market price of our common shares when the resale restrictions expire.

On completion of this offering, Dr. Salari and other directors and officers will own a significant proportion of our common shares, anticipated to be approximately 21% assuming the maximum offering of 16,000,000 common shares. The common shares controlled by Dr. Salari and other directors and officers will be subject to escrow and other restrictions on resale. After completion of this offering there will be a total of 6,247,101 common shares subject to the escrow requirements of Canadian National Policy 46-201 or approximately 20% of our then outstanding voting shares, assuming the maximum offering of 16,000,000 common shares or approximately 21% assuming the minimum offering of 14,000,000 common shares. Upon listing of the common shares for trading on a stock exchange in Canada, as an established issuer, as defined in NP46-201, 25% of the common shares held in escrow will be released from escrow and 25% will be released on each of the dates that are 6, 12, and 18 months thereafter. In addition, a total of 6,000,001 common shares held by Pacific Medical Corp., a company of which Dr. Hassan Salari is one of the beneficial owners, may be sold under Rule 144 subject to their release from escrow and volume limitations in any three month period of the higher of (i) 1% of our total issued and outstanding common shares; and (ii) the weekly trading volume for the four weeks preceding the sale, as long as Pacific Medical Corp. holds greater than 10% of our issued and outstanding common shares or Dr. Hassan Salari is an affiliate of us. Once the restrictions fall away, Dr. Salari and our directors and officers may sell their shares in the market. If Dr. Salari and our directors and officers sell substantial amounts of shares upon release from escrow, the market price of our common shares will decline. The interests of our current management might conflict with your interests. Accordingly, if they sell their shares, the price of your shares might decline.

Penny stock regulations of the SEC may impose certain restrictions on marketability of our shares. Accordingly, you might not be able to sell your shares as easily or for the price that would be available to you if these restrictions did not apply.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than US$5.00 per share or an exercise price of less than US$5.00 per share, subject to certain exceptions. As a result, additional sales practice requirements apply to United States broker-dealers who sell our securities to persons other than established customers and accredited investors (generally those with assets in excess of US$1,000,000 or annual income exceeding US$200,000, or US$300,000 together with their spouse). For transactions covered by such rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. These rules require, among other things, that a broker engaging in a transaction in our securities provide its customers with:

-     a standardized risk disclosure document;

-     current quotations or similar price information;

- disclosure of the amount of compensation or other remuneration received by the broker and its sales persons as a result of the penny stock transactions; and

-     monthly account statements.

As a result of these additional sales practice and disclosure requirements, fewer broker/dealers may be willing to make a market in our common shares. Consequently, you may be unable to resell your common shares in the United States.

Overhang of common shares on the exercise of warrants and the sale of common shares by the selling shareholders could depress our stock price. The potential future sale of large amounts of common shares might depress the market price of our common shares. The common shares that might be sold in the future were issued in a series of private transactions or will be issued in connection with this offering.

On May 6, 2004, we completed a Regulation S offering of 1,697,715 units, with each unit consisting of one common share and one share purchase warrant. In addition we issued to Canaccord 528,977 common shares and 664,794 warrants to purchase common shares as compensation in the Regulation S offering. Each warrant entitles the holder thereof to purchase an additional common share at a price of CDN$1.00 until May 6, 2006.

This Prospectus covers the offer and sale from time to time of the common shares issued to the investors in the Regulation S offering and the common shares to be issued upon the exercise of the share purchase warrants issued to the investors in the Regulation S offering. The maximum number of common shares that may be resold by these investors or selling shareholders pursuant to this prospectus is 2,226,692 common shares directly owned. In addition, the selling shareholders and Canaccord may exercise their warrants for our common shares at any time through May 6, 2006, and resell such shares pursuant to this prospectus. The total number of common shares subject to such warrants is 2,362,509.

Further, we will issue to Canaccord, one of our agents, in connection with this offering 100,000 common shares. We will also issue to our selling agents warrants to purchase a maximum of 1,472,000 common shares (assuming the maximum offering is completed and the greenshoe option is fully exercised). If the warrants are exercised within 18 months of the effective date of this registration statement, we will register the common shares issued to the warrant holders for resale by the warrant holders, and they may resell such common shares at any time thereafter in compliance with the then applicable laws and regulations.

We intend to keep the registration statement current during this period of time. If it is not kept current, then the shareholders will not be able to sell their shares unless an exemption from registration is available.

The selling shareholders have indicated that they are acting independently of us in determining the manner and extent of sales of the common shares and warrants included in this offering. We will receive none of the proceeds of such sales.

Such sales of our common shares and warrants by the selling shareholders, and by other existing shareholders, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

Pharmaceutical Product Development, Inc. holds 2,000,000 series "A" preferred shares that are superior to shares of common stock. These preferred shares may be converted at any time into common shares, thus diluting the common shares.

Each series "A" preferred share is convertible into one common share. In addition to the series "A" preferred shares held by Pharmaceutical Product Development, Inc., Cisneros Capital Group holds 150,000 series "A" preferred shares which it will convert into common shares concurrent with the closing of the offering on a one-for-one basis. Accordingly, the common shares offered in this offering remain subject to the preferences of 2,000,000 of the series "A" preferred shares. The series "A" preferred shares are entitled to equal dividends with our common shares. The series "A" preferred shares have a liquidation preference of US$1.35 per series "A" preferred share. Accordingly, if we are liquidated, the holders of common shares will be at risk that their return in any liquidation will be diluted by the preferred distributions to the series "A" preferred shareholders. Further, if the preferred shares are converted into common shares, the common shareholders will be subject to dilution.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements that reflect our current views with respect to future events and financial performance. In some cases, you can identify forward-looking statements by words like "believe", "expect", "estimate", "anticipate", "intend", "project", "plan", "may", "should", "potential" and "continue".

These forward-looking statements include, among other things, statements relating to:

-     our anticipated business strategies;

-     our pending and anticipated clinical trials;

-     our intention to introduce new product candidates;

- our relationships with third parties, including manufacturers, clinical research organizations, collaborative partners, contract sales organizations and suppliers;

-     anticipated trends in our business;

-     sufficiency of resources to fund operating and capital requirements;

-     operating cash burn rates;

-     future capital expenditures; and

-     our ability to conduct clinical trials and obtain regulatory approval.

The forward-looking statements included in this prospectus are subject to risks, uncertainties and assumptions about us. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, the success or failure of our clinical trials, the speed at which our clinical trials progress, the success of our competitors in developing products equal or superior to ours and the timing of their development of such products, the success of our collaborative relationships and the other reasons described under "Risk Factors". Except for our ongoing obligations to disclose material information under applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                                 USE OF PROCEEDS

NET PROCEEDS AND AVAILABLE FUNDS

Our offering is being made in each province of Canada through our agents, and their syndicated sub-agents. We have agreed to pay the agents a commission of 7.5% of the gross proceeds of the sale of the common shares, and to reimburse the agents for their reasonable expenses in connection with the offering. We have also agreed to issue warrants to our agents, as described under "Plan of Distribution". In addition to the agents' commission, we anticipate incurring further expenses in connection with the offering of approximately CDN$160,000 (including legal, accounting, filing fees and printing costs). Our estimated working capital (deficit) as at November 30, 2004, was approximately (CDN$705,000).

The table below sets forth the calculation of the amount of our available funds.

                                                          Maximum Offering       Minimum Offering
                                                               (CDN$)                 (CDN$)
Amount to be raised by the offering                         $16,000,000             $14,000,000

Selling commissions and fees                                  1,200,000               1,050,000

Estimated remaining offering costs                              160,000                 160,000

Net proceeds                                                 14,640,000              12,790,000

Working capital deficit as at November 30, 2004(1)             (705,000)               (705,000)

Available Funds                                             $13,935,000             $12,085,000

1. Excludes US$200,000 of accrued management fees due to Pacific Medical Corp. that will be paid in common shares on closing of the offering. See "Certain Relationships and Related Transactions". Excludes US$275,000 of deferred revenue that will be recognized as income upon completion of the contract with Procter & Gamble Pharmaceuticals, Inc.


This prospectus is part of a registration statement that also permits selling shareholders to sell their shares, including certain shares issuable upon exercise of warrants. If such warrants are exercised, we could receive proceeds of CDN$2,862,509. We will not, however, receive any proceeds from any sale of the shares by selling shareholders.

USE OF FUNDS

Our available funds will be used to fund the costs of certain of the pre-clinical and clinical trials of our drug candidates, which we must undertake before we can obtain regulatory approval to sell our drug candidates, as follows:

- CDN$3,000,000 to cover the cost of Phase I clinical trials for our hematological support agent, CTCE-0214.

- CDN$2,900,000 to cover the cost of Phase II clinical trials for our anti-metastasis drug candidate, CTCE-9908.

- Up to CDN$900,000 to cover the cost of pre-clinical work of our neovascularization drug candidate, CTCE-0324 and our MS drug candidate, CTCE-189.

- CDN$400,000 to cover the cost of capital expenditures for scientific equipment and laboratory facilities and office leasehold improvements.

As our first priority, we will use the funds to advance the clinical trials for our two lead product candidates, CTCE-9908 and CTCE-0214. In addition, we will use our available funds to cover our general and administrative costs to support our research activities for at least two years. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive, finance, accounting and business development functions. Other costs include consulting, legal and accounting, services fees, patent fees, marketing and promotion and facility costs not otherwise included in research and development expenses. Further, up to CDN$500,000 of available funds will be used for research and development of new drug candidates.

The following table sets forth the use of our available funds:

                                                                          MAXIMUM             MINIMUM
                                                                      OFFERING (CDN$)      OFFERING (CDN$)
Development of CTCE-0214                                               $ 3,000,000          $ 3,000,000

Development of CTCE-9908                                                 2,900,000            2,900,000

Development of CTCE-0324 and CTCE-189                                      900,000              900,000

Research and development of new drug candidates                            500,000              500,000

Scientific equipment and laboratory and office facilities                  400,000              400,000

General and administrative expenses for two years                        3,100,000            3,100,000

Working capital contingency(1)                                           3,135,000            1,285,000

Total                                                                  $13,935,000          $12,085,000

1. Working capital contingency will be used to pay a milestone payment of CDN$100,000 to University of British Columbia pursuant to a License Agreement dated September 22, 1999 between us and University of British Columbia.

We intend to spend the funds available to us on the completion of the offering as stated in this prospectus, but we might reallocate the use of funds when we believe we have sound business reasons for doing so.

                         DETERMINATION OF OFFERING PRICE

Before this offering, there has been no public market for our common shares. We determined the price of the common shares we are offering by negotiation with our agent. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value, and you might not be able to resell the common shares above the offering price of the common shares or at all. Among the factors considered were:

-     our lack of operating history;

-     the proceeds to be raised by the offering;

- the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders;

-     our relative cash requirements;

-     the stage of development of our product candidates; and

-     our efforts to raise capital from other sources.

The price of the common shares our selling shareholders are offering will be determined by the selling shareholder at the time of sale. Such price may be greater or lesser than the price at which we are offering our shares.

         MARKET FOR OUR COMMON SHARES AND RELATED SHAREHOLDERS MATTERS


MARKET FOR OUR COMMON SHARES
There is currently no public trading market for our common shares. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell the common shares. If you do want to resell your common shares, you will have to locate a buyer and negotiate your own sale and any such sale must comply with all applicable securities laws. The Toronto Stock Exchange has conditionally approved the listing of our common stock subject to our fulfilling all of the requirements of the Toronto Stock Exchange on or before March 16, 2005, including distribution of these securities to a minimum number of public shareholders. We do not intend to list our common shares on any exchange or quotation system in the United States.

SHARES SUBJECT TO FUTURE ISSUANCE

We have issued the following securities that are convertible into common shares:

- options to acquire a total of 2,081,000 common shares granted to essential employees, directors and officers with exercise prices of CDN$1.00, US$1.25 and US$1.35;

- share purchase warrants issued to investors entitling them to purchase a total of 1,910,603 common shares at exercise prices from US$1.25 to US$1.50 per share and 13,300 common shares at an exercise price at US$2.25;

- share purchase warrants issued to investors entitling them to purchase a total of 1,697,715 common shares at an exercise price of CDN$1.00 per share expiring on May 6, 2006;

- share purchase warrants issued to Canaccord Capital Corporation entitling Canaccord to purchase a total of 664,794 common shares at an exercise price of CDN$1.00 per share expiring on May 6, 2006;

- 2,000,000 shares of series "A" preferred shares which are convertible, at the option of the holders, or automatically in certain circumstances, into a total of 2,000,000 common shares;
- 150,000 shares of series "A" preferred shares which will be converted into common shares upon the closing of our offering;

- 500,000 share purchase warrants to be issued upon closing of our offering to Pharmaceutical Product Development, Inc. entitling Pharmaceutical Product Development, Inc. to purchase a total of 500,000 common shares at an exercise price equal to the offering price expiring 36 months after the closing of our offering, and subject to the closing of our offering; and

- 60,000 share purchase warrants to be issued upon the closing of our offering to The Equicom Group, Inc., entitling The Equicom Group, Inc., to purchase a total of 60,000 common shares at an exercise price equal to the offering price. The warrants expire 24 months after the closing of our offering, and subject to the closing of our offering.

The outstanding options and warrants are described in more detail in "Description of Securities - Warrants and Options".

Approximately 10,388,082 of the 12,836,106 common shares outstanding as of the date of this prospectus could be sold pursuant to Rule 144 under the Securities Act as of 90 days of the date of the final prospectus receipt. Pacific Medical Corp., a company of which Dr. Hassan Salari is one of the beneficial owners, holds 6,000,001 common shares which may be sold under Rule 144 subject to volume limitations in any three month period of the higher of (i) 1% of our total issued outstanding common shares; and (ii) the weekly trading volume for the four weeks preceding the sale, as long as Pacific Medical Corp. holds greater than 10% of our issued and outstanding common shares or Dr. Hassan Salari is an affiliate of us. Pacific Medical Corp.'s common shares are also subject to escrow pursuant to the Canadian National Policy 46-201 "Escrow for Initial Public Offerings" ("NP46-201"). Upon listing of the common shares for trading on a stock exchange in Canada, as an established issuer (as defined in NP46-201) 25% of the common shares of Pacific Medical Corp. will be released from escrow and 25% will be released on each of the dates that are 6, 12 and 18 months thereafter. See "Escrowed Securities".

We are not offering or proposing to offer publicly any common shares other than those which are being sold under this registration statement.

HOLDERS

As of November 30, 2004, there were approximately 202 holders of record of our common shares.

DIVIDENDS

We have not declared any cash dividends, nor do we intend to at this time. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Our future dividend policy will be based on our cash resources and needs. We do not anticipate declaring dividends for the foreseeable future, as we anticipate that all our available cash will be needed for our operations.

                                    DILUTION

When Dr. Hassan Salari's family members founded our corporation in 1998, we issued to their affiliated company, Pacific Medical Corp., one common share and 6,000,000 series "A" preferred shares, for which Pacific Medical Corp., paid US$71,850. Subsequently in calendar year 2000, Pacific Medical Corp. converted its series "A" preferred shares into common shares. Currently, Pacific Medical Corp. holds 6,000,001 common shares. We have agreed to settle US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of the offering by the issuance of 247,100 common shares at a deemed price equal to the offering price per common share of US$0.81 (CDN$1.00). In calendar year 2002, we issued to Dr. Salari stock options to purchase 1,000,000 common shares. The exercise price for these shares was US$1.25 per common share. Subsequently we cancelled these options and re-issued 750,000 options with an exercise price of CDN$1.00 with an option expiration date of June 30, 2009.

Since its inception, we have been engaged in research and development and we have generated no revenue from the sale of drug products. We have financed our activities through the sale of equity securities. Accordingly, the expenses incurred in our activities resulted in a decrease in net tangible book value per share for our outstanding shares. The following table shows the net tangible book value per share, including both common shares and series "A" preferred shares, as of the date of this registration statement, the increase in net tangible book value per share resulting from the offering assuming the maximum offering of 16,000,000 common shares is subscribed and the resulting dilution to new investors.

Net Tangible Book Value per share Before Offering:                     (US$0.05)
Net Tangible Book Value per share After Offering:                       US$0.35
Increase in Net Tangible Book Value per Share:                          US$0.40
Immediate Dilution from the Public Offering Price per Share:            US$0.46

                              SELLING SHAREHOLDERS

This Prospectus covers offers from time to time by the selling shareholders of their directly owned common shares,and the shares to be issued to the selling shareholders upon the exercise of warrants. The following chart shows the maximum offering of common shares that may be sold by the selling shareholders pursuant to this Prospectus:

Name of Security                                                           Amount
Directly-owned common shares                                             2,226,692

Common shares to be issued upon exercise of warrants                     2,862,509

Canaccord Capital Corporation, one of the selling agents in our offering, is also a selling shareholder with respect to (i) 528,977 common shares now owned by Canaccord Capital Corporation and (ii) 664,794 common shares that may be acquired upon the exercise of warrants. None of the other selling shareholders are represented by any of our agents and none of our agents has agreed to act as their agent in selling their common shares. The selling shareholders are not obligated to sell their common shares; they may elect to hold their shares indefinitely; they may elect to sell some or all of their common shares from time to time during the period that the registration statement remains effective. We will keep the registration statement current and effective for a period of 18 months from the effective date of the registration statement. After that, the selling shareholders will only be able to sell their common shares if their common shares are again registered or if an exemption from registration is available.

Set forth below are the selling shareholders' names, the number of common shares they own or have the right to receive upon exercise of warrants as of the date of this prospectus and the number of common shares they each may offer with this prospectus. If the selling shareholders sell all of their shares indicated below in the table, then none of them would own any of our shares after the offering, except Canaccord Capital Corporation, which would own 100,000 shares constituting less than 1% of our outstanding common shares. Upon the closing, Canaccord and the other selling agents will also collectively receive warrants to purchase up to 8% of the number of common shares sold in the offering.

                                                                            COMMON SHARES
                                                                            ISSUABLE UPON
                                                                             EXERCISE OF
                                    COMMON SHARES       COMMON SHARES         WARRANTS
                                    BENEFICIALLY        REGISTERED FOR       REGISTERED
                                   OWNED PRIOR TO          SALE BY           FOR SALE BY
SELLING SHAREHOLDER(1)               OFFERING(2)         SHAREHOLDERS       SHAREHOLDERS
----------------------             --------------       ---------------     --------------
Wayne Schnarr                            71,430
                                        (35,715)            35,715            35,715

Jeremy Teraoka                           72,000
                                        (36,000)            36,000            36,000

KM & RS Trading Ltd.                    204,000
(Kazem Seyednejad)                     (102,000)           102,000           102,000

                                                                            COMMON SHARES
                                                                            ISSUABLE UPON
                                                                             EXERCISE OF
                                    COMMON SHARES       COMMON SHARES         WARRANTS
                                    BENEFICIALLY        REGISTERED FOR       REGISTERED
                                   OWNED PRIOR TO          SALE BY           FOR SALE BY
SELLING SHAREHOLDER(1)               OFFERING(2)         SHAREHOLDERS       SHAREHOLDERS
----------------------             --------------       ---------------     --------------

Neuro Discovery Limited
Partnership                             850,000
(James Miller)                         (425,000)           425,000               425,000

Ryaz Shariff                             20,000
                                        (10,000)            10,000                10,000

Nairbo Investments Inc.               1,000,000
(Michael O'Brian)                      (500,000)           500,000               500,000

Bradley Thompson                         40,000
                                        (20,000)            20,000                20,000

Matthew Coffey                           32,000
                                        (16,000)            16,000                16,000

Edward McFeely                           72,000
                                        (36,000)            36,000                36,000

Tiny Island Investment Club              72,000
(Bruce Beasley)                         (36,000)            36,000                36,000

H. J. Investment Inc.                    30,000
(Herbert Chui)                          (15,000)            15,000                15,000

570108 BC Ltd.                          430,000
(Raymond A. McLean)                    (215,000)           215,000               215,000

Tocher Holdings Ltd.                    430,000
(Raymond A. McLean)                    (215,000)           215,000               215,000

Loon Properties                          72,000
(Robert Bosa)                           (36,000)            36,000                36,000

Canaccord Capital                     1,193,771
Corporation(3)                         (664,794)           528,977               664,794

Pharmaceutical Product
Development, Inc.                             0                  0               500,000

Total                                 4,589,201          2,226,692             2,862,509
                                     (2,362,509)

1. The person identified in parenthesis is the natural person representing the shareholder who exercises dispositive and voting rights with respect to the shares.

2. The number in parentheses indicates the number of beneficially owned shares represented by warrants that are currently exercisable held by any Selling Shareholder.

3. Canaccord Capital Corporation is a Canadian broker-dealer and is one of our selling agents in this offering.

The selling shareholders, other than Pharmaceutical Product Development, Inc., acquired the shares for investment purposes pursuant to a Regulation S offering of 1,697,715 units on May 6, 2004. Each unit consisted of one common share and one share purchase warrant. Each such warrant entitles the holder thereof to purchase an additional common share at a price of CDN$1.00 until May 6, 2006.

Pharmaceutical Product Development, Inc., has entered into several agreements with us. Please see "Our Relationship with Pharmaceutical Product Development, Inc.", page 29.

As part of the Regulation S offering, we issued warrants to the individual selling shareholders to purchase a total of 1,697,715 common shares at CDN$1.00 per common share expiring on May 6, 2006.

Canaccord acted as our agent for the Regulation S offering in which we issued to Canaccord 400,000 corporate finance units at the close of the Regulation S offering. Each corporate finance unit consisted of one common share and one share purchase warrant entitling the holder to acquire an additional common share until May 6, 2006 at a price of CDN$1.00. We issued the corporate finance units to Canaccord in payment of a corporate finance fee of CDN$280,000 in respect of the Regulation S offering, and the application for listing of our common shares on a stock exchange. If we do not complete this offering prior to February 28, 2005, Canaccord must return 300,000 corporate finance units to us for cancellation. In consideration of acting as our agent for the Regulation S offering, we granted Canaccord 135,817 share purchase warrants with each such warrant entitling Canaccord to purchase one common share at a price of CDN$1.00 per common share expiring on May 6, 2006. We also paid Canaccord a commission of 8% of the gross proceeds of the Regulation S offering, paid in cash (CDN$4,788) and by the issuance of 128,977 units. In total, as compensation for acting as agent for the Regulation S offering, we issued to Canaccord 528,977 common shares and 664,794 share purchase warrants.

Pharmaceutical Product Development, Inc., received warrants for the purchase of 500,000 shares at a price of CDN$1.00 with an exercise period of three years.

                              PLAN OF DISTRIBUTION

We are offering to the public through our agents, Canaccord Capital Corporation, Jennings Capital Inc., McFarlane Gordon Inc., Wellington West Capital Inc. and their subagents a minimum of 14,000,000 common shares and a maximum offering of 16,000,000 common shares at a price of CDN$1.00 per common share for minimum gross proceeds of CDN$14,000,000 and maximum gross proceeds of CDN$16,000,000. Canaccord is also one of our selling shareholders. None of our agents has agreed to act as agent for any selling shareholder. We are offering our common shares to investors resident in each province of Canada and in such other jurisdictions outside of Canada and the United States where they may lawfully be sold. We are not offering our shares in the United States. The offering price and terms of this offering have been determined by negotiation between our agents and us.



THE COMPLETION OF OUR OFFERING IS SUBJECT TO A MINIMUM SUBSCRIPTION OF CDN$14,000,000. IF WE DO NOT REACH THIS MINIMUM SUBSCRIPTION WITHIN 90 DAYS OF THE DATE OF THE FINAL PROSPECTUS RECEIPT, NO INVESTOR'S FUNDS WILL BE ACCEPTED.

We have entered into an agency agreement with our agents, dated for reference December 16, 2004. Our agents have agreed to offer our common shares for sale to the public in all the provinces of Canada. Our offering is on a "commercially reasonable efforts" basis. This means that although our agents have agreed to use their commercially reasonable efforts to sell the common shares, they are not obliged to purchase any common shares which are not sold.

We will pay to our agents a sales commission equal to 7.5% of the selling price for each common share sold to an investor under the offering, including common shares issued on the exercise of the greenshoe option. We will issue to our agents non-transferable share purchase warrants to acquire that number of common shares equal to 8% of the number of common shares sold pursuant to the offering, including common shares issued on the exercise the greenshoe option. Each agents' warrant is exercisable at a price of CDN$1.00 per share for a period of 18 months from the date of the closing of our offering. We have agreed, immediately after the closing of our offering, to register for resale by our agents the common shares that we are obligated to issue to our agents if any agent exercises its agents' warrants. In addition, we have agreed to pay to Canaccord, one of our agents, a corporate finance fee in the amount of CDN$100,000 to be paid by the issuance of 100,000 common shares on the closing date of the offering. We have agreed to register for resale by Canaccord these 100,000 shares immediately after the closing of our offering.

We have agreed to reimburse the agents for their reasonable expenses in connection with our offering, including the agents' out-of-pocket expenses and fees and disbursements of their legal counsel regardless of whether it is completed. If the offering is not completed, we will not pay the agents any commission.

The agents may form a selling group of Canadian registered investment dealers to assist with sales of the common shares as subagents. All compensation paid to members of the selling group will be paid from the agents' compensation. We will pay no additional compensation to members of the selling group.

We will coordinate the effective date of the registration statement in the United States with the effective date of the offering in Canada, which will occur concurrently with or after the date of issue of receipts for the Canadian prospectus from the securities regulatory authorities of each province of Canada as evidenced by a decision document issued by the British Columbia Securities Commission as principal regulator under the Canadian Securities Administrators' National Policy 43-201 "Mutual Reliance Review System for Prospectuses and Annual Information Forms". No securities may be distributed under this prospectus in any province of Canada until a receipt has been issued in that respective province. We expect those dates to occur at approximately the same time.

The offering day, which is a day chosen by our agents to accept your order to purchase shares, will occur within 90 days of the effective date. The closing day, which is the day on which the offering will close and shares will be issued to you, will occur within 10 days after the offering day. The offering day must occur within 90 days of the effective date, unless such time period is extended by the British Columbia Securities Commission.

Completion of our offering is subject to obtaining subscriptions for a minimum of 14,000,000 common shares by the offering day. Those who wish to participate in our offering must open accounts with one of our agents or a member of their selling group, and deposit the purchase price of the common shares they wish to purchase into their accounts. Subscription funds will not be held in escrow: rather, they will be withdrawn from client accounts on the closing day. If we do not receive subscriptions for all the common shares under the minimum offering of 14,000,000 common shares, our agents will not withdraw funds from client accounts and amounts deposited will continue to show as credits to the account until otherwise utilized or withdrawn.

We have granted our agents a greenshoe option pursuant to which the agents may elect to purchase up to an additional 15% of the number of common shares sold under the offering, exercisable within 60 days of the closing of the offering to cover over-allotments, if any, and for market stabilization purposes. To the extent the greenshoe option is exercised, the additional common shares will be offered by the agents at the offering price. The agents will receive a cash commission of 7.5% of the proceeds from the sale of the additional common shares as well as share purchase warrants to acquire that number of common shares as is equal to 8% of the number of additional common shares sold. The grant of the greenshoe option and the issuance of common shares upon the exercise thereof are qualified hereunder.

In accordance with applicable securities laws, the agents may engage in short sales by, on closing, selling up to the additional 15% of common shares. The agents may cover the short sale position by either purchasing those shares in the open market or by exercising the greenshoe option and purchasing those shares directly from us. In determining whether to exercise the greenshoe option or to acquire shares in the open market, the agents will consider, among other things, the price of shares available for purchase in the open market as compared to the offering price, which is the price at which it may purchase shares from us under the greenshoe option. In addition, the agents may engage in stabilizing transactions during the 60 day period following closing. Stabilizing transactions may consist of various bids for or purchases of common
shares made by the agents in the open market.   These activities by our agents
may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on the Toronto Stock Exchange or otherwise outside the United States.

Pursuant to the agency agreement in connection with the Regulation S offering, we granted Canaccord the right of first refusal to provide any further equity financing that we require during the 180 days following the closing of the Regulation S offering, which occurred on May 6, 2004. Pursuant to the agency agreement, we granted Canaccord the right of first refusal to provide any further equity financing that we require for a period of one year from the closing of this offering.

The agents may terminate their obligations under the agency agreement, and the agents may withdraw all subscriptions on behalf of investors, at its discretion, on the basis of the agents' assessment of the state of the financial markets or upon the occurrence of the following events:

      - any adverse material change, or an adverse change in a material fact relating to any of our securities, occurs or that we announce;

      - there is an event, accident, governmental law or regulation or other occurrence of any nature which, in the opinion of the agents, seriously affects or will seriously affect the financial markets, or our business, or the ability of the agents to perform its obligations under the agency agreement, or an investor's decision to purchase the common shares;

      - following a consideration of the history, business, product candidates, property or our affairs or our principals and promoters, or of the state of the financial markets in general, or the state of the market for our securities in particular, the agents determine, in their sole discretion, that it is not in the interest of an investor to complete the purchase and sale of common shares;

      - the common shares cannot, in the opinion of the agents, be marketed due to the state of the financial markets, or the market for the common shares in particular;

      - an inquiry or investigation (whether formal or informal) in relation to us, or our directors, officers or promoter, is commenced or threatened by an officer or official of any competent authority;

      - any order to cease, halt or suspend trading (including an order prohibiting communications with persons in order to obtain expressions of interest) in our securities prohibiting or restricting our offering is made by a competent regulatory authority and that order is still in effect;

      - we are in breach of any material term of the agency agreement; or the agents determine that any of our representations or warranties in the agency agreement is false or has become false.

Pursuant to the agency agreement, we have agreed to indemnify the agents and each of their agents, directors, officers and employees in respect of all losses, claims, damages or liabilities:

      - existing (or alleged to exist) by reason of untrue statements contained in this prospectus or other written or oral representation made by us to a purchaser or potential purchaser in connection with this offering, or by reason of the omission to state any fact necessary to make such statements or representations not misleading (except for information and statements supplied by and relating solely to an agent);

      - arising directly or indirectly out of any order made by any regulatory authority based upon an allegation that any such untrue statement or representation, or omission exists (except information and statements supplied by and relating solely to an agent) including, without limitation, an order that trading in or distribution of any of our securities is to cease resulting from the failure by us to file an amendment to the prospectus as required;

      - resulting from the failure by us to obtain the requisite regulatory approval of this offering unless the failure to obtain such approval is the result of a breach of the agency agreement by an agent;

      - resulting from the breach by us of any of the terms of the agency agreement;

      - resulting from any representation or warranty made by us in the agency agreement not being true or ceasing to be true;

      - if we fail to issue and deliver the certificates representing the common shares purchased in the offering in the form and denominations satisfactory to the agent at the time and place required by the agent with the result that any completion of the offering does not take place;

      - if, following the completion of the offering, a determination is made by any competent authority setting aside the sale of common shares under this offering, unless that determination arises out of an act or omission by an agent.

We have promised in our agency agreement with our agents to register for resale the shares of common stock they will receive upon the exercise of the warrants they will receive upon the closing of our offering. We have further promised to keep this registration statement effective for the 18 month period such agents' may exercise their warrants, although we might not be able to do so.

Although the shares of the selling shareholders have been registered along with the shares that we are offering, our agents have not agreed to offer the shares of the selling shareholders for sale to the public. If the selling shareholders desire to sell their shares, they must make their own arrangements with a broker-dealer who is willing to assist them in selling their shares. The selling shareholders may not resell their shares in the United States pursuant to this prospectus and registration statement.

When we refer to selling shareholders, we intend to include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares by selling shareholders will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) through the facilities of a stock exchange or over-the-counter markets, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. We have not been advised by any selling shareholder that it has entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor has any selling shareholder advised us that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Upon being notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Act, disclosing:

- the name of each selling shareholder(s) and the participating broker-dealer(s),

-     the number of shares involved,

-     the price at which the shares were sold,

- the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

- that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

-     other facts material to the transaction.

In addition, upon being notified by any selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

SECTION 15(g) OF THE EXCHANGE ACT

Our common shares are covered by the "penny stock" rules under Section 15(g) of the Securities and Exchange Act of 1934, as amended, and the related rules of the Securities and Exchange Commission. These rules impose additional sales practice requirements on United States broker/dealers who sell our securities. These rules require, among other things, that a broker engaging in a transaction in our securities provide its customers with:

-     a standardized risk disclosure document;

-     current quotations or similar price information;

- disclosure of the amount of compensation or other remuneration received by the broker and its sales persons as a result of the penny stock transactions; and

-     monthly account statements.

The foregoing rules apply to broker/dealers. The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained in the customer's confirmation. The broker prepares the information provided to the broker's customers. Because we do not prepare the information, we have no control over whether information is current or complete.

                    BUSINESS OF CHEMOKINE THERAPEUTICS CORP.

OVERVIEW

We are an early stage biotechnology company developing drugs in the field of chemokines and cytokines. Chemokines are a class of cytokines which play major roles in physiological processes such as the metastasis of cancer, blood cell mobilization, autoimmune and inflammatory diseases. Cytokines are proteins that regulate a large number of physiological functions, including blood cell supply and tissue development. Some well known cytokines that are approved therapeutics for blood cell formation and are currently on the market are Neupogen(R) and Epogen(R).

Our objective is to discover drug candidates that target chemokine receptors and develop them through Phase II clinical trials. Provided that we reach this stage with individual drug candidates, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop our drug candidates through Phase III and Phase IV of clinical trials. In some circumstances, when appropriate, we may license a product to a partner at an earlier stage. We intend to license the marketing of our product candidates to companies with existing infrastructure for the marketing of pharmaceutical drugs.

Chemokine Therapeutics Corp. was founded on July 15, 1998. We are incorporated under the laws of the State of Delaware. We have a wholly owned subsidiary in British Columbia, Chemokine Therapeutics (B.C.) Corp., incorporated under the laws of the province of British Columbia, which employs all of our executive management.

OUR OFFICES AND RESEARCH FACILITIES

Our headquarters are located in Vancouver, British Columbia, at the University of British Columbia. Our research activities are centralized in Vancouver under Globe Laboratories Inc. in an incubator facility on the campus of University of British Columbia. Globe Laboratories is a company 66.7% beneficially owned by Dr. Hassan Salari and is engaged in chemokine research for us on a contracted operating cost basis plus a 2% margin. Globe Laboratories is eligible for Canadian scientific research and development tax credits. Pursuant to a development agreement between Globe Laboratories and us all proprietary interest, including all patent rights, trademarks, copyright, trade secrets and confidential information in the product candidates developed by Globe Laboratories for us is our exclusive property.

Through our location on the campus of University of British Columbia and our affiliation with University of British Columbia, we have access to a wide range of equipment and scientific facilities, such as University of British Columbia's animal facility. This allows us to minimize costs while maintaining quality. We lease office space of 1,200 square feet in Vancouver, B.C., from Salari Enterprise Ltd., a company 100% owned by Dr. Hassan Salari, our Chairman, President and Chief Executive Officer.

Dr. Hassan Salari leads an experienced team and has had previous experience with the formation and development of biopharmaceutical companies and is a scientist in the field of drug discovery and development. Walter Korz, the head of our drug development program, was formerly Clinical Development Manager with Angiotech Pharmaceuticals, Inc. (ANP.TO).

We have established a network of research collaborations with the following universities or organizations:

-     University of British Columbia, Vancouver

-     Memorial Sloan Kettering Cancer Center, New York

-     Indiana University Medical School, Indianapolis

-     University of California, Blood and Marrow Transplantation Division, San
      Diego

-     Chinese University, Hong Kong

-     Center for Cancer Research, National Cancer Institute, Bethesda

Although these are beneficial research collaborations, we are not dependent on any of such collaborations. We do not pay the institutions for these collaborations and the institutions are not required to provide us anything definite in return. These institutions have permission to use our products for research, but they do not otherwise gain any right to our technology. These collaborations allow researchers at these institutions to pursue their own research interests with our products. We may benefit from papers they publish and other results of their research. Many medical schools and cancer institutes conduct research on cancer-related topics and we believe we could establish collaborations with other institutions if it were beneficial to us.

We also maintain a close collaboration with the research scientists and doctors on our Medical and Scientific Advisory Board including, amongst others: Malcom
A. Moore, co-inventor of Neupogen(R), and Edward D. Ball, co-founder of Medarex, Inc. (See "Management - Management Background - Medical & Scientific Advisory Board").

A NOTE ON CLINICAL TRIALS

A clinical trial is a type of research study that tests an investigational new drug or method to evaluate its safety and efficacy in humans. Clinical trials in the United States are overseen by the Food and Drug Administration, or FDA, and may be carried out in a clinic, hospital or other medical facility. In Canada, clinical trials are overseen by the Therapeutics Products Directorate. In both countries there are usually four phases of clinical trials, I through IV.

An Investigational New Drug application, or IND, is a request for authorization from the FDA to administer an investigational drug or biological product into humans. Such authorization must be secured prior to commencement of Phase I clinical trials.

Phase I clinical trials are typically the first study of a drug in humans. These studies typically evaluate safety, and pharmacokinetics, the metabolism and action of the drug, in a small group of usually less than 50 healthy subjects. Phase I clinical trials can also allow researchers to evaluate dose levels as well as route of administration.

Phase II clinical trials are designed to measure efficacy, short-term tolerability and further information related to the optimum dose in specific patient groups for specific diseases. These trials are usually conducted with patients who are suffering from the disease. The studies involve a greater number of subjects than Phase I clinical trials.

A Phase III clinical trial compares the results of people taking a new treatment with results of people taking standard treatment, for example, which group has better survival rates or fewer side effects. In most cases, studies move into Phase III clinical trials only after a treatment has shown an acceptable safety profile and preliminary efficacy results in Phases I and II. Phase III trials may include hundreds of people.

A Phase IV clinical trial is conducted once a drug has been approved and is being marketed. The drug is studied in a Phase IV clinical trial to evaluate side effects of the new treatment that were not apparent in the Phase III trial. Phase IV clinical trials involve testing in large groups of people, sometimes in the thousands.

Phase I, Phase II, Phase III and Phase IV generally have the same meaning in the U.S., Canada and Europe. The clinical results from one jurisdiction can be used in an application in another jurisdiction to avoid duplicating clinical trials; however, generally, each of the U.S., Canada and Europe will require at least a Phase III study to be completed in their jurisdiction prior to granting new drug approval.

We intend to seek regulatory approval for marketing of a new drug in both North America and in Europe if and when our drug candidates are successful in completing Phase III clinical trials. There can be no assurance that any of our drug candidates will demonstrate safety and efficacy during the conduct of clinical trials necessary to gain regulatory approval.

OUR RELATIONSHIP WITH PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

We have a strategic relationship with Pharmaceutical Product Development, Inc. (PPDI.NASDAQ). PPDI acquired 2,000,000 series "A" preferred shares through an investment of US$2,700,000 and we granted to PPDI share purchase warrants entitling PPDI to purchase a total of 500,000 common shares at an exercise price equal to the offering price expiring 36 months after the closing of this offering, and subject to the closing of this offering. PPDI currently holds approximately 13.4% of our voting securities.

We granted PPDI an option, exercisable for up to 90 days, to license CTCE-0214 following completion of the Phase I clinical trials. PPDI also provides regulatory services and general consulting services for the development of CTCE-0214 at market rates. If PPDI exercises its option, PPDI will pay us a total of US$15 million in payments upon achieving certain milestones: (i) US$1.5 million upon exercise of the option; (ii) US$2 million upon initiation of Phase III clinical studies; (iii) US$4,000,000 upon acceptance of a new drug application filing with the FDA; (iv) US$7,500,000 upon approval of the new drug application by the FDA. In addition we will receive a royalty at one of two rates based on whether or not CTCE-0214 is sold in a country in which we can enforce our patent rights. The rates will increase based on the level of net sales of CTCE-0214. The rates vary from 8% on net sales of less than or equal to US$400,000,000, 10% on net sales of US$400,000,000 to US$1,000,000,000, and 12%
on net sales above US$1,000,000,000. In addition PPDI will pay the entire cost of drug development, including manufacturing, clinical trials and regulatory fillings.

Under our agreement with PPDI, we will fund the Phase I clinical studies of CTCE-0214. When we decide to license any other of our compounds to a third party, we will give notice to PPDI and allow PPDI the first opportunity to negotiate a license with us. If PPDI has no interest in a compound or we are unable to reach an agreement on a license, we may then negotiate and grant licenses to other companies.

Although PPDI may terminate the relationship at any time, subject to any then existing obligations, we have no general right to terminate the relationship, except in case of PPDI's insolvency. If PPDI terminates the relationship, we would have no ongoing obligation to PPDI, other than with respect to options that PPDI had previously exercised.

In the six-month period following this offering, PPDI will consult with us from time to time as we request in connection with issues relating to the development of CTCE-0214, including the design and execution of clinical trials; the evaluation of the results of clinical trials; and the design, execution and evaluation of research and development activities. We will pay PPDI a consulting fee of $150,000 over the six month period.

OUR RELATIONSHIP WITH PROCTER & GAMBLE PHARMACEUTICALS, INC.

We have a research collaboration with Procter & Gamble Pharmaceuticals, Inc. (P&GP), a subsidiary of The Procter & Gamble Company (NYSE: PG) to develop chemokine-based drugs for the treatment of cardiovascular disease. Under the terms of the agreement, we will provide P&GP with an exclusive research opportunity to evaluate certain of our preclinical compounds for their development potential. P&GP will assume responsibility for the research and development program, while we will be responsible for manufacturing the compounds for the program. In addition, we have the potential to receive pre-defined milestone and royalty payments upon P&GP's execution of an option to license and develop a compound for commercialization following the conclusion of the research program.

OUR RELATIONSHIP WITH THE UNIVERSITY OF BRITISH COLUMBIA

On September 22, 1999 we entered into a license agreement with University of British Columbia. The license grants to us exclusive world-wide rights to research, develop and commercially exploit certain patented technologies, which remain the property of University of British Columbia. The licensed technology relates to therapeutics involving stromal cell derived factor 1, or SDF-1 peptide antagonists and agonists which are currently applicable to our drug candidates CTCE-9908 and CTCE-0214, respectively.

Under the agreement we are obligated to achieve various milestones and to make milestone payments and to pay royalties of 2% of any revenues or other consideration derived from the licensed technologies. The remaining milestone payments on one of either CTCE-9908 or CTCE-0214 include the following: (i) CDN$100,000 at the time of completion of Phase II clinical trials; (ii) CDN$250,000 at the time of completion of Phase III clinical trials; and (iii) CDN$500,000 on the filing for new drug approval. We have paid a total of CDN$15,000 to University of British Columbia upon the execution of the agreement in 1999 and CDN$50,000 in 2003 in connection with our filing of an Investigational New Drug application.

The term of the license agreement is the longer of 20 years from the date of the agreement and the expiration of the last patent relating to the licensed technology. The license agreement shall automatically terminate if any proceeding under the Bankruptcy and Insolvency Act of Canada is commenced by or against us. In addition, University of British Columbia may terminate the agreement for various reasons including if we become insolvent, fail to pay monies due under the agreement, breach certain terms of the agreement, or if the licensed technology becomes subject to a lien, charge or encumbrance.

OUR BUSINESS

Chemokine Therapeutics Corp. is a biotechnology company with specific interest in protein based drug development. We are specifically focused on protein based drugs that target a class of cytokines known as chemokines. Cytokines are soluble proteins produced by cells to control interactions between other cells. Chemokines, more specifically, are a complex family of small proteins produced in the body, which have a regulatory function on the development and migration of various cell types. Of particular interest is the role chemokines play in controlling the movement of cells in the immune system and in activating the immune system to fight disease or to maintain the normal functioning of the immune system.

DRUG DISCOVERY CAPABILITIES

We have a team of chemists and biologists headed by our Chief Executive Officer, Dr. Hassan Salari that has developed an approach to discover chemokine and cytokine based drug candidates. Even though they occur naturally in the body, the majority of chemokines and cytokines in their natural state are not suitable for use as therapeutic drugs due to their instability, potential side effects such as allergic reactions, fever and bone pain. We have developed techniques to generate small versions or analogs of natural chemokines or cytokines, which copy the function of chemokines known as agonists or inhibit their function known as antagonists. While these analogs function similarly to natural chemokines or cytokines, we believe these analogs do not possess their side effect profiles; therefore these analogs could be used as therapeutic drugs to replace natural chemokines. We have designed several hundred of these analogs and have tested them in our laboratories. We have selected four of these compounds as drug candidates, two of which, CTCE-9908 and CTCE-0214, we consider lead product candidates. We are testing CTCE-9908 for the prevention of the metastasis of cancer and we are testing CTCE-0214 for hematological support such as stem cell mobilization. We have completed lead optimization of CTCE-0324 and will continue to test it in animal models of peripheral vascular disease. We have also completed lead optimization of CTCE-189 for multiple sclerosis. We have several additional compounds which require further testing and lead optimization, targeting hematological diseases, cardiovascular diseases and inflammatory diseases.

The scope of our drug development activities includes:

-     Investigation of natural chemokines and cytokines;

-     Identification of binding sites for chemokines;

- Design of new analogs, based on the structure of chemokines or cytokines, that enhance or counteract the biological activities of their natural counterparts;

-     Synthesis of the designed compounds;

-     Screening and identification of drug potential;

-     Proof of efficacy and pre-clinical development;

-     Phase I and Phase II clinical trials; and

- Partnership with other established pharmaceutical companies with marketing infrastructure and expertise to further develop and commercialise our product candidates.

We have completed a Phase I clinical trial for our CTCE-9908 compound but have not begun a Phase II clinical trial for any compound.

OUR STRATEGY

We will use our drug discovery capabilities to discover drug candidates that target chemokine receptors on particular cell types and develop them through Phase II clinical trials. As part of this process, we actively pursue intellectual property protection, primarily patent protection, relating to our discoveries.

After satisfactorily completing Phase II clinical trials with individual drugs candidates, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop the products through Phase III and Phase IV clinical trials. In some circumstances we may license particular drug candidates to partners at earlier stages of development. We may also choose to license the marketing of certain products to companies with existing infrastructure for the marketing of pharmaceutical drugs.

THE CHEMOKINE SYSTEM

Chemokines are a recently discovered family of small, soluble proteins, structurally-related to cytokines. They assume a range of important functions in the human body, mainly in relation to the immune system. Among other functions, chemokines are responsible for blood cell formation through stem cell growth and differentiation. In addition, chemokines participate in white blood cell mobilization and in the initiation of immune responses. They are produced and released by a wide variety of cell types.

In addition to their designated natural functions, chemokines have been found to play an important role in the physiological processes of a variety of prominent and critical diseases. There is a growing focus in the scientific community on chemokine involvement in cancer, both at the level of blood vessel generation and metastasis, in viral infections such as HIV and in autoimmune diseases, as evidenced by studies in an increasing number of research publications and articles.

The mechanism of chemokine action always involves initial binding to specific receptors on target cells, such as white blood cells. Over fifty different human chemokines and seventeen human receptors have so far been identified and described.

We utilize peptide technologies known as solid phase synthesis to design proteins and peptide drugs that target chemokines. However, the same technology is applicable to cytokines, hormones and growth factors.

As several chemokines normally interact with a specific receptor and certain chemokines can interact with several receptors, the apparent complexity and redundancy in the human system makes the identification of effective drug candidates difficult. The principle challenge is to identify which chemokines and receptors should be targeted to produce the desired effects.

We have developed our own approach to address this challenge, consisting of a combination of the following elements:

- IDENTIFICATION AND CHARACTERIZATION OF CHEMOKINE FUNCTIONS - A great deal of information is known about chemokines including their roles, linear amino acid sequence, 3-dimensional structure, genetic sequence, molecular weight and binding sites. We leverage this information to identify the binding sites on chemokines which bind to receptors on the surface of various cells in the body. We select chemokines and those important binding sites for further study and potentially to manufacture them synthetically. These synthetic peptides are called analogs. We produce analogs that have the potential to replace proteins for those chemokines that cannot be produced naturally due to either their breakdown, instability or their aggregation in the body. We synthetically produce chemokines that are believed to have important therapeutic properties and potentially represent large markets.

- COMPUTATIONAL DESIGN OF NEW CHEMOKINE-BASED DRUG CANDIDATES - Our understanding of the 3-dimensional structure and binding of a chemokine with its receptor is essential for the design of a smaller chemokine analog of its natural counterpart.

- STRUCTURAL REDESIGN FOR ENHANCEMENT/IMPROVEMENT OF CRITICAL ACTIVITIES AND PROPERTIES - Redesign of the original drug candidate is required as part of the rational peptide design process. The changing of one linkage or an amino acid can cause the drug candidate to enhance or counteract the biological activities of their natural counterparts, or improve the pharmacokinetics. We continually redesign in an effort to obtain more desirable peptides.

- SYNTHESIS OF NEW ANALOGS USING SOLID PHASE TECHNOLOGY - We use solid phase peptide synthesis to generate several amino acid peptides of relatively short length, typically 5 to 15 amino acids, or large sequence peptides, typically 15 - 70 amino acids in length. The technology allows the cost effective production of peptides with yield levels that are greater than observed with recombinant protein production. This is achieved synthetically through organic chemistry. This process also allows for the introduction of non-natural amino acids and other chemical groups into peptides, allowing for rational design of a drug candidate.

- SYSTEMATIC SCREENING OF PROMISING CHEMOKINE AGONISTS AND ANTAGONISTS USING RECEPTOR BINDING STUDIES - Systematic screening of promising chemokines is performed through receptor binding studies. Analogs bearing the desired biological and chemical properties of a desired therapeutic are candidates for animal model evaluation.

- EVALUATION OF THE NOVEL DRUG CANDIDATES IN ANIMAL MODELS OF THE DISEASE FOR PROOF OF EFFICACY - Novel drug candidates are evaluated in animal models of the disease to assess safety and efficacy. The first animal models are typically mice or rats. These studies are categorized as preclinical studies.

OUR PHARMACEUTICAL DRUG CANDIDATES

CTCE-9908 (ANTI-METASTASIS)

When a cancer spreads from its original site to another area of the body, it is termed metastatic cancer. Cancer metastasis involves a complex interaction of many factors, including the type of cancer, the degree of maturity of the tumour cells, the location and how long the cancer has been present, as well as other factors not completely understood.

CTCE-9908, based on our laboratory studies in animal models of lung cancer, has the potential to reduce or delay the progression of metastasized lung cancers. CTCE-9908 will be developed targeting the specific type of metastatic cancer that is determined to best respond to this form of therapy. The first indication will be selected from indications with a high prevalence of metastasis such as non-small cell lung cancer or NSCLC. We also intend to test the same compound for other metastatic forms of cancers such as breast cancer, colorectal cancer and prostate cancer.

Cancerous cells have been shown to express receptors on their cell surface known as CXCR4 receptors. As these cells detach from the primary tumour and circulate throughout the body, they stop in the blood vessels of organs that produce high levels of the chemokine SDF-1 which binds to CXCR4 receptors. This binding induces the migration of cancer cells into normal tissue and induces blood vessel generation leading to the growth of metastatic tumours.

CTCE-9908 is an antagonist of SDF-1, the chemokine that binds to the CXCR4 receptor. The drug candidate inhibits the binding of cancer cells to other tissues, with the potential to reduce the spread of cancer throughout the body.

CTCE-9908 has the potential to become part of a new generation of drugs that acts to inhibit the metastasis of cancer cells from the primary tumour by preventing the binding of cancer cells to other tissues in the body. In our animal trials, we found a reduction of 50% to 70% of the metastasis to the lungs as compared with untreated animals, and a prevention of detectable metastasis to other organs and tissues.

We have discovered in our animal models that CTCE-9908:

-     prevents NSCLC metastasis to the lungs by approximately 68%;

-     abolished detectable metastasis to sites outside of the lungs; and

- did not affect the anti-cancer activity of another chemotherapeutic drug tested in our animal model studies.

In addition, preliminary results from human Phase I clinical trials demonstrate low toxicity in humans.

Development of CTCE-9908

Our drug candidate CTCE-9908 has recently completed a Phase I clinical trial in the United Kingdom. This was a single-dose escalation trial to access safety in healthy volunteers. CTCE-9908 was shown to be well tolerated with no serious or drug related adverse events. According to the final report of the clinical trial prepared by DDS Medicines Research Limited, a total of 24 healthy subjects, of which 18 were male and six were female, were divided into four groups of six subjects. The study consisted of three dose levels with four subjects receiving CTCE-9908 and two receiving a placebo. The first group of subjects received placebo or CTCE-9908 at a dose of 0.5 mg/kg body weight with the subsequent groups receiving placebo or 2 and 5 mg/kg body weight respectively. The fourth group consisted of healthy women of non-child bearing potential who were administered a dose of 5 mg/kg or placebo, in the same manner as the first three groups. There were no serious adverse events noted in any subject during the study. Overall, the product was non-toxic and well tolerated.

We expect to initiate a Phase II clinical trial of CTCE-9908 during the second half of 2005. This will be a multi-dose escalation trial in non-small cell lung cancer patients assessing safety and preliminary efficacy. The table below provides a summary of the CTCE-9908 clinical plan.

CLINICAL DEVELOPMENT PLAN FOR CTCE-9908

DESCRIPTION                  CLINICAL PHASE  NO. OF SUBJECTS  DURATION         LOCATION(S)
-----------                  --------------  ---------------  --------         -----------
Single-Dose Safety Study     I (Completed)   24               6 months         United Kingdom
in Healthy Volunteers

Multi-dose Safety and        II (To be       approx. 50       To be            To be determined
Preliminary Efficacy Study   commenced in                     determined
in Non-Small Cell Lung       2nd half of
Cancer Patients              2005)

Multi-dose Safety and        II (To be       approx. 50       To be            To be determined
Preliminary Efficacy in      commenced in                     determined
Cancer Patients of Mixed     1st half of
Tumour Types To              2006)
Potentially Include
Breast, Prostate,
Colorectal Cancer and
Osteosarcoma.

We will fund the Phase II clinical trials of CTCE-9908 and outsource the actual clinical trials to contract research organizations. Assuming that these Phase II clinical trials are successful, we will seek to license CTCE-9908 to a large pharmaceutical company that would carry out the Phase III clinical trials.

Market Need for CTCE-9908

As a potential anti-metastasis cancer therapy, we believe that CTCE-9908 is unique and has the potential to address a large and growing cancer market. Cancer is a major health care problem as approximately 23% of all deaths in the U.S. in 2001 were caused by cancer according to the National Cancer Institute. The National Cancer Institute estimates that there will be 1,368,030 new cases of cancer in 2004 in the U.S., including 230,110 prostate cancers; 217,440 female breast cancers; 173,770 lung cancers; and 146,940 cancers of the colon/rectum. In addition, the risk of being diagnosed over one's lifetime with cancer is approximately 46% of U.S. males and 38% of U.S. females according to the National Cancer Institute.

According to the American Cancer Society, about one-third of patients with cancer, excluding nonmelanoma skin cancers, have metastases that are detected at the time their cancer is first diagnosed. Another third of patients have metastases that are too small to be detected by usual diagnostic tests. These micrometastases, however, will eventually grow into clinically significant metastases if the patient receives no treatment or local treatment of the primary tumour only.

Competition for CTCE-9908

Lung cancer is a large market and therefore will continue to attract significant competition from marketed products. There are at least 70 product candidates in clinical development for lung cancer as tabulated by Medicines in Development for Cancer 2003 Survey. However, the competition from companies specifically developing anti-metastasis drugs is less. Currently, there are several companies, including Novartis AG, OSI Pharmaceuticals, Inc. and Genentech Inc., attempting to develop drugs to treat primary and metastatic tumour sites by using inhibitors of Epidermal Derived Growth Factor Receptor ("EGFR") and Vascular Endothelial Growth Factor ("VEGF") targeted product candidates.

A few of the main companies pursuing cancer drugs for metastatic non-small cell lung cancer are:

COMPANY                            PRODUCT                     STATUS
-------                            -------                     ------
Cell Pathways Inc.(1)             Aptosyn(R)                  Phase III
Genentech Inc.                    Avastin(TM)                 Phase III
Bristol Myers Squibb Co.          BMS 275291                  Phase II

(Source: Medicines in Development for Cancer 2003 Survey; Company Reports)

1.    A subsidiary of OSI Pharmaceuticals, Inc.

To the best of our knowledge, we are the only company at this time that has been able to demonstrate significant prevention of cancer metastasis in animals with an SDF-1 antagonist drug candidate.

CTCE-0214 (HEMATOLOGICAL SUPPORT)

The natural chemokine SDF-1 is known to have a role in the blood cell formation in the body known as the hematopoietic process. Our drug CTCE-0214 is an analog of SDF-1. CTCE-0214, based on our research in animal models, increases the level of stem cells, white blood cells or neutrophils and blood clotting platelets in the plasma. A potential target indication is the use of CTCE-0214 for mobilization of stem cells and neutrophils into the blood stream for collection and future transfusion. The time required to mobilize and collect these cells is a significant issue for both related and unrelated healthy donors. Future development may include use by patients that require rapid increases in circulating neutrophils to prevent infection or those who require stem cell transplant.

Blood is made up of a number of different types of cells involved in many different physiological functions, from infection fighting to blood clotting. These cells have a limited life span; neutrophils live a few hours and erythrocytes or red blood cells survive for a few weeks. Therefore the body needs to continually produce up to 1011 cells per day to maintain a normal balance (Source: Hematopoietic Lineages in Health and Disease). The blood cell production process largely occurs in the bone marrow from hematopoietic stem cells that form progenitor cells, which proliferate and differentiate into mature blood cells.

In animal tests, CTCE-0214 mobilized cells that express the SDF-1 receptor, CXCR4, including neutrophils, platelets and hematopoietic progenitor cells, raising the animal's level of cells in the blood. In the past, SDF-1 therapy for cancer patients was not possible due to its breakdown in circulation, allergic reaction due to production of antibodies and other complications. We have designed and produced an analog of SDF-1 that possesses superior stability and potentially overcomes these issues.

That CTCE-0214 is an agonist of SDF-1 was shown in the laboratory by its competition against SDF-1 in binding to cells bearing CXCR4. Upon binding, CTCE-0214 induces a host of cellular activation responses, specifically mobilization of the cell. In preclinical animal models, CTCE-0214 is effective in significantly raising the level of neutrophil, platelet and hematopoietic progenitor cells in the blood. Its low toxicity and good tolerability are shown by the lack of adverse effect towards blood cell and bone marrow cells.

Chemotherapy and radiation therapy destroy bone marrow, resulting in patients no longer producing the blood cells needed to carry oxygen, fight infection and prevent bleeding. To alleviate these problems, many patients undergo Bone Marrow Transplantation ("BMT") and Peripheral Blood Stem Cell Transplantation ("PBSCT") to replace the destroyed stem cells. Apheresis is the removal of blood that is then passed through a machine that separates the stem cells, returning the blood to the patient and storing the collected stem cells. Apheresis has replaced bone marrow as a source of hematopoietic stem cells for transplantation within the same individual.

The main purpose of BMT and PBSCT in cancer treatment is to make it possible for patients to receive very high doses of chemotherapy and/or radiation therapy. Chemotherapy and radiation therapy generally affect cells that divide rapidly. They are used to treat cancer because cancer cells divide more often than most healthy cells. However, because bone marrow cells also divide frequently, high-dose treatments can severely damage or destroy the patient's bone marrow. Without healthy bone marrow, the patient is no longer able to make the blood cells needed to carry oxygen, defend against infection, and prevent bleeding. BMT and PBSCT replace stem cells that were destroyed by chemotherapy. The healthy, transplanted stem cells can restore the bone marrow's ability to produce the blood cells the patient needs.

CTCE-0214 is targeted at patients preparing for cancer therapy. It is estimated that approximately 10% of cancer patients die due to infection and other blood complications during cancer treatment. This death rate could be reduced significantly if the corresponding blood counts, especially neutrophils and platelets could be restored more quickly.

In connection with cancer treatment, hematological agents are currently used in several applications, including stem cell mobilization and expansion to increase the level of stem and progenitor cells in the blood taken for transplant. This stem cell enriched blood material is transplanted back to patients after their treatment.

CTCE-0214 has the potential to be used in stem cell mobilization indications and offers potential improvement compared to the currently available therapies. The results of our animal model hematological studies show that CTCE-0214 has a rapid mode of action, enabling the required increase of the stem cells, white blood cells and platelets within one hour. Currently available treatments, if at all successful, require more time, typically a few days to a week. In addition, our animal model statistics have shown that our drug candidate may increase the benefits of Neupogen(R), currently the main drug currently in use for immune system recovery.

We have discovered in our animal models that CTCE-0214 injected intravenously:

      - increased the number of neutrophils in the blood stream by approximately 710% over the number of neutrophils in the blood stream of the control;

      - increased the number of platelets in the blood stream by approximately 260% over the number of platelets in the blood stream of the control; and

      - increased the number of stem cells in the blood stream by approximately 340% over the number of stem cells in the blood stream of the control.

Development of CTCE-0214

We have completed the pre-clinical work on CTCE-0214's efficacy and certain aspects of toxicology studies in support of initiation of a single dose Phase I study. These studies included pivotal toxicology and safety studies in two animal species. We have also submitted our Investigational New Drug application to the FDA in April 2004. In June 2004, the FDA accepted our IND and we initiated Phase I clinical trials in the U.S. in the fourth quarter of 2004 and expect to initiate Phase II clinical trials in 2006, based on Pharmaceutical Product Development, Inc., conducting the Phase II trials.

If PPDI exercises its option to license CTCE-0214 after Phase I clinical trials, then PPDI would fund and carry out the Phase II and Phase III clinical trials. If PPDI does not exercise its option, then we will evaluate the feasibility of proceeding with, and funding a Phase II study internally, or with another partner.

Market Potential for CTCE-0214

As a potential mobilizer of white blood cells and platelets, CTCE-0214 is a potential therapy for patients with chemotherapy induced neutropenia and thrombocytopenia. In addition, other diseases or disorders that cause neutropenia or thrombocytopenia will be targeted. World-wide sales of neutropenia treatments in 2003 were approximately US$3 billion and are projected to increase to over US$4.5 billion by 2008 according to Business Communications Company, Inc. Another potential application of CTCE-0214 is for enhancing stem cell mobilization from the bone marrow to the blood prior to blood transplantation. In 2002, there were approximately 45,000 blood and marrow transplants world-wide, according to the International Bone Marrow Transplant Registry.

The market for immune system recovery and stem cell mobilization is currently served by only a few products. There is a strong need for products that have the potential to enhance the performance of the growth factors currently in use or provide additional resources in maintaining proper physiological responses in the body.

Competition for CTCE-0214

Although the FDA has approved a range of cytokine based drugs for stimulating blood cell recovery, we are not aware that the FDA has approved any chemokine based drug.

      STEM CELLS

      Ex vivo. Currently there are a number of cytokines, such as Neupogen(R) manufactured by Amgen, Inc., and stem cell factors and thrombopoietin that are used for ex vivo or out-of-the body stem cell expansion. Since the drug is not introduced into the body directly, the regulatory approval process follows that of a new device application rather than the more burdensome process required for a drug compound to be used in the body.

      In vivo. The commonly used drug to elevate the number of stem cells in the blood in vivo or in-the-body is Neupogen(R). In a study conducted between 2000 and 2003, the drug was effective for 77% of patients, but in 23% of patients, it failed to mobilize sufficient stem cells after chemotherapy and Neupogen(R) treatment according to Transfusion, May 2004. There is a strong need for more efficacious products in this market. There are some new drugs under development for this market. The most notable is AMD3100(TM) being developed by AnorMED Inc. AMD3100(TM) has been shown to work in synergy with Neupogen(R) and increase the total number of transplantable stem cells. AMD3100(TM) is currently in clinical trials and we do not know when or if it might be approved.

      CTCE-0214 does not work on the same target as Neupogen(R), but focuses on a different part of the cell. We hope to show that our drug will be more effective than currently available drugs through CTCE-0214's potentially rapid action.

      NEUTROPHILS

      Neupogen(R), approved in 1991, is approved for use in preventing infection in cancer patients, in bone marrow and peripheral blood progenitor cell transplantation and in severe chronic neutropenia, a rare blood disorder. The limitations of Neupogen(R) include lack of rapid action and a relatively high failure rate due to lack of response of the drug in approximately one quarter of people. The effect of the drug on the recovery of neutrophils is slow. Usually a few days to a week is required for the drug to show some results.

      Leukine(R), manufactured by Berlex, Inc., is another product from the same class of cytokines as Neupogen(R), and is used to stimulate neutrophil and monocyte progenitors, usually together with Neupogen(R). Leukine(R) typically requires a few days to a week for mobilization, and has certain side effects and therefore is not used commonly. As with Neupogen(R), some portion of patients are non-responsive or become refractory.

      PLATELETS

      Platelets are small cellular fragments found in the blood that play a vital role in preventing bleeding. A low number of platelets, which is referred to as thrombocytopenia, leads to anemia, general fatigue and an inability to stop bleeding. Patients suffering from cancer and AIDS as well as those undergoing chemotherapy typically suffer from this condition. Patients with thrombocytopenia often receive platelet transfusions, in which healthy donor platelets are collected and transfused into the patient. However, multiple platelet transfusions are costly and associated with immune reactions. Patients can develop antibodies, making further transfusion of random donor platelets ineffective and requiring single donor platelets from compatible individuals. The transfused platelets are also sometimes underperforming platelets with a shortened life-span in circulation and unable to clot properly.

      We are aware of only one approved drug for increasing the number of platelets in the blood. Interleukin eleven (IL-11) is a thrombopoietic growth factor that is currently used in the application for increasing platelet production. The compound is marketed by Wyeth under the name Neumega(R). We are investigating whether our compound CTCE-0214 will increase the level of circulating platelets more rapidly and with greater efficacy than Neumega(R), and potentially be a more effective treatment for thrombocytopenia.

OTHER DRUG CANDIDATES

CTCE-0324

CTCE-0324, based on our research on animal models, increases the number of primitive stem cells, which have the potential to turn into the cells that comprise blood vessels. Formation of the new blood vessels, known as angiogenesis or neovascularization, is a critical process in increasing blood supply to the areas of the body where vessels are occluded or have died. Approximately 10 million Americans suffer from a condition referred to as peripheral vascular disease or PVD according to Medical Update - "Shaping the Future of Medicine". This problem is seen most often in diabetics as well as elderly patients. The incidence of this disease increases with age. In western countries, approximately 5% of men aged 55-64 years and 3% of all women will have symptomatic PVD of the lower limbs. Out of this population, 30% have pain at rest with 5 to 10% requiring amputation in spite of treatment with medication, surgical bypass and angioplasty according to The Practitioner, "Western Countries: Lower Limb Occlusive Disease".

CTCE-0324 is currently in the research and preclinical testing phase. We intend to carry out further animal testing of the compound to determine the potential of this agent for peripheral vascular disease.

CTCE-189

CTCE-189, based on our research on animal models, inhibits the action of a chemokine believed to be involved in the initiation of several autoimmune diseases, in particular multiple sclerosis or "MS". MS is a neurodegenerative disease that is believed to be initiated by the over activation of immune system cells. Certain of these cells are not normally present in large numbers in the brain. However, chemokines could cause a large number of immune system cells to travel to the brain and spinal cord area which subsequently lead to the damages to the nerve and induction of conditions associated with MS. Approximately 400,000 Americans acknowledge having MS, and every week about 200 people are diagnosed with MS according to the National Multiple Sclerosis Society. CTCE-189 is currently in the research and preclinical testing phase. Further we intend to study the toxicology and pharmacokinetics of CTCE-189 in animal species.

VARIOUS PRODUCTS STAGE OF DEVELOPMENT

The chart below sets out our drug candidates and their respective stages of development:

                                                                       RESEARCH/   PHASE    PHASE   PHASE
    PRODUCT                               INDICATION                  PRECLINICAL    I        II     III     MARKET
---------------           -----------------------------------------   -----------  -----    -----   ------   ------
1. CTCE-9908              Anti-metastasis of NSCLC and potentially
                          other cancer types

2. CTCE-0214              Hematological support; Stem cell,
                          neutrophil and platelet mobilization

3. CTCE-0324              Peripheral Vascular Disease

4. CTCE-189               Multiple Sclerosis

INTELLECTUAL PROPERTY

We regard the protection of our intellectual property to be critical to the success of our business and accordingly, we actively seek patent protection for our intellectual property. The following is a summary of our patents issued, and pending in the United States (US), certain countries of Europe (EP), Australia (AU), Canada (CA), Japan (JP) and Brazil (BR):

                  PATENTS ISSUED             PATENT APPLICATIONS(3)                   SUBJECT
                  --------------             ----------------------                   -------
1.            US 6,706,767 B2                                           Therapeutics for chemokine mediated
              Expires Jan. 22, 2021                                     diseases

2.            EP 1,286,684(1)(4):            CA 2,408,319(1)            CXCR4 antagonist treatment of
               UK 1,286,684(1)               JP 2001-581,849(1)         hematopoeitic cells
               FR 1,286,684(1)               AU 2001258110(1)
               DE 60,103,052(1)              US 09/852,424 (1)
              Expiring May 9, 2021           US 60/205,467(1)

3.            US 6,693,134                                              Bicyclic aromatic chemokine receptor
              Expires Nov. 13, 2021                                     ligands

4.            US 6,515,001                                              IL-8 receptor ligands-drugs for
              Expires Mar. 5, 2021                                      inflammatory and autoimmune diseases

5.            AU 762,472(2)                    CA 2,322,764(2)          Therapeutic chemokine receptor
               EP 1,061,944(2)(5):             JP 2000-536,397(2)       antagonists
               FR 1,061,944(2)                 US 09/646,192(2)
               UK 1,061,944(2)                 US 09/646,193(2)
               IT 1,061,944(2)
               DE 69,914,463(2)
              Expiring Mar. 12, 2019


                  PATENTS ISSUED             PATENT APPLICATIONS(3)              SUBJECT
                  --------------             ----------------------              -------

6.            EP 1,276,493(1)(5):            US 10/086,177(1)           CXCR4 agonist treatment of
               UK 1,276,493(1)               US 09/835,107(1)           hematopoietic cells
               FR 1,276,493(1)               BR PI 0110049-1(1)
               IT 1,276,493(1)               CA 2,405,907(1)
               DE 60,106,0028(1)             JP 2001-574,131(1)
              Expiring Apr. 12, 2021         AU 20012522081(1)



7.                                           US 09/993,354              MIP-1 alpha receptor ligands-drugs for T-
                                                                        cell mediated and autoimmune diseases

8.                                           US 60/373,629              Novel chemokine mimetics synthesis and US
                                             US 10/222,703              their use

9.                                           US 10/243,795              Design of chemokine analogs for
                                                                        treatment of human diseases

10.           US 6,831,101                                              Tricyclic terpenes of the family of
                                                                        abietic acid as rantes inhibitor
              Expires Nov. 13, 2021


1. Jointly owned by us and University of British Columbia, however we have obtained exclusive worldwide rights through a license agreement with University of British Columbia.

2. Owned by University of British Columbia, however we have obtained exclusive worldwide rights through a license agreement with University of British Columbia.

3.    Patents have a life of 20 years from the filing date.

4.    This European patent has effect only in the United Kingdom (UK), France
      (FR) and Germany (DE).

5.    This European patent has effect only in the UK, FR, Italy (IT) and DE.

As part of our confidentiality procedures, we enter into a non-disclosure and confidentiality agreement with each of our consultants, employees and specifically with any third party that would have access to our proprietary technology.

MANUFACTURING, MARKETING AND DISTRIBUTION

We have not yet introduced any products and have no manufacturing, marketing or distribution capabilities. If we develop products eligible for commercial sales, we intend to contract with third parties such as licensees, collaborators, joint venture partners or independent distributors to manufacture, market and distribute our products.

THE PHARMACEUTICAL MARKET

The pharmaceutical market in general has grown at rates above GDP growth. According to IMS World Review 2004, audited pharmaceuticals sales grew at 9% to US$466.3 billion in 2003.

Cytokines and cytokine targeted drugs are a class of drugs that are being developed by biotechnology companies. The following table sets forth certain information, including approximate sales, for some well-known cytokines and peptide based drugs. At this time, we know of no chemokine-based drugs on the market.

                                      SALES
                                 (1ST QUARTER 2003)
 COMPANY          DRUG             (IN MILLIONS)
 -------          ----           ------------------
Amgen Inc.     Epogen(R)             US$611
               Aranesp(R)            US$347
               Neupogen(R)           US$330
               Neulasta(R)           US$290
               Enbrel(R)             US$303

Biogen Inc.    Avonex(R)             US$286
               Intron A(TM)          US$440 (2002)

Chiron         Betaseron(R)           US$29
               Proleukin(R)           US$26

Genentech      Herceptin(R)          US$109
               Rituxan(R)            US$363

InterMune      Infergen(R)            US$10 (2002)
Serono         Rebif(R)              US$212

(Source - Cytokines, Chemokines and Growth Factors, December 2003, D&MD Publications)

GOVERNMENT REGULATIONS

Regulation by government authorities in the United States and foreign countries is a significant factor in the research, development, manufacture, and marketing of our products. Each of our product candidates will require regulatory approval before they can be commercialized. In particular, human pharmaceutical products are subject to rigorous preclinical and clinical trials and other premarket approval requirements by the FDA and other foreign authorities. It often takes companies many years to satisfy these requirements, depending on the complexity and novelty of the product. The review process is also extensive which may delay the approval process even more. As yet, we have not obtained any approvals to market our product candidates. Further, our business and your investment are at risk that the FDA or any other regulatory agency will not grant us approval for any of our product candidates on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems may result in restrictions on marketing or withdrawal of the product from the market.

Clinical trials are conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and the efficacy criteria to be evaluated. The phases of clinical studies may overlap. The designation of a clinical trial as being of a particular phase is not necessarily indicative that such a trial will be sufficient to satisfy the parameters of a particular phase, and a clinical trial may contain elements of more than one phase notwithstanding the designation of the trial as being of a particular phase. Our business and your investment are at risk that the results of preclinical studies or early stage clinical trials will not predict long-term safety or efficacy of our compounds when they are tested or used more broadly in humans. Various federal and state statutes and regulations also govern or influence the research, manufacture, safety, labelling, storage, record keeping, marketing, transport, or other aspects of such products. The lengthy process of seeking these approvals and the compliance with applicable statutes and regulations require the expenditure of substantial resources. Any failure by us or any of our future collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of our product candidates and any other products and our ability to receive product or royalty revenue.

EMPLOYEES

We are an early-stage biotechnology development company and, as of September 30, 2004, we had 12 full-time employees between us (3) and Globe Laboratories Inc.
(9), which provides research on our behalf. We also employ 2 part time consultants on various projects.

PROPERTY

We lease our laboratory and office facilities in Vancouver, B.C., under operating leases which expire at various dates ending December 31, 2007. As at September 30, 2004, we are obligated to make minimum lease payments totalling US$61,800 to the end of December 2007.

We anticipate upgrading our laboratory and office space after the offering and expect leasehold improvements and capital equipment to total approximately CDN$400,000. We do not own any real estate property. We own very little tangible personal property, since we lease our space. We also lease some equipment. Further we are paying to use some University of British Columbia equipment and facilities, including animal facilities. Other than our intellectual property, we own little property that has substantial value.

LEGAL PROCEEDINGS

We are not party to any pending litigation and, to the best of our knowledge, no litigation against us is contemplated or threatened.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND PLAN OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

All references to "$" or "dollars" in this discussion and analysis are to U.S. dollars unless otherwise noted.

OVERVIEW

We are in the biotechnology business with a focus on the discovery and development of protein based drugs. In particular, we focus on the area of chemokines and cytokines, proteins which regulate a large number of physiological functions. Since inception on July 15, 1998, we have established and are developing four drug candidates. Two of our drug candidates are in human clinical trials. These two drug candidates are CTCE-9908 and CTCE-0214, indicated for the prevention of the metastasis of cancer tumours and for hematological support, respectively. Our other two drug candidates are in preclinical development in the areas of neovascularization, CTCE-0324, and multiple sclerosis, CTCE-189. In addition, we maintain drug discovery programs to identify new drug candidates.

LIMITED OPERATING HISTORY: NEED FOR ADDITIONAL CAPITAL

Since inception we have been in the development stage. We have generated no revenue from sales of drug products. From inception to September 30, 2004 our accumulated deficit was approximately US$9.9 million. We expect to continue to incur operating losses in the near term as we fund clinical trials and until such time as product sales and/or royalty payments generate sufficient revenues to fund continuing operations.

We do not have sufficient financial resources to fund our anticipated operating losses. If we complete the minimum offering of CDN$14,000,000 hereunder we anticipate the funds will last at least 24 months. Our business and your investment are at risk that we will be unable to raise these funds and that the funds raised in our offering will not be sufficient to allow us to continue to advance the development of our drug candidates necessary to attract additional capital. If we need additional funds to continue to advance the development of our drug candidates and such funds are not available in a timely matter or at a reasonable cost, we will either have to suspend operations until funds become available, or cease operations entirely.

RESEARCH AND DEVELOPMENT

Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, costs associated with the clinical trials of our drug candidates, facility costs, supplies and materials, costs for consultants and related contract research and depreciation. We engage Globe Laboratories Inc. to carry out our research and development under contract. Globe Laboratories is controlled by Dr. Salari, our President and Chief Executive Officer and is engaged in research for us on a contracted operating cost basis plus a 2% margin. Pursuant to a development agreement between us and Globe Laboratories, all proprietary interest, including all patent rights, trademarks, copyright, trade secrets and confidential information of the research and development conducted by Globe Laboratories on our products is our exclusive property. Globe Laboratories is eligible for Canadian scientific research and experimental tax credits.

Our research and development activities are primarily focused on the clinical trials of CTCE-9908, a drug candidate for the prevention of metastasis of cancer tumours, and CTCE-0214, a drug candidate for hematological support. We are responsible for all costs incurred in our research and development programs. Our research and development activities also include two other drug candidates that will be tested in animal models of peripheral vascular disease and multiple sclerosis, designated CTCE-0324 and CTCE-189, respectively.

We expect our research and development expenses to increase as we continue work on our drug candidates and to expand our research and development programs. Over the next twelve months, our product research and development plan is summarized as follows:

- Commencement of Phase II clinical trials for CTCE-9908, our anti-metastasis drug candidate.

- Phase I clinical trials for CTCE-0214, our hematological support drug candidate.

-     Pre-clinical studies for CTCE-0324 and CTCE-189.

Clinical development timelines, likelihood of success and total costs vary widely. Although we are currently focused primarily on advancing our four drug candidates, we anticipate that we will make determinations as to which research and development projects to pursue and how much funding to direct to each project on an ongoing basis in response to the scientific and clinical success of each product candidate, as well as an ongoing assessment of its market potential.

Completion dates and completion costs to bring a drug to market vary significantly for each drug candidate given the nature of the clinical trials and the fact that more clinical trials may need to be conducted to advance a drug candidate based upon the results of each phase. In addition, we anticipate partnering with larger pharmaceutical companies to conduct and finance later stage clinical trials and therefore the timing of completion of the approval of a drug will likely not be within our control. Based on these factors we cannot reasonably estimate the completion dates and completion costs required to gain regulatory approval of our compounds for sale. The lengthy process of seeking regulatory approvals, and subsequent compliance with applicable regulations, require the expenditure of substantial resources. Delays in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, require additional funding.

STRATEGIC RELATIONSHIP AND PARTNERING STRATEGY

We have a strategic relationship with Pharmaceutical Product Development, Inc. ("PPDI"). PPDI acquired 2,000,000 series "A" preferred shares through an investment of US$2,700,000. PPDI holds approximately 13.4% of our voting securities (prior to the offering). Upon closing of this offering, PPDI will also hold share purchase warrants entitling them to purchase an additional 500,000 common shares at an exercise price equal to the offering price per share expiring 36 months after the closing of this offering. As part of the strategic relationship, PPDI has obtained an option, exercisable for up to 90 days, to license CTCE-0214 following completion of the Phase I clinical trials and provides regulatory services and general consulting services for the development of CTCE-0214 at market rates. If PPDI exercises their licensing option to license CTCE-0214 after Phase I clinical results, they will assume all costs of further development of this drug candidate.

We have a research collaboration with Procter & Gamble Pharmaceuticals, Inc. (P&GP), a subsidiary of The Procter & Gamble Company to develop chemokine-based drugs for the treatment of cardiovascular disease. Under the terms of the agreement, we will provide P&GP with an exclusive research opportunity to evaluate certain of our preclinical compounds for their development potential. P&GP will assume responsibility for the research and development program. We will be responsible for manufacturing the compounds for the program. In consideration, we have received $275,000. After the initial research and development work by P&GP, if P&GP exercises an option to license and develop a compound for commercialization, we have the potential to receive pre-defined milestone and royalty payments. However, this collaboration is at a very early stage and depends on the results achieved by P&GP.

We plan to enter into partnership agreements for non-partnered products by the end of Phase II clinical trials. Due to the significant costs involved in conducting Phase III or Phase IV clinical trials, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop our products through Phase III and Phase IV of clinical trials, thereby sharing the costs. As our focus is on the discovery and development of drug candidates, we intend to license the marketing of the products to companies with existing infrastructure for the marketing of pharmaceutical drugs. In addition, we will rely on third-party manufacturers with the manufacturing capabilities to produce sufficient quantities of these products for clinical studies and large-scale commercialization upon their approval.

GENERAL AND ADMINISTRATIVE

General and administrative expenses consist primarily of salaries and other related costs for personnel in executive, finance, accounting and business development functions. Other costs include consulting, legal and accounting services fees, patent fees, marketing and promotion and facility costs not otherwise included in research and development expenses.

After this offering, we anticipate increases in general and administrative expenses for investor relations and other activities, such as stock transfer services and regulatory compliance, associated with operating as a public company. These increases will also likely include the hiring of additional personnel.

CAPITAL EXPENDITURES

We intend to acquire laboratory equipment and improve our existing laboratory and office facilities after this offering at an estimated cost of CDN$400,000.

FOREIGN EXCHANGE

Our functional currency, being the currency of the principal economic environment in which we operate, is the U.S. dollar. Our consolidated financial statements are presented in U.S. dollars using the current rate method. Assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Stockholders' equity is translated at applicable historical rates. Expenses are translated at the weighted average rates of exchange for the respective years. Foreign currency translation gains and losses are included as part of the cumulative foreign currency translation adjustment which is reported as a component of stockholders' equity under accumulated other comprehensive income (loss).

Fluctuations in the relative values of the Canadian and U.S. dollars can affect the reported value of Canadian dollar denominated assets and liabilities on our balance sheet. A strengthening (weakening) Canadian dollar in relation to the U.S. dollar results in higher (lower) reported values for our Canadian dollar denominated assets and liabilities.

CRITICAL ACCOUNTING POLICY

Our discussion and analysis of financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Differences between U.S. and Canadian GAAP are presented in Note 17 to our annual financial statements and Note 8 to our interim financial statements. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in Note 2 to our annual financial statements, we believe the following accounting policy to be critical.

STOCK-BASED COMPENSATION

We account for our employee stock-based compensation plans under Accounting Principals Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). We present the pro forma impact of adopting the fair value based method of accounting, as promulgated by Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" in the notes to our financial statements.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

Revenues. We had no revenues in the nine months ended September 30, 2004 and 2003. During the period ended September 30, 2004, we received $275,000 from Procter & Gamble Pharmaceuticals, Inc. ("P&GP") related to a research and development agreement entered into with P&PG on July 20, 2004. The agreement provides P&GP with an exclusive research opportunity to study for nine months certain compounds developed and provided to P&GP by us. We have recorded the $275,000 as deferred revenue. We will recognize the $275,000 as revenue on the earlier of when we have supplied all of the agreed quantities of compounds, or at the end of the nine month study period. We granted P&GP an option to take an exclusive license to further develop certain compounds in exchange for scheduled milestone and royalty payments to us.


Research and development. Research and development expenses were $1,314,174 during the nine months ended September 30, 2004, an increase of $148,855 from the $1,165,319 comparative amount recorded in the nine months ended September 30, 2003. The increase in research and development expenses was largely attributable to contract research expenses for our two drug candidates, CTCE-0214 and CTCE-9908 as well as the hiring of additional research staff and an increased consumption of laboratory supplies. Direct costs for CTCE-0214 were $884,000 for the nine months ended September 30, 2004 and included ongoing preclinical testing and preparation of an Investigational New Drug application for Phase I. We entered Phase I clinical trials in the fourth quarter of 2004 and anticipate completing Phase I clinical trials by the second half of 2005. Direct costs for CTCE-9908 were $232,000 for the nine months ended September 30, 2004 and included ongoing costs of completing a Phase I clinical trial. We anticipate entering a Phase II clinical trial in the second half of 2005 and completing this Phase II clinical trial by the end of 2006. We expect that research and development expenses will increase significantly in the future as we fund clinical trials of CTCE-0214 and CTCE-9908. Completion dates and completion costs to bring a drug to market vary significantly for each drug candidate given the nature of the clinical trials and the fact that more clinical trials may need to be conducted to advance a drug candidate based upon the results of each phase. In addition, we anticipate partnering with larger pharmaceutical companies to conduct and finance later stage clinical trials and therefore the timing of completion of the approval of a drug will likely not be within our control. Based on these factors we cannot reasonably estimate the completion dates and completion costs required to gain regulatory approval of our compounds for sale. Drug candidates are required to successfully complete Phase III clinical trials before gaining regulatory approval for sale which for our drug candidates is not expected to occur for several years.

General and administrative. General and administrative expenses increased to $667,335 in the nine months ended September 30, 2004 from $407,047 in the comparative period in 2003. This increase reflects higher professional fees for accounting and legal services provided, as well as consulting, marketing and promotion expenses incurred for business development. We expect that general and administrative expenses will increase significantly in the future as we add personnel to support the continued growth in our research and development infrastructure, along with the increased costs associated with being a public company.

Other income. Other income was $10,504 for the nine months ended September 30, 2004 compared with $7,483 for the nine months ended September 30, 2003. Other income was primarily interest earned on cash balances.

Net loss. We incurred a net loss of $1,976,176 ($0.17 per share) compared to $1,538,557 ($0.15 per share) during the nine months ended September 30, 2004 and 2003, respectively. The increase in our net loss was principally caused by the increase in research and development expenditures as well as general and administrative expenses as described above.

TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

Revenues. We had no revenues in the twelve months ended December 31, 2003 and 2002.

Research and development. Research and development expenses were $1,900,252 in the twelve months ended December 31, 2003 compared to $875,777 recorded in the same period in 2002. The increase in research and development expenses largely reflects contract research expenses incurred for drug candidates CTCE-9908 and CTCE-0214, in addition to the hiring of additional research staff, increased consumption of laboratory supplies and an increase in occupied laboratory facilities. Direct costs for CTCE-0214 were $628,000 for the twelve months ended December 31, 2003 and included ongoing preclinical testing and IND preparation for Phase I. We anticipate entering Phase I clinical trials for CTCE-0214 in the fourth quarter of 2004 and completing Phase I clinical trials by mid-2006. Direct costs for CTCE-9908 were $380,000 for the twelve months ended December 31, 2004 and included contract research costs of a Phase I clinical trial. We anticipate entering a Phase II clinical trial in the second half of 2005 for CTCE-9908 and completing this Phase II clinical trial by the end of 2006. We expect that research and development expenses will increase significantly in the future as we fund clinical trials of CTCE-9908 and CTCE-0214. Completion dates and completion costs to bring a drug to market vary significantly for each drug candidate given the nature of the clinical trials and the fact that more clinical trials may need to be conducted to advance a drug candidate based upon the results of each phase. In addition, we anticipate partnering with larger pharmaceutical companies to conduct and finance later stage clinical trials and therefore the timing of completion of the approval of a drug will likely not be within our control. Based on these factors we cannot reasonably estimate the completion dates and completion costs required to gain regulatory approval of our compounds for sale. Drug candidates are required to successfully complete Phase III clinical trials before gaining regulatory approval for sale which is not expected to occur for several years.

General and administrative. General and administrative expenses decreased to $697,501 in the twelve months ended December 31, 2003 from $1,323,241 in the comparative period in 2002. This reduction largely reflects a decrease in consulting expenses of $599,595. Other significant general and administrative expenses included management fees and professional fees for accounting and legal services provided. We expect that general and administrative expenses will increase significantly in the future as we add personnel to support the continued growth in our research and development and commercialization infrastructure, along with the increased costs associated with being a public company.

Other income. Other income was $18,527 for the twelve months ended December 31, 2003, compared with $4,867 for the twelve months ended December 31, 2002. Other income was primarily interest earned on cash balances. The increase of $13,660 was due to higher average cash and investment balances offset by lower prevailing interest rates during 2003 than in 2002.

Net loss. We incurred net losses of $2,506,705 ($0.25 per share) during the twelve months ended December 31, 2003, and $2,234,061 ($0.25 per share) during the twelve months ended December 31, 2002. The increase in our net loss in 2003 was principally caused by the increase in research expenditures somewhat offset by a decline in general and administrative expenses as described above.

TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001

Revenues. We had no revenues in the twelve months ended December 31, 2002 and 2001.

Research and development. Our research and development expenses were $875,777 in the twelve months ended December 31, 2002, representing a 15% increase over the same expenses in the twelve months ended December 31, 2001 of $759,289. The increase reflects the hiring of additional research staff and an increased consumption of laboratory supplies, offset by lower research collaboration costs.

General and administrative. General and administrative expenses increased 42% to $1,323,241 in the twelve months ended December 31, 2002 from $935,310 in the comparative period in 2001. This increase largely reflects an increase in consulting expenses of $343,532 incurred for capital raising and business development. Other significant general and administrative expenses included management fees and professional fees for accounting and legal services provided.

Other income. Other income was $4,867 for the twelve months ended December 31, 2002, compared with $3,548 for the twelve months ended December 31, 2001. Other income was primarily interest earned on cash balances. The increase of $1,319 in 2002 was due to higher prevailing interest rates during 2002 than in 2001, offset by slightly lower average cash and investment balances in 2002 compared to 2001.

Net loss. We incurred net loss of $2,234,061 ($0.25) per share during the twelve months ended December 31, 2002. We incurred a net loss of $1,743,962 ($0.23) per share during the twelve months ended December 31, 2001. The increase in our net loss in 2002 was principally caused by the increase in consulting expenses and research and development as described above.

LIQUIDITY AND CAPITAL RESOURCES

Since inception substantially all of our operations have been financed through the private placement of equity securities. Through September 30, 2004 we received net proceeds of $8.2 million from the issuance of shares of preferred and common stock. As of September 30, 2004 we had funds available of $382,778. We invest our surplus cash in redeemable, short-term money market investments.

On May 6, 2004 we closed a Regulation S offering of 1,697,715 units at a price of CDN$0.70 per unit for gross proceeds of CDN$1,188,400. Each unit consisted of one common share and one stock purchase warrant. Each warrant entitles the holder to purchase an additional common share for CDN$1.00 for a two-year period expiring on May 6, 2006.

Canaccord Capital Corporation served as agent for this financing. In consideration for acting as agent Canaccord was granted 135,817 agent's warrants. Each agent's warrant entitles the agent, on exercise, to purchase one common share for CDN$1.00 per share for a period expiring on May 6, 2006. Canaccord was also paid a commission of 8% of the gross proceeds consisting of CDN$4,788 paid in cash and by the issuance of 128,977 common shares and 128,977 warrants. Finally Canaccord was paid a corporate finance fee consisting of 400,000 common shares and 400,000 warrants. In the event that our common shares are not listed on a recognized stock exchange in North America prior to February 6, 2005, Canaccord will return to us for cancellation 300,000 of the common shares and 300,000 of the warrants.

For the nine months ended September 30, 2004, we used net cash of $1,754,046 in operating activities primarily consisting of the net loss for the period of $1,976,176. We also received US$275,000 from Procter & Gamble Pharmaceuticals, Inc., which we have recorded as deferred revenue. We received gross proceeds of $1,116,022 from financing activities relating to the sale of common shares to investors during the period. Our cash flow from financing activities benefited by a net amount of $193,862 representing an advance of research and development costs incurred by Globe Laboratories Inc. which performs our research and development activities.

For the year ended December 31, 2003, we used net cash of $2,087,113 for operating activities. This primarily consisted of a net loss for the period of $2,506,705 somewhat offset by a $327,806 increase in accounts payable and accrued liabilities. Net cash provided by financing activities during the year ended December 31, 2003 was $2,788,202 resulting primarily from net proceeds from the issuance of preferred shares and common shares totaling $3,278,376. Preferred shares of $2,700,000 were issued to PPDI. Other financing activities included the repayment of an outstanding loan of $255,278 and an advance of funds of $248,363 to Globe Laboratories, Inc., to fund the research and development activities performed on our behalf.

For the year ended December 31, 2002, we used net cash of $1,330,624 for operating activities. This consisted of a net loss for the period of $2,234,061, which was partially funded by the issuance of common shares and warrants issued in lieu of cash for consulting services. Net cash provided by financing activities during the year ended December 31, 2002 was $1,445,175 resulting primarily from net proceeds from the issuance of common shares for $1,196,897 and a loan advanced to us by PPDI for $255,278.

For the year ended December 31, 2001, we used net cash of $1,342,250 in operating activities primarily consisting of the net loss for the period of $1,743,962, which was partially funded by the issuance if common shares issued in lieu of cash for consulting services. Net cash provided by financing activities during the year ended December 31, 2001 was $1,218,291 resulting primarily from net proceeds from the issuance of common shares for $1,205,062.

We anticipate that our current cash and cash equivalents will be sufficient to fund our operations for four months, and, if we receive the proceeds from the minimum offering of CDN$14,000,000, we anticipate that the net proceeds from our offering will be sufficient to fund our operations for at least 24 months. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our clinical trials or our operations.

We expect to continue to incur substantial operating losses. Our future capital requirements are difficult to forecast and will depend on many factors, including:

- the rate of progress and cost of our planned or future clinical trials and other development activities;

- the scope, prioritization and number of clinical development and research programs we pursue;

- the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

-     the costs and timing of regulatory approval;

- the costs of establishing or contracting for manufacturing, sales and marketing capabilities;

-     the costs of expanding our facilities to support our operations;

-     the effect of competing technological and market developments; and

- the terms and timing of any collaborative, licensing and other arrangements that we may establish.

We intend to seek additional funding through sublicensing arrangements or through public or private financings, but our business and your investment are at risk that we will be unable to obtain additional financing on acceptable terms or at all.

LONG TERM OBLIGATIONS

We lease our laboratory and office facilities, under operating leases which expire at various dates ending December 31, 2007. As at September 30, 2004 we are obligated to make minimum lease payments totalling $61,800 to the end of December 2007.

2004        $  4,800
2005          19,000
2006          19,000
2007          19,000
            --------
            $ 61,800

We have entered into various research and development agreements with third parties to perform research and development services on its behalf. We are committed to pay $214,575 in respect of contracts in place at September 30, 2004.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have, and do not have any present plans to implement, any off-balance sheet arrangements.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

Each of our directors serves until his successor is elected and qualified. Each of our directors is elected by our shareholders for a term of one year.

The following table sets forth the principal occupation of each of our directors and senior officers over the past five years:

                NAME                   AGE                 PRINCIPAL OCCUPATION FOR LAST FIVE YEARS
                ----                   ---                 ----------------------------------------
HASSAN SALARI                          51    President and CEO of Chemokine Therapeutics Corp., July 1998 to
Chairman of the Board and Chief              present; President and CEO of Inflazyme Pharmaceuticals Ltd., 1992 to
Executive Officer and President              1998; and Professor of Medicine, University of British Columbia, 1990
                                             to 1998.

DAVID KARP                             39    Formerly Chief Financial Officer of Neuro Discovery Inc., a Vancouver
Director of Finance and Chief                based, publicly traded investment management company focused on
Financial Officer                            biotechnology investing from February 2002 to May 2004. Vice
                                             President, Investment Banking at BMO Nesbitt Burns from 1997 to 2001.
                                             Mr. Karp joined us in June 2004.

MICHAEL EVANS(1)(2)                    45    Founder of Evans & Evans Inc. a financial advisory firm in Vancouver,
Director and Corporate Secretary             BC since 1989. He was formerly Vice President of Finance and Business
                                             Development to The Genesis Group and Western Venture Development
                                             Corp., both of Vancouver, BC.

JOHN OSTH(1)(2)                        57    Consultant with OC Partners to medical products and biopharmaceutical
Director                                     companies defining strategic focus and financial and operating plans,
                                             November 1999 to present; Chairman of QuantumCor, Inc., April 2002 to present; President and CEO of Somatic Cell Therapies, Inc., January
                                             1999 to October 1999; and Chief Operating Officer of Nexell Therapeutics
                                             Inc., January 1998 to December 1998.

                NAME                   AGE                 PRINCIPAL OCCUPATION FOR LAST FIVE YEARS
                ----                   ---                 ----------------------------------------
WALTER KORZ                            46    Director Drug Development for Chemokine Therapeutics Corp., May 2003
Vice President of Drug Development           to April 2004 and Vice-President of Drug Development from April 2004 to present; Clinical Development Manager with Angiotech
                                             Pharmaceuticals, Inc., 2000 to 2003; Manager Medical Marketing,
                                             AltaRex Corp., 1999 to 2000.

MATTHIAS C. KURTH                      49    Vice President, Medical Affairs for Ceregene, Inc., December 2004 to present; Senior
Director                                     Medical Director, BOTOX/Neurology, Allergan Inc. February to November 2004;
                                             Vice-President of Medical and Regulatory Affairs, Questcor Pharmaceuticals, Inc., 2001
                                             to 2003; Acting Vice-President of Medical Affairs, Morphogen Inc. 2000 to 2001.
                                             Director of Clinical Sciences, Axys Pharmaceuticals, 1997 to 2001.

C. RICHARD PIAZZA(1)(2)                57    Managing Director, Investment Banking of La Jolla Capital Partners, LLC
Director                                     2004 to present; President and CEO of TheraFuse Inc. 2003 to 2004; President
                                             and CEO of VitaGen Inc. 2002 to 2003; President and CEO Maxia
                                             Pharmaceuticals Inc., 2000 to 2002; President and CEO VitaGen Inc.
                                             1993 to 2000.

1. Member of the Audit Committee. The Audit Committee's financial expert is Michael Evans.

2.    Member of the Compensation and Nominating and Corporate Governance
      Committees.

MANAGEMENT BACKGROUND

The following are profiles of our directors and senior officers:

Hassan Salari, Ph.D. - Chairman, President & Chief Executive Officer

Dr. Salari, an entrepreneur and scientist, has been our Chairman, President and Chief Executive Officer since July 1998. He is experienced in managing private and public biotechnology companies. Prior to his engagement at Chemokine Therapeutics Corp., Dr. Salari founded and built the biotech company, Inflazyme Pharmaceuticals Ltd (IZP.TO). From 1992 to 1998 he had, in his role as President and Chief Executive Officer, the responsibility of managing the company's business affairs as well as its drug discovery and development program. He negotiated and closed several licensing deals with biotechnology and pharmaceutical companies.

From 1990 to 1998 Dr. Salari was Professor of Medicine at University of British Columbia. He assembled several research teams in the fields of autoimmunity and inflammation. He was also a consultant and advisor to pharmaceutical companies in the United States and Europe. From 1987 to 1990 he was Assistant Professor at University of British Columbia and also served as a consultant to Upjohn Co., Merck & Co. Inc. and Zymogenetics Inc., in the field of novel anti-inflammatory and autoimmune drugs. From 1986 to 1987 he was a research associate in the Department of Medicine at University of British Columbia. He was the lead project investigator in cytokine research and drug development. From 1984 to 1986 he worked as a research associate at the Department of Physiology, Laval University. Dr. Salari carried out research work on the biology of human blood cells and their control by cytokines. In 1982 and 1983 he consulted to a French pharmaceutical corporation (Beafour Ipsen) as a research scientist on the discovery of novel anti-inflammatory drugs. From 1981 to 1982 Dr. Salari worked at the Department of Immunology, McGill University in Montreal as a research associate.

Dr. Salari has a Ph.D. degree from the University of Southampton, UK, Department of Microbiology (1976-1980). His Ph.D. was related to the protein chemistry of infectious bacteria. Throughout his academic career, Dr. Salari has published over 150 scientific articles and book chapters on various immunology topics and autoimmune diseases. He has previously obtained six U.S. patents for his pioneering work on the discovery of novel drugs to treat autoimmune diseases: US 06046185; US 05506217; US 05399683; US 05369097; US 05219845 and US 06706701.
Furthermore he is co-inventor of 9 patents issued or patents applied for which are part of our intellectual property.

David L. Karp, CFA, MBA ,P.Eng. - Director of Finance and Chief Financial
Officer

Mr. Karp has been our Director of Finance and Chief Financial Officer since June 2004. Mr. Karp was previously Chief Financial Officer of Neuro Discovery Inc., a Vancouver based, publicly traded investment management company focused on biotechnology investing. Mr. Karp assisted in raising over CDN$25 million and making private investments in early stage biotechnology companies in addition to having overall responsibility for all treasury, reporting and control functions. Prior to this position, Mr. Karp was Vice President, Investment Banking for BMO Nesbitt Burns in Vancouver. His experience in raising capital includes raising approximately CDN$80 million through the initial public offering and follow-on financings for AnorMED Inc., a TSX-listed biotechnology company. Mr. Karp has also managed a number of merger, acquisition and restructuring assignments for a variety of industries including biotechnology. Mr. Karp holds a Bachelor of Science degree in Mechanical Engineering from the University of Waterloo in Ontario and an MBA from the Ivey School of Business in London, Ontario. He is a Chartered Financial Analyst and a Professional Engineer.

Walter Korz, HCA - Vice President of Drug Development

Mr. Korz has served as our Vice President of Drug Development since March 2003. His multi-disciplinary experience has spanned thirteen years in the biotech sector. He brings with him a broad drug development background, including outsourcing experience with contract research organizations, central IRB's, data safety committees, protocol steering committees, as well as central diagnostic and preclinical/clinical laboratory services. He has negotiated service provider contracts with ongoing contract administration. His experience with therapeutic and diagnostic research drugs has spanned various indications including cancer, MS, rheumatoid arthritis, and psoriasis. He has managed medical studies from the preclinical to the pivotal clinical stages.

Prior to joining us he held the position of Clinical Development Manager with Angiotech Pharmaceuticals, Inc. (NASDAQ:ANPI) from 2000 to 2003. Mr. Korz's experience includes overseeing the development of therapeutic products with AltaRex Corp. in Edmonton and Boston. His initial drug development, clinical and regulatory experiences were gained with Biomira Inc.

Michael Evans, MBA, CFA, CBV - Director and Secretary

Mr. Evans has served as a director and secretary since April 2004. He was also interim Chief Financial Officer from April 2004 to June 2004. In 1989, he founded Evans & Evans, Inc. Prior to that, he worked in the venture capital industry in Western Canada for several years. Mr. Evans began his career in marketing and sales with Wang Canada Ltd. in 1983. For the past 17 years, Mr. Evans has been responsible for raising money for numerous clients through private placements, public offerings, and debt issuances. In addition, he has advised on many merger and acquisition transactions and has originated transactions both for purchasers and sellers. Mr. Evans is a principal of Evans & Evans, Inc. and oversees the expansion and development of its offices outside of British Columbia. Mr. Evans holds a Bachelor of Business Administration degree from Simon Fraser University, a Master's degree in Business Administration from the University of Portland, where he graduated with honours, and the professional designations of Chartered Financial Analyst (CFA) and Chartered Business Valuator (CBV). He is a member of the CFA Institute, the Vancouver Society of Financial Analysts (VSFA), and the Canadian Institute of Chartered Business Valuators (CICBV).

Matthias C. Kurth, M.D., Ph.D. - Director

Since June 2002, Dr. Kurth has been a member of our board of directors. Dr. Kurth is a board-certified neurologist with seven years of industry experience. He is a physician-scientist with broad experience in clinical medicine, biomedical sciences, clinical trials and market focused drug development. From 1997 to 2001, Dr. Kurth served as the Medical Director and Clinical Trials Monitor at Axys Pharmaceuticals, Inc. ("Axys"), La Jolla, California. He directed the clinical trials of various pharmaceutical products, for Axys. He participated in four IND preparations and the maintenance of the corresponding documentation required by the FDA, Dr. Kurth worked with a multidisciplinary team of clinicians and clinical research organization staff carrying out clinical trials on various drugs targeting asthma, psoriasis, MS, inflammatory bowel diseases and cancer. Dr. Kurth also worked with three other companies designing and implementing their clinical trials (Questcor Pharmaceuticals, Inc. - a generic drug developer, Morphogen Pharmaceuticals, Inc. - a stem cell development company, and Pharsight Inc. - a Mountainview California company with interest in Alzheimer drugs). Dr. Kurth was also a speaker and consultant to Athena Neurosciences, DuPont Pharma, Hoffmann-LaRoche, Novartis, Pharmacia UpJohn and SmithKline Beecham. Dr. Kurth obtained his M.D. and his Ph.D. from Baylor College of Medicine, Houston, Texas. From February 2004 to November 2004, Dr. Kurth was with Allergan Inc., of Irvine, California, as Senior Medical Director, BOTOX/Neurology. Dr Kurth recently joined Ceregene, Inc., of San Diego, California as Vice President, Medical Affairs.

John Osth, MBA - Director

Mr. Osth has been a director since October 2003. He has broad product development experience in the biomedical and bio-device areas with concentration in the areas of immunology, cell biology and clinical diagnostics. Mr. Osth's executive and operating experience includes marketing, manufacturing, R&D, accounting and business development. While president of Baxter Healthcare Corp's Immunotherapy Division, the division developed an advanced blood separation bio-device, taking the product from design goals to approval to market in Europe in just over two years. This new product allowed the division to take market share leadership, and increase annual revenues from virtually zero in 1993 to almost US$20 million in 1997. Mr. Osth led the successful spin-out of the Immunotherapy Division to create Nexell Therapeutics Inc. Mr. Osth is the former Chairman of QuantumCor, Inc. and a former consultant with OC Partners. In addition, he is a member of the Board of the Marrow Foundation, the fundraising arm of the National Marrow Donor Program. Mr. Osth has an MBA from the University of Chicago.

C. Richard Piazza, MA - Director

Since June 2002, Mr. Piazza has been a member of our board of directors. He is currently Managing Director, Investment Banking of La Jolla Capital Partners. From October 2003 to August 2004 he was the President and CEO of TheraFuse, Inc., La Jolla, CA, a drug delivery company. He was previously the President and CEO of VitaGen Inc., a biotechnology company with focus in liver cell therapy. He was responsible for the development and initiation of clinical trials of that company's extracorporeal liver assist device. Mr. Piazza, during his appointment with VitaGen, raised over US$35 million in venture capital and completed alliances with major healthcare companies. Mr. Piazza was formerly President and CEO of Maxia Pharmaceuticals Inc., a small molecule oncology and metabolic disorders drug discovery company in San Diego, California. Prior to joining VitaGen and Maxia Pharmaceuticals, Mr. Piazza was the President and Chief Executive Officer of Smith and Nephew SoloPak, a leading pharmaceutical and IV therapy company and part of the international US$1.7 billion UK Smith & Nephew group. Mr. Piazza has over 29 years of pharmaceutical and biotechnology experience.

MEDICAL & SCIENTIFIC ADVISORY BOARD

Malcom A.S. Moore, D.Phil. - Medical Advisor

Dr. Moore has served as our medical advisor since July 2002. He is Professor of Biology at the Memorial Sloan Kettering Cancer Institute, Cornell Graduate School of Medical Sciences. He is the Director of the Gar Reichman Laboratory for Advanced Cancer Research, Memorial Sloan Kettering Cancer Institute for Cancer Research. Dr. Moore is also the attending biologist, Division of Medical Oncology, Hematology, Lymphoma Services, Memorial Sloan Kettering Cancer Center. Dr. Moore is an expert in hematology research and hematopoeitic stem cell growth, differentiation, and mobilization. His work in the early 1980s led to the advancement of G-CSF (Neupogen(R)) as a therapeutic product for stem cell growth and differentiation. Other notable contributions include the development of methods for induction and long-term maintenance of Thy-1 lymphocytes, erythropoeitin and stem cell factor. Dr. Moore is a member of the American Association of Immunologists, the American Society of Hematologists, the American Association for Cancer Research, the Cell Proliferation Society, and the International Society of Experimental Hematology. Dr. Moore is the winner of the following awards: Professor F. Takaku

Award, Molecular Biology of Haematopoiesis, Excellence of Achievement Award of Haematopoiesis, 50th Anniversary Commemorative Award of the Leukemia Society of America, The Kurth Reissman Memorial Award, William Coley Award for Distinguished Research in Immunology and Van Bekkum Stem Cell Award. Dr. Moore is an advisor to: the National Cancer Institute, leukemia, lymphoma and myeloma Progress Review Group, Advanced Cell Technology, Inc., NaPro Biotherapeutics, Inc. and StemCo Biomedical Inc.

Edward D. Ball, M.D. - Medical Advisor

Dr. Ball has served as our medical advisor since July 2002. Dr. Ball is an expert in blood and marrow transplantation. He is currently Professor of Medicine and Director/Chief of the Blood and Marrow Transplantation Program/Division at the University of California San Diego. Dr. Ball received his M.D. degree at Case Western Reserve University in 1976, and his Hematology/Oncology fellowship at the University Hospitals of Cleveland and Dartmouth University Medical Center. Before joining the University of California San Diego, Dr. Ball has been the Director of the Bone Marrow Transplantation Program and the Chief of Division of Hematology/Bone Marrow Transplantation at the University of Pittsburgh. Dr. Ball pioneered the use of monoclonal antibodies for purging leukemia cells from autologous, or one's own marrow and peripheral blood progenitor cell transplantations. He has personally developed many anti-leukemic monoclonal antibodies directed against acute myeloid leukemia, some of which are used for diagnostics and therapy of the disease. He is one of the co-founders of Medarex, Inc., a biotechnology company with focus in the development of monoclonal antibody drug therapy. Dr. Ball has received continuous funding from the U.S. National Institutes for Health of 20 years in recognition for his excellence in research. He has listed over 145 peer-reviewed publications in scientific and medical journals, and contributed to over 50 book chapters and review articles.

Louis M. Pelus, Ph.D. - Medical Advisor

Dr. Pelus has served as our medical advisor since July 2002. Dr. Pelus is the Associate Director of the Walther Oncology Center and an Associate Professor of Microbiology and Immunology at the Indiana University Medical School, Indianapolis, Indiana. Prior to joining Indiana University and Walther Oncology Center, Dr. Pelus held the position of Associate Director in Molecular Virology and Immunology at SmithKline Beecham Corp. ("SKB"), Pennsylvania. From 1991 to 1998 at SKB, Dr. Pelus discovered and developed a number of novel biotechnology products for control of differentiation and proliferation of normal and leukemic myeloid progenitor cells. Dr. Pelus is an expert in the field of chemokine and matrix metalloproteinases, and their association with the hematopoeitic stem cell mobilization. Dr. Pelus was the first to discover the peripheral blood stem cell regulation of growth and differentiation by CXC chemokine (GRO beta and GRO beta T). Dr. Pelus has published over one hundred peer reviewed scientific articles and book chapters and he is a member of the American Society of Hematology, of the American Association of Immunologists and of the International Society of Hematotherapy and Graft Engineering.

James Cassidy M.D., F.A.C.P. - Medical Advisor

Professor Cassidy has served as our medical advisor since May 2003. Professor Cassidy is a Cancer Research UK Professor of Oncology and Academic Head of the Centre for Oncology and Applied Pharmacology within the Division of Cancer Sciences and Molecular Pathology at the University of Glasgow. He is also Research Convenor and Deputy Head of the University of Glasgow Division of Cancer Sciences and Molecular Pathology. He received his medical degree from University of Glasgow in 1991, and his fellowship in Oncology from the University of Glasgow in 1978. Professor Cassidy was the first Professor of Oncology at the University of Aberdeen, where he developed both an academic unit of clinical oncology and a laboratory-based cancer research unit. He has also established a new drug development clinic which conducts Phase I and II clinical trials that meet cGCP standards. Professor Cassidy is a member of a number of professional societies including EORTC, Pharmacology and Molecular Mechanism Group, the British Medical Association, and the American Association for Cancer

Research. He has published over 140 peer-reviewed articles in scientific and medical journals, and contributed to several book chapters.

Robert Carl Nevin Murray, M.D., FRCPC - Medical Advisor

Dr. Murray has served as our medical advisor since May 2003. He is a Medical Oncologist at the BC Cancer Agency in Vancouver, Canada and serves as a clinical professor at University of British Columbia. He received his medical degree from the University of Saskatchewan in 1973, and his fellowship in Oncology from the Manitoba Cancer Treatment and Research Foundation in 1978. He is American Board certified in Medical Oncology since 1979. Dr. Murray is a member of the Royal College of Physicians and Surgeons, Canadian Oncology Society, American Society of Clinical Oncology, as well as the International Association for the Study of Lung Cancer. In addition to the numerous lectures Dr. Murray has delivered internationally on lung cancer, he has also published in excess of 75 peer reviewed manuscripts, and abstracts in scientific and medical journals as well as contributing to eleven book chapters. In August, 2003, Dr. Murray was chairman of the X World Conference of Lung Cancer held in Vancouver, British Columbia.

Daniel Douglas Von Hoff, M.D., F.A.C.P. - Medical Advisor

Dr. Von Hoff has served as our medical advisor since May 2003. Dr. Von Hoff is currently Professor of Medicine, Pathology, Molecular and Cellular Biology, Director of the Arizona Health Sciences Center's Cancer Therapeutics Program, and Head of the Translational Genomics Research Institute's Translational Drug Development Division. Dr. Von Hoff's major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. His laboratory interests and contributions have been in the area of in vitro drug sensitivity testing to individualize treatment for the patient, mechanisms of gene amplification, particularly of extrachromosomal DNA, and understanding of and targeting telomere maintenance mechanisms. Dr. Von Hoff and his laboratory team are currently concentrating on discovery of new targets in pancreatic cancer.

In the area of clinical drug development, Dr. Von Hoff and his colleagues were involved in the early development of many of the agents now use routinely, including: Mitoxantrone, Findarabine, Paclitaxel, Docetaxel, Gemcitabine, CPT-11, Iressa, Tarceva and others. At present, he and his colleagues are concentrating on the development of molecularly targeted therapies.

Dr. Von Hoff is an internationally recognized expert in the field of oncology, providing guidance to industry and academic institutions. He is American Board-certified in Internal Medicine, Medical Oncology, as well as being certified more recently for Basic Life Support. He served on the Board of Directors for the Association of American Cancer Institutes, and the Baylor Research Institute.

Dr. Von Hoff has served in the past as the President of the American Association for Cancer Research from 1999 to 2000, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder and board member of ILEX(TM) Oncology, Inc. (ILXO, NASDAQ). He is founder and the Editor Emeritus of Investigational New Drugs - The Journal of New Anticancer Agents; and, Editor-in-Chief of Molecular Cancer Therapeutics. During his career he has published over 503 papers, as well as 844 abstracts. In addition he has also contributed to 126 book chapters. Dr. Von Hoff is also the holder of three patents.

KEYMAN INSURANCE

We have purchased CDN$3,000,000 of "key-man" insurance against the loss or disability of our President and Chief Executive Officer, Dr. Hassan Salari. We are a two-thirds beneficiary of the keyman insurance policy. Dr. Salari's family is a one-third beneficiary of this life insurance policy.

PENALTIES, SANCTIONS AND BANKRUPTCY

BANKRUPTCIES

There are no declarations of bankruptcy, voluntary assignments in bankruptcy, proposal under any bankruptcy or insolvency legislation, proceedings, arrangement or compromise with creditors or appointment of a receiver, receiver manager or trustee to hold assets that have been in effect during the last ten years with regard to: (i) any of our directors, senior officers; or (ii) any business of which a person referred to in item (i) above was a general partner, director, senior officer or control person at that time or within two years prior to that time other than C. Richard Piazza who was president and CEO of Hepatix Inc., which subsequently known as VitaGen, Inc., which filed for Chapter 11 bankruptcy and offered a plan of reorganization in May 1996 in Southern District Court in Houston, Texas. The plan was confirmed and the company emerged from bankruptcy on or about September 24, 1996.

PENALTIES OR SANCTIONS

None of our directors or senior officers has during the last five years:

1. been convicted in a criminal proceeding or been subject to a pending criminal proceeding excluding traffic violations and other minor offenses;

2. been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

3. been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

DIRECTORS AND OFFICERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially, except as noted below, by each of our directors, officers and key employees, individually and as a group. The table also reflects what their ownership will be upon completion of this offering. Except as noted below, the shareholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.


                                                                  AMOUNT AND
                                                                   NATURE OF           % OF OWNERSHIP BEFORE THE
                                                                   BENEFICIAL               OFFERING(2)(3)
TITLE AND CLASS             NAME AND ADDRESS(1)                   OWNER(2)(3)              (AFTER OFFERING)
---------------             -------------------                   -----------          -------------------------
COMMON SHARES               HASSAN SALARI                       6,300,001(6)(7)                             41.2%
                            927 Pacific Drive                                          Min.(4)             (21.3%)
                            Delta, BC                                                  Max(5)              (19.9%)
                            V4M 2K2, Canada

COMMON SHARES               DAVID L. KARP                         130,000(8)                                 0.9%
                            3780 Bayridge Ave.                                         Min.(4)              (0.4%)
                            West Vancouver, BC                                         Max(5)               (0.4%)
                            V7V 3J2, Canada

COMMON SHARES               WALTER KORZ                            80,000(9)                                0.45%
                            1353 East 18th St.                                         Min.(4)              (0.3%)
                            North Vancouver, BC                                        Max(5)               (0.3%)
                            V7J 1M2, Canada

                                                                  AMOUNT AND
                                                                   NATURE OF           % OF OWNERSHIP BEFORE THE
                                                                   BENEFICIAL               OFFERING(2)(3)
TITLE AND CLASS             NAME AND ADDRESS(1)                   OWNER(2)(3)              (AFTER OFFERING)
---------------             -------------------                   -----------          -------------------------
COMMON SHARES               JOHN OSTH                              56,000(10)                                0.4%
                            25832 Desert Trail,                                        Min.(4)              (0.2%)
                            Laguna Hills, CA                                           Max(5)               (0.2%)
                            92653, USA

COMMON SHARES               MICHAEL EVANS                          60,000(11)                                0.4%
                            1610 - 400 Burrard St.,                                    Min.(4)              (0.2%)
                            Vancouver, BC                                              Max(5)               (0.2%)
                            V6C 3A6, Canada

COMMON SHARES               MATTHIAS C. KURTH                      20,000(12)                                0.1%
                            13044 Walking Path Place, San                              Min.(4)              (0.1%)
                            Diego, CA                                                  Max(5)               (0.1%)
                            92130 USA

COMMON SHARES               C. RICHARD PIAZZA                      20,000(12)                                0.1%
                            1839 Camisate Brisa, La                                    Min.(4)              (0.1%)
                            Jolla, CA, 92037 USA                                       Max(5)               (0.1%)

COMMON SHARES               ALL OFFICERS AND DIRECTORS AS       6,666,001(6)(13)                            42.7%
                            A GROUP (7 PERSONS)                                        Min.(4)             (22.2%)
                                                                                       Max(5)              (20.9%)

1. The information as to residency, not being within our knowledge, has been furnished by the respective persons individually.

2. Includes all of our voting securities, including common shares and series "A" preferred shares.

3. Assumes the exercise of all options and warrants held by the person exercisable within 60 days of the date of this prospectus and no options or warrants held by other parties being exercised. Includes all our outstanding voting securities being the common shares and series "A" preferred shares.

4. Assumes the minimum offering of 14,000,000 common shares issued under this offering, but not the exercise of any options, warrants, agents' warrants, the greenshoe option, or the issuance of common shares in settlement of accrued management fees to Pacific Medical Corp.
5. Assumes the maximum offering of 16,000,000 common shares issued under this offering, but not the exercise of any options, warrants, agents' warrants, the greenshoe option, or the issuance of common shares in settlement of accrued management fees to Pacific Medical Corp.
6. Dr. Salari is one of the beneficiaries of 6,000,001 common shares held by Pacific Medical Corp. Dr. Salari has control of the voting power over our common shares held by Pacific Medical Corp. We have agreed to issue an additional 247,100 common shares at a deemed price equal to the offering price per share of US$0.81 (CDN$1.00) in settlement of US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of this offering which will increase Dr. Salari's control to 20.7% assuming the maximum offering (and 22.1% assuming the minimum offering).
7. Includes 300,000 stock options of a total of 750,000 held by Dr. Salari that will be vested within 60 days of the date of this prospectus and are exercisable at a price of CDN$1.00 per common share expiring on June 30, 2009.

8. Includes 100,000 stock options of a total of 250,000 held by David Karp that will be vested within 60 days of the date of this prospectus and are exercisable at a price of CDN $1.00 per common share, expiring on June 30, 2009.

9. Includes 80,000 stock options of a total of 200,000 held by Walter Korz that will be vested within 60 days of the date of this prospectus and are exercisable at a price of CDN $1.00 per common share, expiring on June 30, 2009.

10. Includes 56,000 stock options of a total of 140,000 held by John Osth that will be within 60 days of the date of this prospectus and are exercisable at a price of CDN $1.00 per common share, expiring on June 30, 2009.

11. Includes 60,000 stock options of a total of 150,000 held by Michael Evans that will be vested within 60 days of the date of this prospectus and are exercisable at a price of CDN $1.00 per common share, expiring June 30, 2009.

12. Includes 20,000 stock options of a total of 50,000 held by each of Dr. Kurth and Richard Piazza that will be vested within 60 days of the date of this prospectus and are exercisable at a price of CDN $1.00 per common share expiring on June 30, 2009.

13. Includes a total of 636,000 stock options of a total of 1,590,000 options granted to our senior officers and directors that will be vested within 60 days of the date of this prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially, except as noted below, by the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be upon completion of this offering. Except as noted below, the shareholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

                                                                  AMOUNT AND
                                                                   NATURE OF           % OF OWNERSHIP BEFORE THE
                                                                   BENEFICIAL                OFFERING(1)
TITLE AND CLASS               NAME AND ADDRESS                      OWNER(1)               (AFTER OFFERING)
---------------               ----------------                    -----------          -------------------------
COMMON SHARES               HASSAN SALARI                        6,300,001(4)(5)                            41.2%
                            927 Pacific Drive                                          Min.(2)             (21.3%)
                            Delta, BC                                                  Max(3)              (19.9%)
                            V4M 2K2, Canada

COMMON SHARES               NEURO DISCOVERY LIMITED                850,000(6)                                5.5%
                            PARTNERSHIP                                                Min.(2)              (2.9%)
                            315-1681 Chestnut St.,                                     Max(3)               (2.7%)
                            Vancouver, BC V6J 4M6

COMMON SHARES               NAIRBO INVESTMENT INC.               1,000,000(7)                                6.5%
                            3400-666 Burrard St.,                                      Min.(2)              (3.4%)
                            Vancouver, BC V6C 1H2                                      Max(3)               (3.1%)

COMMON SHARES               CANACCORD CAPITAL                    1,193,771(8)                                7.6%
                            CORPORATION                                                Min.(2)              (4.0%)
                            2200-609 Granville St.                                     Max(3)               (3.7%)
                            Vancouver, BC V7Y 1H2


SERIES "A" PREFERRED        PHARMACEUTICAL PRODUCT               2,500,000(9)                               16.1%
SHARES CONVERTIBLE INTO     DEVELOPMENT, INC.                                          Min.(2)              (8.4%)
COMMON SHARES               3151 South 17th St.,                                       Max(3)               (7.9%)
                            Wilmington, NC  28412

1. Assumes the exercise of all options and warrants held by the person exercisable within 60 days of the date of this prospectus and no options or warrants held by other parties being exercised. Includes all our outstanding voting securities being the common shares and series "A" preferred shares.

2. Assumes the minimum offering of 14,000,000 common shares issued under this offering, but not the exercise of any options, warrants, agents' warrants, the greenshoe option, or the issuance of common shares in settlement of accrued management fees to Pacific Medical Corp.
3. Assumes the maximum offering of 16,000,000 common shares issued under this offering, but not the exercise of any options, warrants, agents' warrants, the greenshoe option, or the issuance of common shares in settlement of accrued management fees to Pacific Medical Corp.
4. Dr. Salari is one of the beneficiaries of 6,000,001 common shares held by Pacific Medical Corp. Dr. Salari has control of the voting power of Pacific Medical Corp.'s common shares. We have agreed to issue an additional 247,100 common shares at a deemed price of US$0.81 (CDN$1.00) in settlement of US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of this offering which will increase Dr. Salari's control to 20.7% assuming the maximum offering (and 22.1% assuming the minimum offering).
5. Includes 300,000 stock options of a total of 750,000 held by Dr. Salari that will be vested within 60 days of this the date of this prospectus and are exercisable at a price of CDN$1.00 per common share expiring on June 30, 2009.


6. Includes 425,000 warrants held by Neuro Discovery Limited Partnership that are exercisable into 425,000 common shares at a price of CDN$1.00 per common until May 6, 2006.

7. Includes 500,000 warrants held by Nairbo Investments Inc. entitling the purchase of 500,000 common shares at a price of CDN$1.00 per common until May 6, 2006.


8. Includes 664,794 warrants held by Canaccord Capital Corporation entitling the purchase of 664,794 common shares at a price of CDN$1.00 per common until May 6, 2006 but excluding 100,000 common shares to be issued as a corporate finance fee on closing.

9. Includes 500,000 warrants to be issued to Pharmaceutical Product Development, Inc. on the close of this offering entitling the purchase of 500,000 common shares at a price of CDN$1.00 per common for 36 months after the close of this offering.

FUTURE SALES OF SHARES

A total of 12,836,106 common shares and 2,150,000 series "A" preferred shares convertible into common shares are issued and outstanding as of the date of this prospectus, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act. Under Rule 144, the shares may be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Rule 144 provides for the resale of restricted securities if the requirements of Rule 144 are satisfied. Restricted securities are securities acquired in a transaction which did not involve a public offering. In order to comply with the requirements of Rule 144, the following conditions must be met:

-   there must be adequate current public information regarding us;

- the restricted securities must have been fully paid for and held by the seller for at least one year from the date the shareholder acquired them;

- during the second year from the date of acquisition by the seller, the number of shares which the seller may sell is limited in any three-month period to the greater of 1% of our outstanding shares, or the average weekly trading volume in those shares over the four weeks preceding the potential sale;

- the securities may only be sold in unsolicited brokers transactions or in transactions directly with a market maker; and

- a Form 144 must be filed with the Securities and Exchange Commission concurrently with the sale and with any national securities exchange on which the security is traded.

Restricted securities that have been held for more than two years by non-affiliates, and persons who are not control persons, may be sold without complying with these conditions. Affiliates and persons, who are control persons, must continue to comply with the foregoing conditions as long as they are affiliates or control persons.

Approximately 10,388,082 of the 12,836,106 common shares outstanding as of the date of this prospectus could be sold pursuant to Rule 144 under the Securities Act as of 90 days of the date of the final prospectus receipt. Pacific Medical Corp., a company of which Dr. Hassan Salari is one of the beneficial owners, is currently the holder of 6,000,001 common shares which may be sold under Rule 144 subject to volume limitations in any three month period of the higher of (i) 1% of our total issued outstanding common shares; and (ii) the weekly trading volume for the four weeks preceding the sale as long as Pacific Medical Corp. holds greater than 10% of our issued and outstanding common shares or Dr. Hassan Salari is an affiliate. Pacific Medical Corp.'s common shares are also subject to escrow pursuant to the Canadian National Policy 46-201 "Escrow for Initial Public Offerings" ("NP46-201"). Upon listing of our common shares for trading on a stock exchange in Canada, as an established issuer (as defined in NP46-201) 25% of the common shares of Pacific Medical Corp. will be released from escrow and 25% will be released on each of the dates that are 6, 12 and 18 months thereafter. See "Escrowed Securities".

The market price of our common shares could drop as the result of sales of substantial numbers of common shares in the public market, or the perception that such sales could occur. This could also make it more difficult for us to raise funds through future sales of shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table, presented in accordance with applicable securities laws, sets forth all annual and long-term compensation for services in all capacities to us and our subsidiaries from January 1, 2001 to December 31, 2003, paid to the individuals who served as our Chief Executive Officer during the financial year ended December 31, 2003 and our other executive officers whose total salary and bonus was US$100,000 or more for the financial year ended December 31, 2003 (collectively, the "Named Executive Officers"). During the financial year ended December 31, 2003, we had one Named Executive Officer, namely Dr. Hassan Salari, who served as our President and Chief Executive Officer.

                                 ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                 -------------------             ----------------------
                                                                         AWARDS
                                                                 ----------------------
                                                       Other     Restricted  Securities    Payouts
                                                       Annual      Stock     underlying     LTIP
Name and                 Year    Salary(1)    Bonus    Compen-     Awards     Options/     Payouts
Principal Position      Ended    (CDN$)       (CDN$)   sation      (CDN$)     SARs (#)      (CDN$)
------------------      -----    ---------    ------   -------   ----------  ----------    -------
Hassan Salari            2003    125,644        Nil        Nil        Nil           Nil      Nil
Director, President      2002    106,123        Nil        Nil        Nil     1,000,000(2)   Nil
& Chief Executive        2001    101,475        Nil        Nil        Nil           Nil      Nil
Officer

1. Dr. Salari was employed by Globe Laboratories Inc., our affiliate, in 2003 and our former wholly owned subsidiary Chemokine Therapeutics Inc. for the fiscal years 2002 and 2001.

2. In 2004, these options were cancelled and 750,000 options were granted exercisable at a price of CDN$1.00 per share expiring on June 30, 2009.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans, other than stock options that provide compensation intended to serve as incentive for performance.

OPTIONS

There were no stock options granted to the Named Executive Officer during the fiscal year ended December 31, 2003.

The following table sets forth details of all the incentive stock options, both exercised and unexercised, for the Named Executive Officer during the fiscal year ended December 31, 2003.

  AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL
                YEAR AND FINANCIAL YEAR-END OPTION / SAR VALUES

                          SECURITIES                                              VALUE OF UNEXERCISED IN-
                           ACQUIRED                   NUMBER OF UNEXERCISED               THE-MONEY
                             ON         VALUE         SECURITIES UNDERLYING        OPTIONS/SARS  AT FY-END
                           EXERCISE    REALIZED     OPTIONS/SARS AT FY-END (#)       (US$) EXERCISABLE/
         NAME                (#)        (US$)       EXERCISABLE/ UNEXERCISABLE        UNEXERCISABLE(1)
         ----             ----------   --------     --------------------------    ------------------------
Hassan Salari                 Nil        N/A            720,000/280,000(2)               72,000/28,000
Chairman, President
and Chief Executive
Officer

1. In determining the value of in-the-market options we used a fair market price of US$1.35, being the price paid per common share in a private placement of common shares that closed on October 22, 2003 less the exercise price of US$1.25.

2. Subsequent to the year end these options were cancelled and 750,000 options were granted exercisable at a price of CDN$1.00 per share expiring on June 30, 2009.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENT

Except as described below, there are no compensatory plans or arrangements with respect to any Named Executive Officer resulting from resignation, retirement or other termination of employment or from a change of control of our corporation.

EMPLOYMENT AGREEMENT WITH DR. HASSAN SALARI

Dr. Salari has an employment agreement jointly with us and our wholly owned subsidiary Chemokine Therapeutics (B.C.) Corp. dated April 1, 2004, and amended on September 30, 2004. Pursuant to this agreement Dr. Salari is engaged as Chairman, President and Chief Executive Officer for an initial term of five years. Under the agreement, Dr. Salari is to be paid minimum base annual compensation of CDN$250,000 with such increases as may be approved by us.

If we terminate his engagement without cause or advance notice, we will pay Dr. Salari a lump sum equal to his then-current base cash compensation for a period of two years. A failure to renew the agreement is deemed to be termination without cause. If we terminate Dr. Salari's engagement for any reason other than for cause and including his resignation and non-renewal of the agreement within one year following the effective date of a consolidation or merger or the sale of substantially all of our assets to a third party, then we will pay to Dr. Salari a lump sum equal to his then-current base cash compensation for a period of two years.

The agreement also contains provisions that Dr. Salari not compete with us during the term of his engagement and for a period of one year after termination. In addition we shall own all proprietary rights to all discoveries, improvements and ideas, whether patentable or not, in the field of chemokines made by Dr. Salari during the term of, or within three months of, his engagement with us.

EMPLOYMENT AGREEMENT WITH DAVID KARP

Subsequent to the year ended December 31, 2003, we appointed David Karp as our Chief Financial Officer. Mr. Karp has an employment agreement jointly with us and our wholly owned subsidiary Chemokine Therapeutics (B.C.) Corp. dated May 14, 2004. Pursuant to this agreement Mr. Karp is engaged as Chief Financial Officer commencing on June 1, 2004. Under the agreement, Mr. Karp was paid CDN$7,000 per month for a three month probationary period starting in June 2004. In addition, until the completion of the offering, Mr. Karp received 6,500 common shares per month during the probationary period. Commencing in September 2004, Mr. Karp will receive CDN$10,000 per month and 3,500 common shares per month until we complete an initial public offering after which time Mr. Karp will receive annual compensation of CDN$160,000 with such increases as may be approved by us.

If we terminate his engagement without cause Mr. Karp will only be entitled to notice or pay in lieu of notice equal to 1 month plus 2 weeks for every year of service.

The agreement also contains provisions that Mr. Karp not compete with us during the term of his engagement and for a period of three months after termination.

COMPENSATION PAID TO DIRECTORS AND SCIENTIFIC ADVISORY BOARD MEMBERS

During the financial year ended December 31, 2003, there was no compensation paid to our directors or members of our scientific advisory board, who are not Named Executive Officers except as otherwise disclosed herein.

During the years ended December 31, 2003, 2002 and 2001, we paid $264,300, $27,300, and $Nil, respectively, for consulting fees, directly or indirectly, to various former and current directors.

During the fiscal years ended December 31, 2002 and 2001, directors were issued a total of 126,220 common shares and 50,450 common shares, respectively, in consideration for services provided to us. Compensation expense of $157,775 and $63,062 was recognized at the time of these issuances.

During fiscal year 2004, we will pay our directors $1,000 for each meeting attended in person and we will pay our Medical and Scientific Advisory Board members $1,000 for each meeting they attend in person.

STOCK OPTIONS

We have no standard arrangement pursuant to which directors are compensated for their services in their capacity as directors except as otherwise disclosed herein and for the granting from time to time of incentive stock options in accordance with our stock option plan. During the financial year ended December 31, 2003, no incentive stock options were granted to our directors or members of our medical and scientific advisory board who were not Named Executive Officers.

The following table sets forth details of all the incentive stock options, both exercised and unexercised, for the directors and members our Medical and Scientific Advisory Board who were not Named Executive Officers, during the fiscal year ended December 31, 2003.

  AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL
                YEAR AND FINANCIAL YEAR-END OPTION / SAR VALUES

                          SECURITIES                                              VALUE OF UNEXERCISED IN-
                           ACQUIRED                   NUMBER OF UNEXERCISED               THE-MONEY
                             ON         VALUE         SECURITIES UNDERLYING        OPTIONS/SARS  AT FY-END
                           EXERCISE    REALIZED     OPTIONS/SARS AT FY-END (#)       (US$) EXERCISABLE/
         NAME                (#)        (US$)       EXERCISABLE/ UNEXERCISABLE         UNEXERCISABLE
         ----             ----------   --------     --------------------------    ------------------------
Bruce Blomstrom
Director                     Nil           N/A                50,000/0(2)                     5,000/0(1)

Matthias C. Kurth
Director                     Nil           N/A                50,000/0(3)                     5,000/0(1)

C. Richard Piazza
Director                     Nil           N/A                50,000/0(3)                     5,000/0(1)

John Osth(4)
Director                     Nil           N/A            4,000/96,000                            0/0(5)

Edward D. Ball
Medical Advisor              Nil           N/A                10,000/0                        1,000/0(1)

1. In determining the value of in-the-market options we used a fair market price of US$1.35, being the price paid per common share in a private placement of common shares that closed on October 22, 2003 less the exercise price of US$1.25.

2. Mr. Blomstrom resigned as director on April 14, 2004 and his options expired on May 14, 2004 without being exercised.

3. Subsequent to the year end these options were cancelled and 50,000 options were granted to each of Dr. Kurth and Mr. Piazza exercisable at a price of CDN$1.00 per share expiring on June 30, 2009.

4. Mr. Osth became a director on October 15, 2003 and was granted options to purchase 100,000 common shares on December 1, 2003 expiring on June 30, 2007 at a price of US$1.35 per share. In addition, if Mr. Osth should become our full time employee, he would receive an additional 150,000 options. Subsequent to the year end these options were cancelled and 140,000 options were granted to Mr. Osth exercisable at a price of CDN$1.00 per common share expiring on June 30, 2009.

5. In determining the value of in-the-market options we used a fair market price of US$1.35, being the price paid per common share in a private placement of common shares that closed on October 22, 2003 less the exercise price of US$1.35.

                           DESCRIPTION OF SECURITIES

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

Our authorized capital is 50,000,000 common shares with par value of US$0.001 per share and 6,000,000 preferred shares with par value of US$0.001 per share issuable in series of which 12,829,106 common shares and 2,150,000 series "A" preferred shares are issued and outstanding as of September 30, 2004. On June 18, 2004 we increased our authorized capital from 24,000,000 common shares to 50,000,000 common shares.

The following table shows our outstanding securities as at September 30, 2004 on a historic basis and as adjusted to reflect the sale and issuance of the common shares in this offering.

                                                       NUMBER                  NUMBER               NUMBER
                                   NUMBER         OUTSTANDING AS AT      OUTSTANDING AFTER     OUTSTANDING AFTER
                              AUTHORIZED TO BE      SEPTEMBER 30,           THE MAXIMUM           THE MINIMUM
DESCRIPTION OF SECURITY            ISSUED               2004                OFFERING(1)           OFFERING(2)
-----------------------       ----------------    -----------------      -----------------     -----------------
Common Shares(3)                 50,000,000            12,829,106            29,333,206            27,333,206
Preferred Shares(4)               6,000,000             2,150,000             2,000,000             2,000,000
Warrants(5)                             N/A             3,621,618             4,181,618             4,181,618
Options(6)                              N/A             2,081,000             2,081,000             2,081,000
Agents' Warrants(7)                     N/A               664,794             1,944,794             1,784,794


1. Assumes the maximum offering of 16,000,000 common shares issued under this offering, but not the exercise of any options, warrants, agents' warrants, or the greenshoe option.

2. Assumes the minimum offering of 14,000,000 common shares issued under this offering, but not the exercise of any options, warrants, agents' warrants, or the greenshoe option.

3. Common shares in the capital of our corporation with a par value of US$0.001.

4. Series "A" preferred shares in the capital of our corporation with a par value of US$0.001 per share. 150,000 of the preferred shares will be converted to common shares on a one-for-one basis.

5. The warrants have been issued to certain, investors, advisors and consultants and each warrant entitled the holder thereof to purchase a common share in the capital of our corporation. Includes 500,000 warrants issued to Pharmaceutical Product Development, Inc. entitling PPDI to purchase a total of 500,000 common shares at an exercise price equal to the offering price and 60,000 warrants issued to The Equicom Group, Inc., at an exercise price equal to the offering price, for investor relations consulting. See "Warrants" below.

6. We have granted options to essential employees, directors and officers. See "Options" and "Outstanding Options" below.

7. Pursuant to this offering, we will grant to our agents warrants for the purchase of that number of common shares equal to 8% of the common shares subscribed for under this offering, exercisable for a term of eighteen months from the date of closing of this offering. In addition Canaccord Capital Corporation, one of our agents holds a total of 664,794 share purchase warrants, each warrant entitling it to purchase common shares at a price of CDN$1.00 until May 6, 2006.

COMMON SHARES

We are authorized to issue 50,000,000 common shares. The holders of our common shares are entitled to dividends, if, as and when declared by the board of directors, to one vote per share at our shareholder meetings and, upon liquidation, to receive such of our assets as are distributable to the holders of the common shares. There are currently 12,836,106 common shares issued and outstanding.

PREFERRED SHARES

We are authorized to issue 6,000,000 preferred shares. The preferred shares may be issued from time to time in one or more series, each consisting of a number of preferred shares as determined by our board of directors who also may fix the designation, rights, privileges, restrictions and conditions attaching to each series of preferred shares. As of the date hereof we have designated one series on preferred shares, "series A convertible preferred shares" of which 2,150,000 series "A" preferred shares are issued and outstanding as of the date hereof.

The holders of the series "A" preferred shares are entitled to one vote per share at meetings of our shareholders. The series "A" preferred shares shall have a preference over our common shares in respect of the declaration and payment of dividends and the distribution of assets if we should undergo a voluntary or involuntary liquidation, dissolution, or winding up.

Each series "A" preferred share is convertible at the option of the holder into one common share at any time. Each series "A" preferred share is automatically convertible into one common share upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, covering the offer of our common shares, if the price per share is not less than US$10.00 and the aggregate purchase price is at least US$15,000,000.

WARRANTS
We have granted or agreed to grant warrants to certain investors, advisors and consultants and each warrant entitles the holder thereof to purchase one common share as follows:

     NUMBER OF              NUMBER OF
  WARRANTHOLDERS             WARRANTS         EXERCISE PRICE         EXPIRY DATE
  --------------            ---------         --------------         -----------
1 warrantholder                34,153             US$1.50         December 31, 2004
1 warrantholder                73,350             US$1.25           March 30, 2005
1 warrantholder                30,000             US$1.35           July 18, 2005
1 warrantholder               160,000             US$1.50          October 15, 2005
1 warrantholder                13,300             US$2.25         November 30, 2005
1 warrantholder                 7,000             US$1.50         November 30, 2005
15 warrantholders(1)        2,362,509            CDN$1.00            May 6, 2006
2 warrantholders               40,000             US$1.25            May 31, 2006
2 warrantholders               45,000             US$1.25            July 1, 2006
8 warrantholders              400,000             US$1.25           June 25, 2007
1 warrantholder                50,000             US$1.25           June 30, 2007
2 warrantholders               16,000             US$1.50           June 30, 2007
1 warrantholder                10,000             US$1.25           July 15, 2007
1 warrantholder                10,000             US$1.25           July 30, 2007
8 warrantholders              154,100             US$1.35           July 31, 2007
1 warrantholder                 7,500             US$1.25          August 16, 2007
30 warrantholders             818,500             US$1.25         November 10, 2007
1 warrantholder                15,000             US$1.35         November 10, 2007
1 warrantholder                40,000             US$1.50         November 10, 2007
1 warrantholder               500,000            CDN$1.00        36 months after the
                                                                 closing date of this
                                                                       offering
1 warrantholder                60,000            CDN$1.00        24 months after the
                                                                 closing date of this
                                                                       offering
                            ---------
TOTAL                       4,846,412
                            ---------

1. Includes 1,697,715 warrant issued to investors in the May 6, 2004 Regulation S offering, 264,794 warrants issued to Canaccord as compensation for services provided in relation to the Regulation S offering and 400,000 warrants issued to Canaccord as part of a corporate finance fee.

OPTIONS

During the year ended December 31, 2003 we had a stock option plan under which options to purchase our common shares were granted to employees, directors and consultants. The board of directors set the exercise price of the options at the time of grant. Options were subject to a vesting schedule of 4% vesting at the time of grant and then at 4% per month for 24 months, at which time the options are fully vested in the optionee.

The maximum number of common shares available to be issued on the exercise of options under the plan was 2,000,000.

2004 STOCK OPTION PLAN

Our board of directors has approved the adoption of a new stock option plan dated May 7, 2004. The purpose of the 2004 stock option plan is to provide us with a share related mechanism to enable us to attract, retain and motivate qualified directors, officers, employees and other service providers, to reward those parties for advancing our interests and to enable and encourage such individuals to acquire our common shares as long term investments.

If we close this offering, the maximum number of common shares reserved for issuance under the stock option plan will be increased to the lesser of 4,550,416 common shares and 15% of the number of common shares issued and outstanding, including shares issued under the greenshoe option. The following information is a brief description of the 2004 stock option plan:

- The exercise price of stock options granted under the 2004 stock option plan will be set by the compensation committee of our board of directors, or if not appointed the board of directors, in its sole discretion, at the time of grant and if our common shares are listed for trading on a stock exchange, the exercise price will not be less than the closing price of our common shares on the stock exchange on the date prior to the date of grant, less allowable discounts, in accordance with the policies of that stock exchange.

- Upon expiry of an option, or in the event an option is otherwise terminated for any reason, without having been exercised in full, the number of common shares in respect of the expired or terminated option shall again be available for the purpose of the 2004 stock option plan.

- Options granted under the 2004 stock option plan could result at any time in:

            (a) The number of common shares reserved for issuance pursuant to stock options granted to our insiders exceeding 10% of our outstanding common shares;

            (b) The issuance to our insiders, within a one-year period, of a number of common shares exceeding 10% of our outstanding common shares; or

            (c) The issuance to any one optionee and such optionee's associates, within a one-year period, of a number of common shares exceeding 5% of our outstanding shares.

- We may not grant more than 5% of the issued common shares to any one optionee. Options granted under the 2004 stock option plan may not have an expiry date exceeding ten years from the date on which the board of directors grant and announce the granting of the option.

- Notwithstanding the foregoing item, an optionee's heirs or administrators shall have until the earlier of:

            (d) one year from the death of the optionee in which to exercise any portion of options outstanding at the time of death of the optionee; and

            (e)   the expiry date of the options.

- The 2004 stock option plan will be administered by the compensation committee of our board of directors or, if not appointed, by the board of directors, who will have the full authority and sole discretion to grant options under the 2004 stock option plan to any eligible party, including themselves.

- The 2004 stock option plan contains provisions for adjustments in the number of common shares issuable on exercise of a stock option in the event of a share consolidation, subdivision, recapitalization, or other capital reorganization, or a stock dividend, amalgamation, arrangement or other relevant corporate transaction, or any other relevant change in or event affecting our common shares.

-   The options shall not be assignable or transferable by an optionee.

- The board of directors may from time to time, subject to regulatory approval, amend or revise the terms of the 2004 stock option plan.

OUTSTANDING OPTIONS

We have granted options to purchase common shares to essential employees, directors and officers as follows:

   NUMBER OF            NUMBER OF
   OPTIONEES             OPTIONS         DATE GRANTED    EXERCISE PRICE         EXPIRY DATE
   ---------            ---------        ------------    --------------         -----------
  5 optionees              34,000        May 15, 2001        US$1.25            May 15, 2005
  2 optionees              35,000        May 15, 2001        US$1.25           Dec. 31, 2005
  1 optionee              250,000        May 15, 2001        US$1.25           June 15, 2006
  2 optionees              52,000        May 15, 2001        US$1.25           June 30, 2007
  2 optionees              70,000        Nov. 1, 2003        US$1.35           June 30, 2007
  7 optionees           1,590,000         May 7, 2004       CDN$1.00           June 30, 2009
  1 optionee               50,000       June 18, 2004       CDN$1.00           June 30, 2009
                        ---------
TOTAL                   2,081,000
                        ---------

The above options were granted pursuant to our existing stock option plan except for 1,640,000 options granted on May 7, 2004, and June 18, 2004, which were granted pursuant to the 2004 stock option plan. Options are subject to a vesting schedule of 4% of the number of options granted to each optionee vesting each month on a monthly basis for a two year period with the total remainder of such options vesting on the second anniversary.

                              ESCROWED SECURITIES

NATIONAL ESCROW POLICY

Under Canadian National Policy 46-201 "Escrow for Initial Public Offerings", those of our common shares which are held by our Principals must be held in escrow.

A "Principal" is:

o one of our directors or senior officers or of a material operating subsidiary;

o a person or company who has acted as our promoter during the two years before this offering;

o a person or company who owns or controls more than 10% of our voting securities immediately before and immediately after completion of this offering if that person has elected or appointed or has the right to elect or appoint one of our directors or senior officers or a director or officer of a material operating subsidiary;

o a person or company who owns or controls more than 20% of our voting securities immediately before and immediately after completion of this offering; or

o   associates and affiliates of any of the foregoing persons.

After completion of this offering there will be a total of 6,247,101 common shares subject to the escrow requirements of Canadian National Policy 46-201 or 19.9% of our then outstanding voting shares, assuming the maximum offering of 16,000,000 common shares or 21.3% assuming the minimum offering of 14,000,000 common shares.

Under the National Escrow Policy, we have entered into an escrow agreement with Pacific Corporate Trust Company as escrow agent, and Pacific Medical Corp. dated December 16, 2004. Pacific Medical Corp. is our only Principal that holds securities subject to escrow. The number and holder of our common shares, which are subject to escrow under the escrow agreement, are:

                             NUMBER OF COMMON SHARES
        HOLDER                    HELD IN ESCROW
        ------               -----------------------
Pacific Medical Corp.(1)            6,247,101

1. Pacific Medical Corp. holds 6,247,101 common shares in a trust of which Dr. Salari is one of the beneficiaries, including 6,000,001 common shares held as of the date of this prospectus and 247,100 common shares to be issued at a deemed price equal to the offering price per common share of US$0.81 (CDN$1.00) in payment of US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of this offering.

Under the escrow agreement, as we intend to be an established issuer, the Principal will deposit its common shares in escrow with the escrow agent. The escrow agent will release 25% of our Principal's common shares from escrow on the date our common shares are listed on the Toronto Stock Exchange. After that, 25% of our Principal's common shares will be released from escrow every 6 months. The schedule of releases is as follows:

 %                       RELEASE DATE
 -                       ------------
25%                 on the date of listing
25%            6 months from the date of listing
25%           12 months from the date of listing
25%           18 months from the date of listing

Under the National Escrow Policy, our Principal's common shares may not be transferred or otherwise dealt with while they are in escrow unless the transfers or dealings are:

o transfers to our directors and senior officers, with approval of our board of directors;

o transfers to a person or company that before the transfer holds more than 20% of the voting rights attached to our outstanding securities;

o transfers to a person or company that after the transfer will hold more than 10% of the voting rights attached to our outstanding securities and has the right to elect or appoint one or more of our directors or senior officers;

o transfers to a Registered Retirement Savings Plan ("RRSP") or similar trustee plan provided that the only beneficiaries are the transferor or the transferor's spouse or children;

o   transfers upon bankruptcy to the trustee in bankruptcy;

o pledges to a financial institution as collateral for a good faith loan, and upon a realization; or

o tenders of escrowed securities to a take-over bid, provided that if the person tendering to the bid is a Principal of the company resulting from completion of the take-over bid, the securities the Principal receives in exchange for tendered escrowed securities will be placed in escrow on the basis of the resulting company's escrow classification.

Common shares must remain in escrow after a permitted transfer.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

We have not hired any expert or counsel on a contingent basis. We have not and will not issue to any expert or counsel a direct or indirect interest in Chemokine Therapeutics Corp. None of our experts or counsel is or was a promoter, underwriter, voting trustee, director, officer, or employee of Chemokine Therapeutics Corp.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed elsewhere in this prospectus, there are no material transactions with the directors, senior officers, promoters or principal holders of our securities that have occurred in the last two completed fiscal years other than:

- During the year ended December 31, 2003, we paid US$1,407,584 to Globe Laboratories Inc., a corporation of which Dr. Salari is one of the beneficial owners, for research expenses. During the period from June 10, 2002 to December 31, 2002, the Company paid US$589,785 to Chemokine Therapeutics Inc., a subsidiary of Globe Laboratories, for research expenses. Globe Laboratories is operated independently of us, is entitled to scientific research and experimental tax credits and is engaged in chemokine research for us on a contracted operating cost basis plus a 2% margin. We believe the terms of this arrangement are as favorable to us as we could have obtained from unrelated third parties.

- We accrued management fees of US$298,780 for the year ending December 31, 2001, and US$250,000 for the year ending December 31, 2002, payable to Pacific Medical Corp., a corporation of which Dr. Hassan Salari, our Chairman, President and Chief Executive Officer is one of the beneficial owners. We accrued management fees of US$250,000 and paid US$290,000 for the year ended December 31, 2003, to Pacific Medical Corp. We accrued management fees of US$62,500 and paid US$22,500 for the three months ended March 31, 2004, to Pacific Medical Corp. These accrued management fees and payments were for services related to fund raising and business development. This management agreement terminated on March 31, 2004 and provides for repayment of management fees at our discretion in cash or in common shares. We have agreed to pay US$200,000 of the outstanding US$548,780 obligation to Pacific Medical Corp. in common shares issued at the offering price to be issued upon completion of the offering. The management fees payable do not bear interest. We believe the terms of this arrangement are as favorable to us as we could have obtained from unrelated third parties.

- We lease office space of 1,200 square feet in Vancouver, B.C., from Salari Enterprise Ltd., at the rate of CDN$2,000 per month. The monthly rent is the fair market rate for the market in Vancouver, B.C. The term of the lease commenced on January 1, 2003 and expires December 31, 2007. Salari Enterprise Ltd. is controlled by Dr. Hassan Salari, our Chairman, President and Chief Executive Officer. We believe the terms of this arrangement are as favorable to us as we could have obtained from unrelated third parties.

- We have purchased "key-man" life insurance on the life of Dr. Hassan Salari, our Chairman, President and Chief Executive Officer, in the amount of CDN$3,000,000. We pay annual premiums of CDN$4,680. Dr. Salari's family is a one-third beneficiary of this life insurance policy.

INDEBTEDNESS OF DIRECTORS

Pursuant to a development agreement between us and Globe Laboratories Inc., a company controlled by Dr. Salari, Globe Laboratories conducts the research and development activities on behalf of our products at a cost plus 2% basis. As a working arrangement, we transfer funds to Globe Laboratories for working capital to fund the ongoing development of our products. Until such time as these funds are used by Globe Laboratories they are treated as an amount due from an affiliate.

                                          LARGEST
                                           AMOUNT                                  FINANCIALLY
                                        OUTSTANDING                            ASSISTED SECURITIES
    NAME AND          INVOLVEMENT     DURING THE YEAR         AMOUNT            PURCHASED DURING
    PRINCIPAL             OF           ENDED DEC. 31,     OUTSTANDING AS         THE YEAR ENDED       SECURITY FOR
    POSITION          CORPORATION           2003       AT SEPTEMBER 30, 2004      DEC. 31, 2003       INDEBTEDNESS
    ---------         -----------     ---------------  ----------------------  -------------------    ------------
Globe                   Lender           US$683,706          US$102,480               Nil                 Nil
Laboratories Inc.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify any officer or director who was or is a party or threatened to be made a party to any threatened, pending or completed proceeding, including a lawsuit, because of his position with us, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorneys' fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

                                    EXPERTS

The financial statements of Chemokine Therapeutics Corp. at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 have been audited by M.D. Sassi Company, San Francisco, California, an independent registered public accounting firm, as set forth in their report thereon and which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements.

We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance upon M.D. Sassi Company's report given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

Certain legal matters under Canadian and British Columbia law in connection with this offering will be passed upon for us by Thomas, Rondeau, Business Lawyers, Vancouver, British Columbia, and for the agents by Miller Thomson LLP, Vancouver, British Columbia. Certain legal matters under Delaware law and U.S. federal law will be passed upon for us by Squire, Sanders & Dempsey, L.L.P., Los Angeles, California.

                          REGISTRAR AND TRANSFER AGENT

We have entered into a Transfer Agent Agreement between ourselves and Pacific Corporate Trust Company dated December 14, 2004. Upon completion of the offering, Pacific Corporate Trust Company will be the registrar and transfer agent for our securities. Its telephone number is (604) 689-9853.

                          CHEMOKINE THERAPEUTICS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
                           (Expressed in U.S. dollars)

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2003
--------------------------------------------------------------------------------



                                                                        Page
                                                                    -----------

Report of Independent Registered Public Accounting Firm...........          F-3

Balance Sheets....................................................          F-4

Statements of Operations..........................................          F-5

Statement of Stockholders' Equity.................................          F-6

Statements of Cash Flow...........................................          F-7

Notes to the Financial Statements.................................  F-8 to F-22


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Chemokine Therapeutics Corp.


We have audited the accompanying balance sheets of Chemokine Therapeutics Corp. (a development stage company), as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 2003, and the related amounts included in the cumulative amounts for the period from inception (July 15, 1998) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chemokine Therapeutics Corp. (a development stage company), as of December 31, 2003 and 2002, and the results of its operations and cash flows for the three years ended December 31, 2003, and the related amounts included in the cumulative amounts for the period from inception (July 15, 1998) to December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses since inception and has a significant working capital deficit. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ M.D. Sassi Company

San Francisco, California
March 31, 2004

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
(Expressed in U.S. dollars)
--------------------------------------------------------------------------------


                                                                              December 31,
                                                                 -------------------------------------
                                                                    2003                      2002
                                                                 -----------               -----------

ASSETS

CURRENT ASSETS
   Cash                                                          $ 1,153,044               $   476,088
   Amounts receivable                                                    500                    25,000
   Prepaid expense and deposit                                        13,066                        --
                                                                 -----------               -----------
TOTAL CURRENT ASSETS                                               1,166,610                   501,088
PROPERTY AND EQUIPMENT (Note 4)                                       19,423                     2,819
DUE FROM DIRECTOR (Note 5)                                               304                    13,771
LICENSE (Note 6)                                                      40,349                     3,816
DUE FROM AFFILIATES (Note 7)                                         296,342                    47,979
                                                                 -----------               -----------
                                                                 $ 1,523,028               $   569,473
                                                                 ===========               ===========

LIABILITIES

CURRENT LIABILITIES
   Accounts payable and accrued liabilities                      $   397,758               $    31,482
   Management fees payable (Note 11)                                 508,780                   548,780
   Loan payable (Note 8)                                                  --                   255,278
                                                                 -----------               -----------
TOTAL CURRENT LIABILITIES                                            906,538                   835,540
                                                                 -----------               -----------

COMMITMENTS (Note 13)

STOCKHOLDERS' EQUITY (NOTE 9)

PREFERRED STOCK
   Authorized - 6,000,000 voting, participating shares; par
       value $ 0.001 per share
   Issued and outstanding: 2003 - 2,150,000; 2002 - 150,000            2,150                       150

COMMON STOCK
   Authorized - 24,000,000 voting, participating shares; par
       value $ 0.001 per share
   Issued and outstanding: 2003 - 10,388,082; 2002 - 9,810,230        10,388                     9,810

ADDITIONAL PAID-IN CAPITAL                                         8,524,092                 5,137,408

(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE                (7,920,140)               (5,413,435)
                                                                 -----------               -----------
                                                                     616,490                  (266,067)
                                                                 -----------               -----------
                                                                 $ 1,523,028               $   569,473
                                                                 ===========               ===========

Approved on behalf of the Board:

/S/ "MICHAEL EVANS"                      Director
-------------------------------------------------


/S/ "HASSAN SALARI"                     Director
------------------------------------------------

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars)
--------------------------------------------------------------------------------



                                                                                                     Cumulative
                                                                                                   from inception
                                                                                                     on July 15,
                                                        December 31,                                  1998 to
                                    ----------------------------------------------------------       December 31,
                                          2003                 2002                 2001                 2003
                                    ----------------    -----------------    -----------------    -----------------

REVENUE                             $              -     $              -    $               -    $              -
                                    ----------------    -----------------    -----------------    -----------------
EXPENSES
   Research and development                1,900,252              875,777              759,289            4,469,836
   General and administrative                697,501            1,323,241              935,310            3,430,130
   Amortization of license                     1,937                  294                2,784               10,254
   Depreciation of property
      and equipment                            7,529               32,489               54,238              115,922
   Foreign exchange loss (gain)              (81,987)               7,127               (4,111)             (79,060)
                                    ----------------    -----------------    -----------------    -----------------

                                           2,525,232            2,238,928            1,747,510            7,947,082

OTHER INCOME                                  18,527                4,867                3,548               26,942
                                    ----------------    -----------------    -----------------    -----------------

NET (LOSS)                          $     (2,506,705)   $      (2,234,061)   $      (1,743,962)   $      (7,920,140)
                                    ================    =================    =================    =================
NET (LOSS) PER
   COMMON SHARE -
   BASIC AND DILUTED                $          (0.25)   $          (0.25)    $          (0.23)
                                    ================    =================    =================

WEIGHTED AVERAGE
   NUMBER OF COMMON
   SHARES OUTSTANDING                     10,066,304            8,926,818            7,693,622
                                          ==========            =========            =========























               See accompanying notes to the financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
PERIOD FROM INCEPTION ON JULY 15, 1998 TO DECEMBER 31, 1998 AND YEARS ENDED DECEMBER 31, 1999, 2000, 2001, 2002 AND 2003
(Expressed in U.S. dollars)
--------------------------------------------------------------------------------






                                                     Common stock              Preferred stock        Additional
                                               ------------------------  -------------------------      paid -        Share
                                                  Shares      Amount       Shares         Amount     in capital    subscriptions
                                               -----------  -----------  -----------   -----------   -----------   -----------


Inception, July 15, 1998                                 -  $         -            -   $         -   $         -   $         -
Issuance of common stock for cash                        1            -            -             -        70,650             -
Issuance of preferred stock for cash                     -            -    6,000,000         6,000        (4,800)            -
Net (loss)                                               -            -            -             -             -             -
                                               -----------  -----------  -----------   -----------   -----------   -----------
Balances at December 31, 1998                            1            -    6,000,000         6,000        65,850             -
Issuance of common stock and subscriptions
  on private placement, net of offering costs
  of $ 58,794                                      263,535          264            -             -       342,332       461,205
Issuance of warrants for consulting services             -            -            -             -         1,400             -
Net (loss)                                               -            -            -             -             -             -
                                               -----------  -----------  -----------   -----------   -----------   -----------
Balances at December 31, 1999                      263,536          264    6,000,000         6,000       409,582       461,205
Issuance of common stock and subscriptions
  on private placement, net of offering costs
  of $ 214,300                                     783,228          783            -             -     1,116,790      (461,205)
Conversion of preferred stock                    6,000,000        6,000   (6,000,000)       (6,000)            -             -
Issuance of options for consulting services              -            -            -             -        87,968             -
Deferred stock compensation                              -            -            -             -        83,500             -
Amortization of deferred stock compensation              -            -            -             -             -             -
Net (loss)                                               -            -            -             -             -             -
                                               -----------  -----------  -----------   -----------   -----------   -----------
Balances at December 31, 2000                    7,046,764        7,047            -             -     1,697,840             -
Issuance of stock for cash                               -            -      150,000           150       187,350             -
Issuance of common shares net of offering
   costs of $ 64,585                             1,270,496        1,270            -             -     1,362,542             -
Issuance of warrants for offering costs                  -            -            -             -        17,850             -
Cancellation of stock options                            -            -            -             -       (50,580)            -
Net (loss)                                               -            -            -             -             -             -
                                               -----------  -----------  -----------   -----------   -----------   -----------
Balances at December 31, 2001                    8,317,260        8,317      150,000           150     3,215,002             -
Issuance of common shares net of offering
  costs of $ 194,474                             1,492,970        1,493            -             -     1,677,746             -
Issuance of warrants for consulting services             -            -            -             -       139,725             -
Issuance of warrants for offering costs                  -            -            -             -        62,871             -
Capital distribution on sale of subsidiary to
  related party                                          -            -            -             -        42,064             -
Net (loss)                                               -            -            -             -             -             -
                                               -----------  -----------  -----------   -----------   -----------   -----------
Balances at December 31, 2002                    9,810,230        9,810      150,000           150     5,137,408             -
Issuance of common stock net of offering
  costs of $ 130,628                               577,852          578            -             -       644,395             -
Issuance of preferred shares                             -            -    2,000,000         2,000     2,698,000             -
Issuance of warrants for consulting services             -            -            -             -        21,835             -
Issuance of warrants for offering costs                  -            -            -             -        22,454             -
Net (loss)                                               -            -            -             -             -             -
                                               -----------  -----------  -----------   -----------   -----------   -----------
Balances at December 31, 2003                   10,388,082  $    10,388    2,150,000   $     2,150   $ 8,524,092   $         -
                                               ===========  ===========  ===========   ===========   ===========   ===========

[Table continued below]




                                                                    (Deficit)
                                                                   accumulated
                                                Deferred            during the           Stock-
                                                  stock             development          holders'
                                               compensation           stage              equity
                                               -----------         -----------         -----------
Inception, July 15, 1998                       $         -         $         -         $         -
Issuance of common stock for cash                        -                   -              70,650
Issuance of preferred stock for cash                     -                   -               1,200
Net (loss)                                               -              (6,212)             (6,212)
                                               -----------         -----------         -----------
Balances at December 31, 1998                            -              (6,212)             65,638
Issuance of common stock and subscriptions
  on private placement, net of offering costs
  of $ 58,794                                            -                   -             803,801
Issuance of warrants for consulting services             -                   -               1,400
Net (loss)                                               -            (408,237)           (408,237)
                                               -----------         -----------         -----------
Balances at December 31, 1999                            -            (414,449)            462,602
Issuance of common stock and subscriptions
  on private placement, net of offering costs
  of $ 214,300                                           -                   -             656,368
Conversion of preferred stock                            -                   -                   -
Issuance of options for consulting services              -                   -              87,968
Deferred stock compensation                        (83,500)                  -                   -
Amortization of deferred stock compensation         32,920                   -              32,920
Net (loss)                                               -          (1,020,963)         (1,020,963)
                                               -----------         -----------         -----------
Balances at December 31, 2000                      (50,580)         (1,435,412)            218,895
Issuance of stock for cash                               -                   -             187,500
Issuance of common shares net of offering
   costs of $ 64,585                                     -                   -           1,363,812
Issuance of warrants for offering costs                  -                   -              17,850
Cancellation of stock options                       50,580                   -                   -
Net (loss)                                               -          (1,743,962)         (1,743,962)
                                               -----------         -----------         -----------
Balances at December 31, 2001                            -          (3,179,374)             44,095
Issuance of common shares net of offering
  costs of $ 194,474                                     -                   -           1,679,239
Issuance of warrants for consulting services             -                   -             139,725
Issuance of warrants for offering costs                  -                   -              62,871
Capital distribution on sale of subsidiary to
  related party                                          -                   -              42,064
Net (loss)                                               -          (2,234,061)         (2,234,061)
                                               -----------         -----------         -----------
Balances at December 31, 2002                            -          (5,413,435)           (266,067)
Issuance of common stock net of offering
  costs of $ 130,628                                     -                   -             644,973
Issuance of preferred shares                             -                   -           2,700,000
Issuance of warrants for consulting services             -                   -              21,835
Issuance of warrants for offering costs                  -                   -              22,454
Net (loss)                                               -          (2,506,705)         (2,506,705)
                                               -----------         -----------         -----------
Balances at December 31, 2003                  $         -         $(7,920,140)        $   616,490
                                               ===========         ============        ===========






               See accompanying notes to the financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOW
(Expressed in U.S. dollars)
--------------------------------------------------------------------------------






                                                                                                       Cumulative
                                                                                                      from inception
                                                                                                       on July 15,
                                                             December 31,                                1998 to
                                       -------------------------------------------------------         December 31,
                                            2003                 2002                 2001                 2003
                                       --------------        ------------         ------------         ------------
CASH FLOW FROM
   OPERATING ACTIVITIES
   Net (loss)                          $  (2,506,705)        $ (2,234,061)        $ (1,743,962)        $ (7,920,140)
   Adjustments to reconcile
   net cash provided
   by operating activities
     Depreciation and amortization             9,466               32,783               57,022              126,176
     Common shares issued
       for consulting services                89,051              545,213              364,100            1,017,364
     Warrants issued for
       consulting services                    21,835              139,725                    -              162,960
     Options issued for
       consulting services                         -                    -                    -               87,968
     Deferred stock compensation                   -                    -                    -               32,920
     Decrease (increase) in
       Amounts receivable                     24,500              (41,644)             (47,458)                (500)
       Prepaid expense and deposit           (13,066)              (9,185)               1,283              (13,066)
     Increase (decrease) in
       Accounts payable and
         accrued liabilities                 327,806              (13,455)             (73,235)             359,288
       Management fees payable               (40,000)             250,000              100,000              508,780
                                       -------------         ------------         ------------         -------------
                                          (2,087,113)          (1,330,624)          (1,342,250)          (5,638,250)
                                       -------------         ------------         ------------         -------------

CASH FLOW FROM
   FINANCING ACTIVITIES
   Stock issued for cash                   3,386,550            1,328,500            1,251,797            7,752,960
   Stock offering costs                     (108,174)            (131,603)             (46,735)            (559,606)
   Net advances from director                 13,467               (7,000)              13,229                 (304)
   Net advances to affiliates               (248,363)                   -                    -             (249,524)
   Loan (repayment) proceeds                (255,278)             255,278                    -                    -
                                       -------------         ------------         ------------         ------------
                                           2,788,202            1,445,175            1,218,291            6,943,526
                                       -------------         ------------         ------------         ------------

CASH FLOW FROM
   INVESTING ACTIVITIES
   Cash held by disposed
       subsidiary                                  -               (4,754)                   -               (4,754)
   Payment under license
       agreement (Note 6)                          -                    -                    -              (12,133)
   Purchase of property
       and equipment                         (24,133)             (11,002)             (25,335)            (135,345)
                                       -------------         ------------         ------------         -------------
                                             (24,133)             (15,756)             (25,335)            (152,232)
                                       -------------         ------------         ------------         -------------

INCREASE (DECREASE) IN
   CASH DURING THE PERIOD                    676,956               98,795             (149,294)           1,153,044

CASH, beginning of period                    476,088              377,293              526,587                    -
                                       -------------         ------------         ------------         ------------

CASH, end of period                    $   1,153,044         $    476,088         $    377,293         $  1,153,044
                                       =============         ============         ============         ============



See Note 14.

               See accompanying notes to the financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


1.     GOING CONCERN

       Chemokine Therapeutics Corp. (the "Company") was incorporated in the State of Washington on July 15, 1998 as PTM Molecular Biosystems Inc. In 1999 the Company changed its name to Chemokine Therapeutics Corp. and in 2000 was reincorporated in the State of Delaware.

       The Company is in the business of discovering and developing innovative therapeutic products for the treatment of a variety of human diseases. As of December 31, 2003 the Company is considered a development stage company as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7").

       The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. At December 31, 2003, the Company had not commenced planned principal operations and, as shown in the accompanying financial statements, has incurred losses during the period from inception to December 31, 2003 of $ 7,920,140.

       The Company requires financing to fund its future operations and will attempt to meet its ongoing liabilities as they fall due through the sale of equity securities and/or debt financing. There can be no assurance that the Company will be able to raise the necessary financing to continue in operation or meet its liabilities as they fall due or be successful in achieving profitability from its planned principle operations. Should the Company be unable to realize the carrying value of its assets or discharge its liabilities in the normal course of business, the Company may not be able to remain in operation and the net realizable value of its assets may be materially less than the amounts recorded on the balance sheet.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       These financial statements are in accordance with generally accepted accounting principles in the United States of America. Significant accounting policies utilized in the preparation of the financial statements are summarized below:

       BASIS OF CONSOLIDATION

       In these financial statements, the cumulative from inception amounts include the accounts of the Company and its former wholly-owned Canadian subsidiary, Chemokine Therapeutics Inc., through to June 9, 2002, the date of disposal of the subsidiary, see Note 3.

       PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the property and equipment as follows:

           Computer equipment          -     3 years
           Furniture and fixtures      -     3 years
           Leasehold improvements      -     3 years

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

       LICENSE
       Costs incurred to acquire the license, see Note 6, are capitalized in the accounts and are being amortized on a straight-line basis over five years. The costs of developing and servicing patents on licensed technologies are expensed as incurred.

       IMPAIRMENT OF LONG-LIVED ASSETS
       The Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires that long-lived assets to be held and used be assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 established a single accounting model for long-lived assets to be disposed of by sale.

       FOREIGN CURRENCY TRANSLATION
       The United States dollar is the Company's functional currency. The majority of the Company's financing activities are conducted in United States dollars and it is expected that the majority of the Company's customer base will be within the United States. For the purpose of preparing these financial statements, foreign currency denominated monetary assets and liabilities are translated to United States dollars at the exchange rates in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Transaction gains and losses are included in expenses.

       The Company's functional currency for its former Canadian subsidiary was the U.S. dollar. The financial transactions, records and statements of the foreign subsidiary were all measured in U.S. dollars using daily exchange rates. As a result, the Company has no material currency translation gains or losses. Were the local currency used to record transactions, any material currency translation gains or losses would be included as an element of comprehensive income in the statement of operations and in the equity section of the balance sheet.

       RESEARCH AND DEVELOPMENT
       All research and development costs are expensed when incurred.

       USE OF ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (LOSS) PER COMMON SHARE
       (Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Convertible equity securities, such as convertible preferred stock, stock options and stock purchase warrants are not considered in the calculation of net loss per common share as their inclusion would be anti-dilutive.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

       STOCK-BASED COMPENSATION
       In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS No. 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting as described in Accounting Pronouncement Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to account for its employee stock compensation plans as prescribed under APB 25. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS No. 123, the Company's net (loss) and (loss) per share for the year ended December 31, 2003 would have increased to the pro forma amounts indicated below:


                                                               2003                 2002                 2001
                                                        -----------------    -----------------    -----------------
Net (loss), as reported                                 $     (2,506,705)    $     (2,234,061)    $     (1,743,962)
Add:    Stock-based employee compensation expense
            included in reported net (loss)                            -                    -                    -
Deduct: Total stock-based employee compensation
         determined under fair value based method
          for all awards                                        (145,234)            (116,537)             (33,903)
                                                        -----------------    -----------------    -----------------

Pro forma net (loss)                                    $     (2,651,939)    $     (2,350,598)    $     (1,777,865)
                                                        =================    =================    =================

Net (loss) per common share, as reported                $          (0.25)    $          (0.25)    $          (0.23)
                                                        =================    =================    =================
Net (loss) per common share, pro forma                  $          (0.26)    $          (0.26)    $          (0.23)
                                                        =================    =================    =================


       FAIR VALUE OF FINANCIAL INSTRUMENTS
       The fair value of the Company's cash, amounts receivable, accounts payable and accrued liabilities, and management fees payable at December 31, 2003 approximate their carrying values due to their short terms to maturity.

       The amounts due from a director and affiliates do not bear interest and are carried at the amounts required to settle the balances on a current basis.

       RECENT ACCOUNTING PRONOUNCEMENTS

       In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends certain portions of SFAS No. 133 and is effective for all contracts entered into or modified after June 30, 2003 on a prospective basis. SFAS No. 149 is not expected to have a material effect on the results of operations or financial position of the Company since the Company currently has no derivatives or hedging contracts.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

       RECENT ACCOUNTING PRONOUNCEMENTS - continued

       In June 2003, the FASB approved SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is not expected to have an effect on the Company's financial position.

3.     CORPORATE REORGANIZATION

       On June 9, 2002 the Company disposed of its wholly-owned Canadian subsidiary, Chemokine Therapeutics Inc. ("CTI"), to a related party.

       The Company disposed of net assets as follows:


                Cash                                                              $      4,754
                Accounts receivable                                                     65,578
                Prepaid expenses                                                        14,434
                Property and equipment                                                 115,390
                                                                                  ------------
                                                                                       200,156
                                                                                  ------------

                Less:  Accounts payable and accrued liabilities                        176,072
                       Obligation under capital lease                                   21,289
                                                                                  ------------
                                                                                       197,361
                                                                                  ------------
                Excess of assets disposed over
                   liabilities assumed                                                   2,795

                Consideration paid by the purchaser, as agreed
                   between the related parties, by way of a
                   note payable                                                         44,859
                                                                                  ------------

                Capital contribution                                              $     42,064
                                                                                  ============


       As the transaction took place between related parties, no gain or loss may be recognized for accounting purposes. The excess of consideration given over the cost of net assets sold has been accounted for as a capital contribution, and has been added to additional paid in capital.

       Concurrent with the disposal of the interest in CTI, the Company and CTI entered into an amended research agreement. Subsequently, CTI assigned the agreement to Globe Laboratories Inc., the parent company of CTI. Under this agreement the Company has engaged Globe Laboratories Inc. to perform biotechnology research. The Company owns all the results and resulting intellectual property created under the agreement. In consideration the Company has agreed to pay Globe Laboratories Inc. an amount equal to the research expenses incurred by Globe Laboratories Inc. each month, plus 2%.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


4.     PROPERTY AND EQUIPMENT

                                                                                   2003
                                                         ----------------------------------------------------------
                                                                                Accumulated
                                                               Cost            depreciation              Net
                                                         ----------------    -----------------    -----------------
       Computer equipment                                $          2,998    $             478    $           2,520
       Furniture and fixtures                                       8,807                2,627                6,180
       Leasehold improvements                                      15,442                4,719               10,723
                                                         ----------------    -----------------    -----------------
                                                         $         27,247    $           7,824    $          19,423
                                                         ================    =================    =================



                                                                                   2002
                                                         ----------------------------------------------------------
                                                                                Accumulated
                                                               Cost            depreciation             Net
                                                         ----------------    -----------------    -----------------
       Computer equipment                                $            634    $               -    $             634
       Furniture and fixtures                                       2,479                  294                2,185
                                                         ----------------    -----------------    -----------------
                                                         $          3,113    $             294    $           2,819
                                                         ================    =================    =================

5.     DUE FROM DIRECTOR

       The amount due from director does not bear interest and has no fixed terms of repayment.

6.     LICENSE

                                                                                    2003                2002
                                                                             -----------------    -----------------

       Cost                                                                  $          50,603    $          12,133
       Accumulated amortization                                                         10,254                8,317
                                                                             -----------------    -----------------
                                                                             $          40,349    $           3,816
                                                                             =================    =================

       On September 22, 1999 the Company entered into a license agreement with the University of British Columbia ("UBC"). The license grants the Company exclusive worldwide rights to research, develop and commercially exploit certain patented technologies, which remains the property of UBC. The licensed technology relates to therapeutics for a variety of human diseases.

       Under the agreement the Company is obligated to achieve various milestones and is committed to make milestone payments and to pay royalties of 2% of any revenues or other consideration derived from the licensed technologies. Should the Company fail to satisfy any of its obligations, UBC has the right to terminate the license agreement.

-        Milestone payments are to be made as follows:
         - Cdn $ 100,000 at the time of completion of Phase II clinical trials
         - Cdn $ 250,000 at the time of completion of Phase III clinical trials
         - Cdn $ 500,000 at the time of filing for New Drug Approval

-        Minimum annual royalty payments are to be made as follows:
         - Cdn $ 25,000 one year from product approval
         - Cdn $ 50,000 two years from product approval
         - Cdn $ 75,000 three years from product approval
         - Cdn $ 100,000 fours years from product approval
         - Cdn $ 150,000 five years from product approval

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


7.     DUE FROM AFFILIATES

       The amounts due from affiliates do not bear interest and have no fixed terms of repayment. See Note 3.

                                                                                   2003                 2002
                                                                             -----------------    -----------------

       Chemokine Therapeutics Inc., a Canadian corporation
           with common directors                                             $          25,864    $          47,979
       Globe Laboratories Inc., a Canadian corporation
           with common directors                                                       270,478                    -
                                                                             -----------------    -----------------

                                                                             $         296,342    $          47,979
                                                                             =================    =================

8.     LOAN PAYABLE

       The loan payable bore interest at 6.3% per annum and was settled through the issue of preferred stock, see Note 9.

9.     CAPITAL STOCK

       COMMON STOCK
       During the period from inception to December 31, 2003 the Company issued 10,388,082 common shares for total consideration of $ 5,792,573, net of offering costs of $ 662,781.

       During the year ended December 31, 1998 the Company issued 1 share of common stock for $70,650.

       During the year ended December 31, 2001, the Company issued an aggregate 1,270,496 shares of common stock, at $ 0.10 to $ 1.55 per share, for cash consideration of $ 1,064,297 and services valued at $ 364,100, before offering costs of $ 65,585.

       During the year ended December 31, 2002, the Company issued an aggregate 1,492,970 shares of common stock, at $ 1.25 to $ 1.35 per share, for cash consideration of $ 1,328,500 and services valued at $ 545,213, before offering costs of $ 194,474.

       During the year ended December 31, 2003 the Company issued an aggregate 577,851 shares of common stock, at $ 1.25 to $ 1.35 per share, for cash consideration of $ 686,550 and services valued at $ 89,051, before offering costs of $ 130,628.

       Common stock issued for non-cash consideration was valued at the most recent per share price of common stock sold for cash.

       PREFERRED STOCK
       During the year ended December 31, 1998 the Company issued 6,000,000 Series A convertible preferred shares for cash of $ 1,200. The issued preferred shares were converted into 6,000,000 common shares during the year ended December 31, 2000.

       During the year ended December 31, 2001 the Company issued 150,000 Series A preferred shares for cash of $ 187,500. The preferred shares are convertible into common shares, at no additional consideration, on a 1-for-1 basis.

       During the year ended December 31, 2003 the Company issued 2,000,000 shares of convertible Series A preferred stock for cash proceeds of $ 2,439,444 and in settlement of the $ 250,000 loan payable plus outstanding accrued interest of $ 10,556. The preferred shares are convertible into common shares, at no additional consideration, on a 1-for-1 basis.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


9.     CAPITAL STOCK - continued

       WARRANTS
       During the year ended December 31, 1999 the Company issued 10,000 stock purchase warrants exercisable into common shares for $ 1.50 per share to a director. The stock purchase warrants were issued as partial consideration for consulting services and were accounted for at their fair value, as determined using the Black-Scholes option pricing model, of $ 1,400. The stock purchase warrants were cancelled during the year ended December 31, 2001.

       During the year ended December 31, 1999 the Company issued 34,153 stock purchase warrants exercisable into common shares for $ 1.50 per share to a consultant. The stock purchase warrants expire on December 31, 2004. The stock purchase warrants were issued as partial consideration for a finders' fee and were accounted for at their fair value, as determined using the Black-Scholes option pricing model, of $ 11,200. The fair value was charged to capital stock as an offering cost.

       During the year ended December 31, 2000 the Company issued 111,688 stock purchase warrants to subscribers to 491,700 common shares, exercisable into common shares at $ 2.25 per share. The stock purchase warrants expire on November 30, 2003, as to 95,938 stock purchase warrants and on December 31, 2003 as to 15,750 stock purchase warrants

       During the year ended December 31, 2001 the Company issued 20,300 stock purchase warrants exercisable into common shares for $ 1.50 per share, as to 7,000 stock purchase warrants and at $ 2.25 per share, as to 13,300 stock purchase warrants. The stock purchase warrants were issued as partial consideration for finders' fees and were accounted for at their fair value, as determined by the Black-Scholes option pricing model of $ 17,850. The fair value was charged to capital stock as an offering cost. The stock purchase warrants expire on November 30, 2005.

       During the year ended December 31, 2001 the Company issued 255,000 stock purchase warrants exercisable into common shares for $ 1.50 per share, as to 160,000 stock purchase warrants, and at $ 1.25 per share, as to 95,000 stock purchase warrants to consultants. The stock purchase warrants were issued as partial consideration for finders' fees and were accounted for at their fair value, as determined by the Black-Scholes option pricing model, of $ 17,850. The fair value was charged to capital stock as an offering cost. The stock purchase warrants expire on April 30, 2003, as to 10,000 stock purchase warrants, October 15, 2005, as to 160,000 stock purchase warrants, May 31, 2006 as to 40,000 stock purchase warrants and July 31, 2006 as to 45,000 stock purchase warrants.

       During the year ended December 31, 2002 the Company issued 880,850 stock purchase warrants, exercisable into common shares for $ 1.25 per share, to consultants. The stock purchase warrants were issued, as to 273,350 stock purchase warrants, as partial consideration for finders' fees and, as to 607,500 stock purchase warrants as consideration for consulting services. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes option pricing model, of $ 202,596. Of this amount, $ 62,871 was charged to capital stock as an offering cost and $ 139,725 was charged to consulting expense. The stock purchase warrants expire between June 25, 2007 and November 10, 2007.

       During the year ended December 31, 2002 the Company issued 404,000 stock purchase warrants to subscribers of 437,800 common shares, exercisable into common shares at $ 1.25 per share. The stock purchase warrants expire on November 10, 2007.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


9.     CAPITAL STOCK - continued

       During the year ended December 31, 2003 the Company issued 84,500 stock purchase warrants exercisable into common shares for $ 1.25 per share which expire November 10, 2007, and issued 154,100 stock purchase warrants exercisable into common shares for $ 1.35 per share which expire between July 18, 2005 and July 31, 2007. The stock purchase warrants were issued, as to 124,100 stock purchase warrants, as partial consideration for finders' fees and, as to 114,500 stock purchase warrants as consideration for consulting services. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes option pricing model, of $ 44,289. Of this amount, $ 22,454 was charged to capital stock as an offering cost and $ 21,835 was charged to consulting expense.

       During the year ended December 31, 2003 the Company issued 15,000 stock purchase warrants to subscribers of 30,000 common shares, exercisable into common shares at $ 1.35 per share. The stock purchase warrants expire on July 31, 2007.

       During the year ended December 31, 2003 111,688 stock purchase warrants and 10,000 stock purchase warrants, which were issued to investors and exercisable into common shares at $ 2.25 and $ 1.25 respectively, expired unexercised.

       The following table summarizes information about stock purchase warrants outstanding at December 31, 2003:

         Exercise              Number               Expiry
          price             outstanding             dates
     ----------------    -----------------    -----------------

     $            1.25           1,454,350    March 2005 to November 2007
     $            1.35             169,100    July 2005 to July 2007
     $            1.50             201,153    December 2004 to November 2005
     $            2.25              13,300    November 2005
                         -----------------

                                 1,837,903
                         =================

       COMMON STOCK RESERVED FOR FUTURE ISSUANCES
       Common stock reserved for future issuances as of December 31, 2003 is as follows:

              Outstanding stock options                  1,991,000
              Stock options available for grant              9,000
              Preferred stock                            2,150,000
              Outstanding stock purchase warrants        1,837,903
                                                     -------------
                                                         5,987,903
                                                     =============

10.    STOCK-BASED COMPENSATION

       The Company has a stock option plan under which options to purchase common shares of the Company may be granted to employees, directors and consultants. Stock options entitle the holder to purchase common stock at a subscription price determined by the Board of Directors at the time of the grant. Options vest 4% at the time of grant and then at 4% per month for 24 months, at which time the options are fully vested in the holder.

       The maximum number of shares of common stock authorized by the stockholders and reserved for issuance by the Board of Directors is 2,000,000.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


10.    STOCK-BASED COMPENSATION - continued

       The following summarizes the total number of stock options outstanding and the maximum number of stock options available to be granted at December 31, 2003.

                                                                                 Weighted
                                                           Outstanding           average              Available
                                                              options         exercise price          for grant
                                                         ----------------    ----------------     ----------------
       Balance at December 31, 2000                               410,000    $           1.31            1,590,000
          Options granted                                         571,000                1.25             (571,000)
          Options cancelled                                      (410,000)               1.31              410,000
                                                         ----------------    ----------------     ----------------
       Balance at December 31, 2001                               571,000                1.25            1,429,000
          Options granted                                       1,000,000                1.25           (1,000,000)
                                                         ----------------    ----------------     ----------------
       Balance at December 31, 2002                             1,571,000                1.25              429,000
          Options granted                                         420,000                1.35             (420,000)
                                                         ----------------    ----------------     ----------------

                                                                1,991,000    $           1.27                9,000
                                                         ================    ================     ================

       The following table summarizes information about stock options outstanding at December 31, 2003:

                                         Weighted
                                          average               Number            Number
                                       exercise price         outstanding       exercisable      Expiry dates
                                        -----------           -----------       -----------      -----------

                                       $       1.27             1,991,000         1,338,600       May 2005 to
                                        ===========           ===========       ===========       June 2007

       The fair value of stock options used to compute the pro forma net loss is the estimated fair value at grant date using the Black-Scholes option pricing model with the following assumptions:


                                                              2003                 2002                 2001
                                                        -----------------    -----------------    -----------------
                Expected volatility                               0%                   0%                   0%
                Risk-free interest rate                 3.48% - 3.9%                4.13%                4.18%
                Expected lives in years                  3 - 5 years              5 years              4 years
                Expected dividends                              zero                 zero                 zero

       The fair value of stock options, calculated using the Black-Scholes option pricing model, awarded in 2003 ranged from $ 0.17 to $ 0.21 per option and in 2002 and 2001 were $ 0.23 and $ 0.19 per option, respectively.

11.    RELATED PARTY TRANSACTIONS

       During the year ended December 31, 2003 the Company paid $ 1,407,584 to Globe Laboratories Inc. ("Globe"), a corporation controlled by a director, for research expenses. During the period from June 10, 2002 to December 31, 2002 the Company paid $ 589,785 to Chemokine Therapeutics Inc., a subsidiary of Globe, for research expenses. See Note 3.

       Included in management fees payable at December 31, 2003 and 2002 are accrued management fees of $ 508,780 and $ 548,780, respectively, payable to a corporation of which a director is one of the beneficial owners. See
       Note 13.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


11.    RELATED PARTY TRANSACTIONS - continued

       During the years ended December 31, 2003, 2002 and 2001 the Company paid directly or indirectly, to various directors $ 264,300, $ 27,300, and $ Nil, respectively, for management and consulting services provided.

       During the year the Company paid rent of $ 17,178 to a corporation with a director in common. See Note 13.

       During the years ended December 31, 2002 and 2001, directors were issued 126,220 common shares and 50,450 common shares, respectively, in consideration for services provided to the Company. Compensation expense of $ 157,775 and $ 63,062 was recognized at the time of these issuances and included in consulting expense.

       During the year ended December 31, 2001 a director subscribed for 256,220 common shares for cash of $ 166,220. Compensation expense of $ 90,000 was recognized in connection with 90,000 common shares issued at below the then fair value of the common shares and included in consulting expense.

12.    INCOME TAXES

       The provisions for income taxes are as follows:

                                                                       Year ended December 31,
                                                                         ------------------
                                                                         2003   2002   2001
                                                                         ----   ----   ----
Current
   Federal-United States                                                $   -  $   -  $   -
   State                                                                  800    800    800
                                                                         ----   ----   ----
Total current                                                             800    800    800
                                                                         ----   ----   ----

Deferred
   Federal                                                                  -      -      -
   State                                                                    -      -      -
                                                                         ----   ----   ----
Total deferred                                                              -      -      -
                                                                         ----   ----   ----

Total income tax expense                                                $ 800  $ 800  $ 800
                                                                         ====   ====   ====


CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


12.    INCOME TAXES - continued

       The following is a reconciliation of income taxes at the statutory United States federal and state income tax rates to the income taxes at the effective income tax rates:


                                                                       Year ended December 31,
                                                             -----------------------------------------
                                                                 2003           2002          2001
                                                             -----------    -----------    -----------
Provision (recovery) at combined
   United States federal and state
   income tax rates                                          $  (852,000)   $  (782,000)   $  (610,000)
Research expense capitalized
   for income tax purposes                                       641,000              -              -
Addition to net operating
   loss carryforwards                                            211,800        782,800        610,800
                                                             -----------    -----------    -----------
Effective income taxes                                       $       800    $       800    $       800
                                                             ===========    ===========    ===========

Deferred income tax assets and liabilities are as follows:

                                                                 2003           2002          2001
                                                             -----------    -----------    -----------
Assets:
   Capitalized research expense                              $   641,000    $         -    $         -
   Net operating loss carryforwards                            2,047,000      1,836,000      1,226,000
                                                             -----------    -----------    -----------
                                                               2,688,000      1,836,000      1,226,000
Valuation allowance                                           (2,688,000)    (1,836,000)    (1,226,000)
                                                             -----------    -----------    -----------
Net deferred income taxes                                 $            -    $         -    $         -
                                                             ===========    ===========    ===========


       As of December, 2003 the Company had federal net operating loss carryforwards of approximately $ 6,000,000. The federal net operating loss carryforwards will expire at various dates beginning in 2017, if not utilized beforehand.

       Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


13.    COMMITMENTS

       -    Management agreement

            The Company has entered into a management agreement with a corporation of which a director is a beneficial owner for a term of five years. Subsequent to the five-year term the agreement will automatically renew for additional one-year periods until the agreement is terminated. The total annual payments under the agreement are $ 250,000 commencing on January 1, 2002. In the event the contract is terminated or there is a change in control of the Company, as defined in the agreement, during the contract period, the Company is obligated to pay compensation in the amount of $ 500,000 plus an additional one to two years, dependent upon the circumstances.

       -    Contractual agreements

            The Company has entered in various research and development agreements with third parties to perform research and development services on its behalf. The Company is committed to pay $ 520,509, in respect of contracts in place at December 31, 2003.

       -    Lease agreements

            The Company leases office premises under operating leases which expire at various dates ending December 31, 2007. Included in these commitments is one base agreement entered into with a corporation under common control. See Note 11. The Company is obligated to make the following minimum lease payments under its operating leases in each of the fiscal years ending December 31:


    2004                                $      48,800
    2005                                       16,800
    2006                                       16,800
    2007                                       16,800
                                        -------------
                                        $      99,200
                                        =============

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


14.    SUPPLEMENTAL CASH FLOW INFORMATION

       The Company conducted non-cash activities as follows:

                                               2003           2002          2001
                                             ---------     ---------     ---------
Operating activities
   Decease in accounts receivable
       due to sale of subsidiary             $       -     $  65,578     $       -
   Decrease in prepaids and
       deposits due to sale of subsidiary            -        14,434             -
   Decrease in capital assets
       on sale of subsidiary                         -       115,390             -
   Increase in note receivable
       on sale of subsidiary                         -       (40,105)            -
   Decrease in accounts payable
       on sale of subsidiary                         -      (176,072)            -
   Decrease in capital lease
       on sale of subsidiary                         -       (21,289)            -
   Increase in accounts payable
       on accrual of payment
       required under the license
       agreement                                38,470             -             -

Financing activities
   Equity component of
      sale of subsidiary                             -        42,064             -
   Proceeds from capital
    lease financing                                  -             -       (74,435)

Investing activities
   Accrued license agreement
   payment (Note 6)                            (38,470)            -             -
   Property and equipment purchased under
       capital lease                                 -             -        74,435
                                             ---------     ---------     ---------

                                             $       -     $       -     $       -
                                             =========     =========     =========


CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


15.    FINANCIAL INSTRUMENTS

       The Company's financial instruments consist of cash, amounts receivable, an amount due from director, an amount due from affiliate, accounts payable and accrued liabilities and management fees payable.

       FAIR VALUE
       The fair value of cash, amounts receivable, accounts payable and accrued liabilities and management fees payable approximate their carrying value due their short terms to maturity.

       The fair value of the amounts due from a director and an affiliate are not readily determinable as the amounts are due from related parties. The amounts are carried at the amount of consideration required to discharge the obligations on a current basis.

       CREDIT RISK
       Cash, amounts receivable and amounts due from a director and an affiliate expose the Company to credit risk. The Company minimizes its exposure to credit risk by transacting with parties that are believed to be credit worthy.

16.    SUBSEQUENT EVENTS

       Subsequent to the year-end, the Company:

       - Issued 191,332 common shares for cash of $ 258,320.

       - Issued 40,000 stock purchase warrants exercisable into common shares for $ 1.50 per share.

       - Cancelled 150,000 outstanding stock options which were exercisable at $ 1.35 per share.

17. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       a) The financial statements of the Company have been prepared according to U.S. GAAP. U.S. GAAP differs in certain material respects from Canadian GAAP. There are no material differences between Canadian and U.S. GAAP with respect to the Company's consolidated financial statements. Certain disclosures would be described differently under Canadian GAAP, which are summarized below:

              CONTRIBUTED SURPLUS

              i) U.S. GAAP uses the phrase "Additional paid-in Capital" to describe consideration received in excess of the par value of warrants and stock options. Canadian GAAP uses the phrase "Contributed Surplus".

              DEVELOPMENT STAGE DISCLOSURE

              ii) The Company is considered a development stage Company as defined by SFAS No. 7. The Company is also considered a development stage Company under Accounting Guideline 11 "Enterprises in the development stage" of the Canadian Institute of Chartered Accountants' Handbook.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


17. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - continued

           FOREIGN CURRENCY TRANSLATION

           iii) Canadian GAAP does not expressly provide for the concept of a "functional currency" with respect to foreign currency translation. However, the method of translation used by the Company is equivalent to the method required under Canadian GAAP.

      b)   The Company's statements of cash flow comply with Canadian GAAP.

                          CHEMOKINE THERAPEUTICS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004
                           (Expressed in U.S. dollars)

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
--------------------------------------------------------------------------------

                                                                                                       PAGE

Interim Consolidated Balance Sheets (Unaudited)........................................................F-25

Interim Consolidated Statements of Operations (Unaudited)..............................................F-26

Interim Consolidated Statement of Stockholders' Equity (Deficit) (Unaudited)...........................F-27 and F-28

Interim Consolidated Statements of Cash Flows (Unaudited)..............................................F-29

Notes to the Interim Consolidated Financial Statements.................................................F-30 to F-36


CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
--------------------------------------------------------------------------------

                                                                                  September 30,   December 31,
                                                                                      2004           2003
                                                                                  -------------   ------------
                                                                                   (Unaudited)     (Audited)
ASSETS

CURRENT ASSETS
   Cash                                                                            $   382,778    $ 1,153,044
   Amounts receivable                                                                   19,465            500
   Prepaid expense and deposit                                                           1,478         13,066
                                                                                   -----------    -----------

TOTAL CURRENT ASSETS                                                                   403,721      1,166,610

PROPERTY AND EQUIPMENT                                                                  19,375         19,423

LICENSE                                                                                 33,610         40,349

DEFERRED FINANCING CHARGES                                                             189,926              -

DUE FROM DIRECTOR                                                                            -            304

DUE FROM AFFILIATES                                                                    102,480        296,342
                                                                                   -----------    -----------

                                                                                   $   749,112    $ 1,523,028
                                                                                   ===========    ===========

LIABILITIES

CURRENT LIABILITIES
   Accounts payable and accrued liabilities                                        $   243,566    $   397,758
   Deferred revenue                                                                    275,000              -
   Management fees payable                                                             548,780        508,780
                                                                                   -----------    -----------

TOTAL CURRENT LIABILITIES                                                            1,067,346        906,538
                                                                                   -----------    -----------

STOCKHOLDERS' EQUITY (DEFICIT)

PREFERRED STOCK
   Authorized - 6,000,000 voting, participating shares;
      par value of $ 0.001 per share
   Issued and outstanding: September 30, 2004 - 2,150,000;
      December 31, 2003 - 2,150,000                                                      2,150          2,150

COMMON STOCK
   Authorized - September 30, 2004 - 50,000,000, December 31, 2003 - 24,000,000;
      voting, participating shares; par value of $ 0.001 per share
   Issued and outstanding: September 30, 2004 - 12,829,106;
      December 31, 2003 - 10,388,082                                                    12,829         10,388

ADDITIONAL PAID-IN CAPITAL                                                           9,563,103      8,524,092

(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE                                  (9,896,316)    (7,920,140)
                                                                                   -----------    -----------
                                                                                      (318,234)       616,490
                                                                                   -----------    -----------

                                                                                   $   749,112    $ 1,523,028
                                                                                   ===========    ===========

Approved on behalf of the Board:

/S/ "MICHAEL EVANS"                    Director
-------------------------------------

/S/ "HASSAN SALARI"                    Director
-------------------------------------


     See accompanying notes to the interim consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------








                                                                                                             Cumulative
                                                                                                                from
                                                  Three months ended               Nine months ended         inception on
                                                     September 30,                   September 30,           July 15, 1998
                                             ----------------------------    ----------------------------    to September
                                                 2004              2003            2004           2003        30, 2004
                                             ------------    ------------    ------------    ------------    ------------
REVENUE                                      $          -    $          -    $          -    $          -    $          -
                                             ------------    ------------    ------------    ------------    ------------
EXPENSES
    Research and development                      229,756         614,216       1,314,174       1,165,319       5,989,542
    General and administrative                    236,461         153,853         667,335         407,047       3,891,933
    Amortization of license                         1,923             484           6,739           1,453          16,993
    Depreciation of property and equipment          2,582           2,123           7,395           5,282         123,317
    Foreign exchange loss (gain)                  (22,536)        (27,723)         (8,963)        (33,061)        (88,023)
                                             ------------    ------------    ------------    ------------    ------------
                                                  448,186         742,953       1,986,680       1,546,040       9,933,762
                                             ------------    ------------    ------------    ------------    ------------

LOSS BEFORE OTHER INCOME                         (448,186)       (742,953)     (1,986,680)     (1,546,040)     (9,933,762)

OTHER INCOME                                        2,001           4,480          10,504           7,483          37,446
                                             ------------    ------------    ------------    ------------    ------------

NET (LOSS) FOR THE PERIOD                    $   (446,185)   $   (738,473)   $ (1,976,176)   $ (1,538,557)   $ (9,896,316)
                                             ============    ============    ============    ============    ============

NET (LOSS) PER COMMON SHARE
    FOR THE PERIOD - BASIC AND DILUTED       $      (0.03)   $      (0.07)   $      (0.17)   $      (0.15)
                                             ============    ============    ============    ============

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                         12,819,106      10,111,909      11,438,546      10,015,272
                                             ============    ============    ============    ============







     See accompanying notes to the interim consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
PERIOD FROM INCEPTION ON JULY 15, 1998 TO DECEMBER 31, 1998 AND
PERIODS ENDED DECEMBER 31, 1999, 2000, 2001, 2002, 2003 AND SEPTEMBER 30, 2004
(Expressed in U.S. dollars) (Unaudited)




                                              Common stock                Preferred stock
                                        --------------------------   --------------------------
                                                                                                    Additional
                                                                                                     paid-in
                                          Shares         Amount        Shares          Amount        capital
                                        -----------    -----------   -----------    -----------    -----------

Inception, July 15, 1998                          -    $         -             -    $         -    $         -
Issuance of common stock for cash                 1              -             -              -         70,650
Issuance of preferred stock for cash              -              -     6,000,000          6,000         (4,800)
Net (loss)                                        -              -             -              -              -
                                        -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1998                      1              -     6,000,000          6,000         65,850
Issuance of common stock and
  subscriptions on private placement,
  net of offering costs of $ 58,794         263,535            264             -              -        342,332
Issuance of warrants for consulting
  services                                        -              -             -              -          1,400
Net (loss)                                        -              -             -              -              -
                                        -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1999                263,536            264     6,000,000          6,000        409,582
Issuance of common stock and
  subscriptions on private placement,
  net of offering costs of $ 214,300        783,228            783             -              -      1,116,790
Conversion of preferred stock             6,000,000          6,000    (6,000,000)        (6,000)             -
Issuance of options for consulting
  services                                        -              -             -              -         87,968
Deferred stock compensation                       -              -             -              -         83,500
Amortization of deferred stock
  compensation                                    -              -             -              -              -
Net (loss)                                        -              -             -              -              -
                                        -----------    -----------   -----------    -----------    -----------
Balance at December 31, 2000              7,046,764          7,047             -              -      1,697,840
Issuance of stock for cash                        -              -       150,000            150        187,350
Issuance of common stock net of
  offering costs of $ 64,585              1,270,496          1,270             -              -      1,362,542
Issuance of warrants for offering
  costs                                           -              -             -              -         17,850
Cancellation of stock options                     -              -             -              -        (50,580)
Net (loss)                                        -              -             -              -              -
                                        -----------    -----------   -----------    -----------    -----------
Balance at December 31, 2001              8,317,260          8,317       150,000            150      3,215,002




                                                                       (Deficit)
                                                                      accumulated
                                                         Deferred      during the      Stock-
                                           Share          stock       development      holders'
                                       subscriptions   compensation      stage         equity
                                        -----------    -----------    -----------    -----------
 Inception, July 15, 1998              $          -    $         -    $         -    $         -
 Issuance of common stock for cash                -              -              -         70,650
 Issuance of preferred stock for cash             -              -                         1,200
 Net (loss)                                       -              -         (6,212)        (6,212)
                                        -----------    -----------    -----------    -----------
 Balance at December 31, 1998                     -              -         (6,212)        65,638
 Issuance of common stock and
   subscriptions on private placement,
   net of offering costs of $ 58,79         461,205              -              -        803,801
 Issuance of warrants for consulting
   services                                       -              -              -          1,400
 Net (loss)                                       -              -       (408,237)      (408,237)
                                        -----------    -----------    -----------    -----------
 Balance at December 31, 1999               461,205              -       (414,449)       462,602
 Issuance of common stock and
   subscriptions on private placement,
   net of offering costs of $ 214,300      (461,205)             -              -        656,368
 Conversion of preferred stock                    -              -              -              -
 Issuance of options for consulting
   services                                       -              -              -         87,968
 Deferred stock compensation                      -        (83,500)             -              -
 Amortization of deferred stock
   compensation                                   -         32,920              -         32,920
 Net (loss)                                       -              -     (1,020,963)    (1,020,963)
                                        -----------    -----------    -----------    -----------
 Balance at December 31, 2000                     -        (50,580)    (1,435,412)       218,895
 Issuance of stock for cash                       -              -              -        187,500
 Issuance of common stock net of
   offering costs of $ 64,585                     -              -              -      1,363,812
 Issuance of warrants for offering
   costs                                          -              -              -         17,850
 Cancellation of stock options                    -         50,580              -              -
 Net (loss)                                       -              -     (1,743,962)    (1,743,962)
                                        -----------    -----------    -----------    -----------
 Balance at December 31, 2001                     -              -     (3,179,374)        44,095




See next page.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
PERIOD FROM INCEPTION ON JULY 15, 1998 TO DECEMBER 31, 1998 AND
PERIODS ENDED DECEMBER 31, 1999, 2000, 2001, 2002, 2003 AND SEPTEMBER 30, 2004
(Expressed in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------

                                                    Common stock                 Preferred stock
                                              --------------------------    --------------------------
                                                                                                           Additional
                                                                                                            paid-in
                                                Shares          Amount        Shares          Amount        capital
                                              -----------    -----------    -----------    -----------    -----------

Issuance of common shares net of
  offering cost of $ 194,474                    1,492,970    $     1,493              -    $         -    $ 1,677,746
Issuance of warrants for consulting
  services                                              -              -              -              -        139,725
Issuance of warrants for offering costs                 -              -              -              -         62,871
Capital distribution on sale of subsidiary
  to related party                                      -              -              -              -         42,064
Net (loss)                                              -              -              -              -              -
                                              -----------    -----------    -----------    -----------    -----------
Balance at December 31, 2002                    9,810,230          9,810        150,000            150      5,137,408
Issuance of common stock net of
  offering cost of $ 130,328                      577,852            578              -              -        644,395
Issuance of preferred shares                            -              -      2,000,000          2,000      2,698,000
Issuance of warrants for consulting
  services                                              -              -              -              -         21,835
Issuance of warrants for offering costs                 -              -              -              -         22,454
Net (loss)                                              -              -              -              -              -
                                              -----------    -----------    -----------    -----------    -----------

Balance at December 31, 2003                   10,388,082         10,388      2,150,000          2,150      8,524,092
Issuance of common stock net
  of offering cost of $ 364,943                 1,908,714          1,909              -              -        761,365
Issuance of common stock for
  agents' fees                                    528,977            529              -              -        269,249
Issuance of warrants for finders'
  fees                                                  -              -              -              -          3,900
Issuance of common stock
  for finders' fees                                 3,333              3              -              -          4,497
Net (loss)                                              -              -              -              -              -
                                              -----------    -----------    -----------    -----------    -----------

Balance at September 30, 2004                  12,829,106    $    12,829      2,150,000    $     2,150    $ 9,563,103
                                              ===========    ===========    ===========    ===========    ===========






                                                                               (Deficit)
                                                                              accumulated
                                                                Deferred       during the       Stock -
                                                 Share            stock       development      holders'
                                             subscriptions    compensation       stage          equity
                                             -------------    ------------    -----------     -----------

 Issuance of common shares net of
   offering cost of $ 194,474                  $         -     $         -    $         -     $ 1,679,239
 Issuance of warrants for consulting
   services                                              -               -              -         139,725
 Issuance of warrants for offering costs                 -               -              -          62,871
 Capital distribution on sale of subsidiary
   to related party                                      -               -              -          42,064
 Net (loss)                                              -               -     (2,234,061)     (2,234,061)
                                             -------------    ------------    -----------     -----------
 Balance at December 31, 2002                            -               -     (5,413,435)       (266,067)
 Issuance of common stock net of
   offering cost of $ 130,328                            -               -              -         644,973
 Issuance of preferred shares                            -               -              -       2,700,000
 Issuance of warrants for consulting
   services                                              -               -              -          21,835
 Issuance of warrants for offering costs                 -               -              -          22,454
 Net (loss)                                              -               -     (2,506,705)     (2,506,705)
                                             -------------    ------------    -----------     -----------

 Balance at December 31, 2003                            -               -     (7,920,140)        616,490
 Issuance of common stock net
   of offering cost of $ 364,943                         -               -              -         763,274
 Issuance of common stock for
   agents' fees                                          -               -              -         269,778
 Issuance of warrants for finders'
   fees                                                  -               -              -           3,900
 Issuance of common stock
   for finders' fees                                     -               -              -           4,500
 Net (loss)                                              -               -     (1,976,176)     (1,976,176)
                                             -------------    ------------    -----------     -----------

 Balance at September 30, 2004                $          -      $        -    $(9,896,316)    $  (318,234)
                                             =============    ============    ===========     ===========



CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(Unaudited)
--------------------------------------------------------------------------------


                                                                                                                  Cumulative
                                                                                                                from inception
                                                        Three months ended             Nine months ended          on July 15,
                                                           September 30,                 September 30,             1998 to
                                                     --------------------------    --------------------------    September 30,
                                                         2004           2003          2004            2003          2004
                                                     -----------    -----------    -----------    -----------   --------------


CASH FLOW FROM OPERATING ACTIVITIES
   Net (loss) for the period                         $  (446,185)   $  (738,473)   $(1,976,176)   $(1,538,557)   $(9,896,316)
   Adjustments to reconcile net cash provided
   by operating activities
      Depreciation and amortization                        4,505          2,607         14,134          6,735        140,310
      Common shares issued for consulting services         8,815         10,800         12,195         78,300      1,029,559
      Warrants issued for consulting services                  -         36,020              -         36,020        162,960
      Warrants issued for agents' fees                         -              -          3,900              -          3,900
      Options issued for consulting services                   -              -              -              -         87,968
      Deferred stock compensation                              -              -              -              -         32,920
      Decrease (increase) in
         Amounts receivable                                 (554)          (500)       (18,965)        24,500        (19,465)
         Prepaid expense and deposit                        (107)       (25,390)        11,588        (28,310)        (1,478)
      Increase (decrease) in
         Accounts payable and accrued liabilities       (151,262)       256,490       (115,722)       254,074        243,566
         Deferred revenue                                275,000              -        275,000              -        275,000
         Management fees payable                               -         42,500         40,000         42,500        548,780
                                                     -----------    -----------    -----------    -----------    -----------
                                                        (309,788)      (415,946)    (1,754,046)    (1,124,738)    (7,392,296)
                                                     -----------    -----------    -----------    -----------    -----------
CASH FLOW FROM FINANCING ACTIVITIES
   Stock issued for cash                                       -        477,226      1,116,022      3,280,478      8,868,982
   Stock offering costs                                        -        (53,104)       (90,665)       (99,534)      (650,271)
   Deferred financing charges                            (16,433)             -       (189,926)             -       (189,926)
   Net advances to director                                    -        (10,642)           304        (11,065)             -
   Net advances (repayment) from affiliates              (54,737)       (13,073)       193,862        (89,605)       (55,662)
   Loan (repayment) proceeds                                   -              -              -       (255,278)             -
                                                     -----------    -----------    -----------    -----------    -----------
                                                         (71,170)       400,407      1,029,597      2,824,996      7,973,123
                                                     -----------    -----------    -----------    -----------    -----------
CASH FLOW FROM INVESTING ACTIVITIES
   Cash held by disposed subsidiary                            -              -              -              -         (4,754)
   Payment under license agreement                             -              -        (38,470)             -        (50,603)
   Purchase of property and equipment                     (3,554)        (2,023)        (7,347)       (23,265)      (142,692)
                                                     -----------    -----------    -----------    -----------    -----------
                                                          (3,554)        (2,023)       (45,817)       (23,265)      (198,049)
                                                     -----------    -----------    -----------    -----------    -----------
INCREASE (DECREASE) IN CASH DURING THE PERIOD           (384,512)       (17,562)      (770,266)     1,676,993        382,778
CASH, beginning of period                                767,290      2,170,643      1,153,044        476,088              -
                                                     -----------    -----------    -----------    -----------    -----------
CASH, end of period                                  $   382,778    $ 2,153,081    $   382,778    $ 2,153,081    $   382,778
                                                     ===========    ===========    ===========    ===========    ===========


     See accompanying notes to the interim consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
(Expressed in U.S. Dollars)
(Unaudited)
--------------------------------------------------------------------------------


1.     BASIS OF PRESENTATION

       The accompanying interim consolidated financial statements of Chemokine Therapeutics Corp. (the "Company") are unaudited. In the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the operating results for the entire year.

       The interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP") and applicable differences between US and Canadian GAAP are disclosed in Note 8. Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted. Management believes the disclosures made are adequate to make the information not misleading and recommend these interim financial statements be read in conjunction with the December 31, 2003 audited financial statements.

       The Company was incorporated in the State of Washington on July 15, 1998 as PTM Molecular Biosystems Inc. In 1999 the Company changed its name to Chemokine Therapeutics Corp. and in 2000 was reincorporated in the State of Delaware.

       The Company is in the business of discovering and developing innovative therapeutics products for the treatment of a variety of human diseases. As of September 30, 2004 the Company was considered a development stage company as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7").

2.     ACCOUNTING POLICIES

       BASIS OF CONSOLIDATION
       These interim consolidated financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary, Chemokine Therapeutics (B.C.) Corp. which was incorporated on March 31, 2004 under the Business Corporations Act (British Columbia). All intercompany balances and transactions have been eliminated on consolidation.

       REVENUE RECOGNITION
       Revenue from research and development agreements is recognized when the services or goods have been provided to the purchaser, when all contractual obligations have been discharged and when collection is believed to be reasonably assured.

       DEFERRED FINANCING COSTS
       Costs relating to the Company's planned initial public offering have been recorded as deferred financing costs. On completion of the initial public offering, these costs will be offset against share capital.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
(Expressed in U.S. Dollars)
(Unaudited)
--------------------------------------------------------------------------------


3.     CAPITAL STOCK

       PRIVATE PLACEMENT OF COMMON STOCK
       On May 6, 2004, the Company completed a private placement of 1,697,715 units at CDN $ 0.70 ($ 0.51) per unit for gross cash proceeds of CDN $ 1,188,400 ($ 862,222). Each unit was comprised of one share of common stock and one stock purchase warrant. Each stock purchase warrant entitles the holder to acquire one share of common stock for CDN $ 1.00 ($ 0.75) for a period of 24 months after the closing date of the private placement. In connection with the private placement, the Company paid a commission consisting of $ 3,650 in cash, 128,977 shares of common stock and 128,977 stock purchase warrants. Also, 135,817 agent's warrants were granted to the agent of this financing. In addition, the agent was also paid a corporate finance fee consisting of 400,000 shares of common stock and 400,000 stock purchase warrants. Stock purchase warrants issued for commissions and corporate finance fees and to the agent are exercisable on the terms noted above.

       PROPOSED PUBLIC OFFERING OF COMMON STOCK
       On June 21, 2004 the Company and Canaccord Capital Corporation (the "Agent") entered into an agreement relating to a proposed initial public offering (the "Offering") of 15,000,000 shares of common stock. The Offering is to be conducted on a best efforts basis.

       The Agent was also granted an option ("the Greenshoe Option") exercisable for up to sixty days after the closing of the Offering. The option entitles the Agent to sell up to 15% more shares of common stock over and above the number of shares of common stock issuable at closing.

       The Agent will receive a commission on the sale of common shares under the Offering and the Greenshoe Option. The Company is also responsible for reimbursing the Agent for expenses incurred in connection with the Offering.

       The Company has agreed to a file a prospectus with the regulatory authorities in both Canada and the United States in respect of the initial public offering.

       OBLIGATIONS TO ISSUE COMMON STOCK
       The Company is obligated to settle $ 200,000 of the $ 548,780, see note 6, due to a corporation, of which a director is one of the beneficial owners, through the issuance of common stock. The number of shares to be issued is to be based on the per share pricing of the Company's proposed initial public offering.

       The Company is also obligated to issue common shares to an employee under an employment agreement. The Company is to issue 6,500 per month for the months of June, July and August 2004 and 3,500 per month for each month thereafter until the Company becomes listed on a stock exchange. Stock issued under this agreement will be accounted for at fair value as the employee's entitlement to the stock is earned. During the period ended September 30, 2004, 23,000 shares of common stock were issued for services valued at $ 12,195.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
(Expressed in U.S. Dollars)
(Unaudited)
--------------------------------------------------------------------------------


4.     STOCK PURCHASE WARRANTS

       In addition to the issue of stock purchase warrants disclosed in Note 3, during the period ended September 30, 2004 the Company:

       - issued 70,000 stock purchase warrants for consulting services. The warrants are exercisable into shares of common stock at $ 1.35 per share, as to 30,000 warrants and at $ 1.50 per share, as to 40,000 warrants. If unexercised, the warrants expire between July and November 2007. The warrants were accounted for at their estimated fair value, as determined by the Black-Scholes option pricing model, of $ 3,900.

       - issued 10,000 stock purchase warrants for finder's fees. The warrants are exercisable into shares of common stock at $ 1.50 per share. If unexercised, the warrants expire in June 2007. The warrants were accounted for at their estimated fair value of $ Nil.

       - issued 6,000 stock purchase warrants to subscribers of 11,111 shares of common stock, exercised into common shares at $ 1.50 per share. The stock purchase warrants expire in June 2007 and were accounted for at their fair value of $ Nil.


       The following table summarizes information about stock purchase warrants outstanding at September 30, 2004:

            Exercise                 Number
              price               outstanding              Expiry dates
       -------------------    -------------------      -------------------
       $ CDN 1.00   (0.79)              2,362,509      May 2006
       $             1.25               1,454,350      March 2005 to November 2007
       $             1.35                 199,100      July 2005 to November 2007
       $             1.50                 257,153      December 2004 to November 2007
       $             2.25                  13,300      November 2005
                              -------------------
                                        4,286,412
                              ===================

       OBLIGATIONS TO ISSUE WARRANTS
       On September 14, 2004, the Company entered into an agreement with Pharmaceutical Product Development, Inc. ("PPD") to amend its existing agreements with PPD. The agreement provides consent to the Company to undertake an initial public offering ("the Offering") and removes certain restrictive covenants from the existing agreements. On completing the Offering, the agreement also requires the Company to enter into a six month consulting services contract with PPD for $ 150,000 for the development of a certain compound. Also, on completing the Offering, the Company will grant warrants to PPD to purchase 500,000 common shares for up to 36 months with an exercise price equal to the Offering price per common share. In the event the Offering does not close by February 28, 2005, the obligations of the parties under this agreement will be null and void and the existing agreements will remain in effect.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
(Expressed in U.S. Dollars)
(Unaudited)
--------------------------------------------------------------------------------


5.     STOCK-BASED COMPENSATION

       On May 7, 2004 the Company adopted a new stock option plan (the "plan"). All stock options outstanding under previous stock option plans were continued under the new plan.

       Under the plan the Company may award up to 2,561,221 stock options to directors, officers, employees and consultants. Stock options awarded under the plan are exercisable at prices determined at the time of each award, vest 4% on the date of award and 4% per month for 24 months and expire no more than 5 years from the date of award.

       During the period ended September 30, 2004 the Company cancelled 1,650,000 stock options, and awarded 1,740,000 stock options under its stock option plan. Of the 1,740,000 stock options awarded, 1,100,000 stock options were issued to replace 1,350,000 cancelled stock options at an exercisable price lower than the original. The stock options issued during the period are exercisable at CDN $ 1.00 (0.79) per share and expire in June 2009.

       The following table summarizes information about stock options outstanding at September 30, 2004:


          Weighted
           average                Number               Number
       exercise price           outstanding         exercisable        Expiry dates
       ---------------        ---------------     ---------------     ---------------
       $          0.89              2,081,000             727,800     May 2005 to June 2009
       ===============        ===============     ===============



       PRO FORMA DISCLOSURE
       The following pro forma financial information presents the loss for the period had the Company recognized stock-based compensation for options granted to employees and directors during the nine months ended September 30, 2004 and 2003 using a fair value based method:

                                                         Three months ended                     Nine months ended
                                                            September 30,                          September 30,
                                                ----------------------------------    ------------------------------------
                                                      2004              2003                2004                 2003
                                                ----------------  ----------------    ----------------    ----------------
       Net (loss) for the period, as reported   $       (446,185) $       (738,473)   $     (1,976,176)   $     (1,538,557)
       Add:     Stock-based employee
                compensation expense
                included in reported net
                (loss)                                         -                 -                   -                   -

       Deduct:  Total stock-based employee
                compensation determined
                under fair value based
                method for all awards                     (2,363)          (31,590)            (53,256)           (111,214)
                                                ----------------  ----------------    ----------------    ----------------

       Pro forma net (loss) for the period      $       (448,548) $       (770,063)   $     (2,029,432)   $     (1,649,771)
                                                ================  ================    ================    ================


       Net (loss) per common share,
          as reported                           $          (0.03) $          (0.07)    $         (0.17)   $          (0.15)
                                                ================  ================     ===============    ================

       Net (loss) per common share,
          pro forma                             $          (0.03) $          (0.08)    $         (0.18)   $          (0.16)
                                                ================  ================     ===============    ================


CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
(Expressed in U.S. Dollars)
(Unaudited)
--------------------------------------------------------------------------------


5.     STOCK-BASED COMPENSATION - continued

       The fair value of stock options used to compute the pro forma net loss is the estimated fair value at grant date using the Black-Scholes option pricing model with the following assumptions:


                                                                                   2004                 2003
                                                                             -----------------    -----------------
       Expected volatility                                                                 0%                 0%
       Risk-free interest rate                                                   3.06 - 4.07%       3.48% - 3.9%
       Expected lives in years                                                 4.75 - 5 years        3 - 5 years
       Expected dividends                                                                Zero               Zero


       The weighted average fair value of stock options, calculated using the Black-Scholes option pricing model, awarded in 2004 and 2003 were $ 0.16 and $ 0.18, respectively per option.

6.     RELATED PARTY TRANSACTIONS

       During the period ended September 30, 2004, Globe Laboratories Inc. ("Globe"), a corporation controlled by a director, charged the Company $ 882,057 (2003 - $ 959,787) for research expenses.

       Management fees payable of $ 548,780 represent amounts due to a corporation of which a director is one of the beneficial owners. As per an agreement signed in June 2004, the Company will repay $ 200,000 of the $ 548,780 by issuing the Company's common stock at a price equal to the price at which the common stock will be issued to the public in the Company's upcoming initial public offering. The balance will be repaid in cash.

       During the period ended September 30, 2004, the Company paid directly or indirectly, to various directors $ 103,073 (2003 - $ 187,500) for management and consulting services provided.

       During the period ended September 30, 2004, the Company paid rent of $ 13,316 (2003 - $ 12,618) to a corporation with a director in common.

7.     CONTRACTUAL AGREEMENT

       On July 20, 2004 the Company entered into a research and development agreement with Procter and Gamble Pharmaceuticals, Inc. ("P&GP") which grants P&GP an exclusive research opportunity to study for nine months certain compounds developed by the Company. In consideration, the Company has received $ 275,000. Under the terms of the agreement, the Company is obligated to supply certain quantities of compounds. Accordingly, the Company has recorded the $ 275,000 received as deferred revenue and will do so until the earlier of when the Company has supplied all of the agreed to quantities of compounds, or, at the end of the nine month study period.

       P&GP has the option to extend the study for additional payment to the Company of $ 100,000 for each three month extension period. Under the terms of the agreement, P&GP has an option to take an exclusive license to further develop certain compounds in exchange for scheduled milestone and royalty payments to the Company.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
(Expressed in U.S. Dollars)
(Unaudited)
--------------------------------------------------------------------------------


8. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       The interim consolidated financial statements of the Company have been prepared according to US GAAP. US GAAP differs in certain material respects from Canadian GAAP. Material differences between Canadian and US GAAP with respect to the Company's interim financial statements and their effect on the Company's interim consolidated financial statements are summarized in the tables below:

       CONSOLIDATED STATEMENTS OF OPERATIONS

                               Three months ended               Nine months ended
                                  September 30,                    September 30,          Inception to
                          ----------------------------    ----------------------------      September
                              2004            2003             2004            2003         30, 2004
                          ------------    ------------    ------------    ------------    ------------
Net loss under US GAAP    $   (446,185)   $   (738,473)   $ (1,976,176)   $ (1,538,557)   $ (9,896,316)
Additional stock-based
   compensation (a)             (2,363)        (31,590)        (53,256)       (111,214)       (315,028)
                          ------------    ------------    ------------    ------------    ------------

Net loss under Canadian
   GAAP                   $   (448,548)   $   (770,063)   $ (2,029,432)   $ (1,649,771)   $(10,211,344)
                          ============    ============    ============    ============    ============

Loss per share under
   Canadian GAAP          $      (0.03)   $      (0.08)   $      (0.18)   $      (0.16)
                          ============    ============    ============    ============

Weighted average shares
   outstanding under
   Canadian GAAP            12,819,106      10,111,909      11,438,546      10,015,272
                          ============    ============    ============    ============


       CONSOLIDATED BALANCE SHEETS

                                                                                September 30,        December 31,
                                                                                    2004                2003
                                                                             -----------------    -----------------
       STOCKHOLDERS' EQUITY (DEFICIT)
       Balance per US GAAP                                                   $        (318,234)   $         616,490
       Increase in additional paid in capital (a)                                      315,028              261,771
       Increase in (deficit) accumulated during
          the development stage (a)                                                   (315,028)            (261,771)
                                                                             -----------------    -----------------

       Balance per Canadian GAAP                                             $        (318,234)   $         616,490
                                                                             =================    =================


       a)   STOCK-BASED COMPENSATION

            For US GAAP purposes, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations, in accounting for stock options granted to officers, directors and employees. Under APB 25, compensation expense is calculated based on the difference between the fair value of the Company's stock option and the exercise price on the measurement date and is recorded over the vesting period of the options. For stock options where the exercise price has been reduced, these options are accounted for using variable accounting from the date of the price reduction to the date the options are exercised, are forfeited or expire unexercised. During the period ended September 30, 2004, the application of variable accounting resulted in stock based compensation expense of nil.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004
(Expressed in U.S. Dollars)
(Unaudited)
--------------------------------------------------------------------------------


8. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - continued

            Under Canadian GAAP, effective January 1, 2004, the Company adopted, retroactive to January 1, 2002, the provisions of CICA Handbook
            Section 3870 "Stock-based Compensation and Other Stock-based Payments", which is similar to the provisions of SFAS 123 "Accounting for Stock-Based Compensation" issued by the Financial Accounting Standards Board ("FASB"). The calculation of the stock-based compensation for the three and nine month periods ended September 30, 2004 and 2003 have been presented in Note 5. As a result of this change in policy, the cumulative effect of the stock based compensation on the (deficit) accumulated during the development stage is $ 315,028 with an offsetting increase in additional paid-in capital.

       b)   CONTRIBUTION SURPLUS
            US GAAP uses the phrase "Additional paid-in capital" to describe consideration received in excess of the par value of warrants and stock options. Canadian GAAP uses the phrase "Contributed surplus" to describe these amounts.

       c)   DEVELOPMENT STAGE DISCLOSURE
            The Company is considered a development stage company as defined by SFAS No. 7. The Company is also considered a development stage company under Accounting Guideline 11 "Enterprises in the Development Stage" of the Canadian Institute of Chartered Accountants' Handbook.

       d)   FOREIGN CURRENCY TRANSLATION
            Canadian GAAP does not expressly provide for the concept of a "functional currency" with respect to foreign currency translation. However, the method of translation used by the Company is equivalent to the method required under Canadian GAAP.

       e) The Company's interim consolidated statements of cash flows comply with Canadian GAAP.